Exhibit 10.20

LOAN AGREEMENT

Dated as of November 6, 2014

between

1108 AUAHI, LLC and 1118 ALA MOANA, LLC,

as Borrower

and

BREDS II MORTGAGE CORP.,

as Lender

i

TABLE OF CONTENTS

(Continued)

ii

TABLE OF CONTENTS

(Continued)

		Page

Section 10.25	Time Is of the Essence	171
Section 10.26	Consent of Holder	171
Section 10.27	Successor Laws	171
Section 10.28	Performance by Borrower and Lender; Reliance on Third Parties	171
Section 10.29	Joint and Several Liability	171

iii

EXHIBITS

Exhibit A	–	[Intentionally Omitted]
Exhibit B	–	Form of Disbursement Request and Borrower’s Requisition
Exhibit C	–	Form of Lien Waiver
Exhibit D	–	Scope of Work
Exhibit E	–	Budget
Exhibit F-1	–	Form of Architect’s Certificate
Exhibit F-2	–	Form of Architect’s Completion Certificate
Exhibit G-1	–	Form of General Contractor’s Certificate
Exhibit G-2	–	Performance Letter
Exhibit H	–	Application and Certificate for Payment (AIA Document No.
G702/G703)
Exhibit I	–	Form of Assignment of Management Agreement

SCHEDULES

Schedule I	–	Minimum Release Price
Schedule II	–	Form of U.S. Tax Compliance Certificate
Schedule III	–	Borrower Organizational Chart
Schedule IV	–	Conditions to Licenses
Schedule V	–	Related Unit Purchasers
Schedule VI	–	Federal Tax ID Numbers
Schedule VII	–	[Intentionally Blank]
Schedule VIII	–	Existing Unit Contracts and Existing Unit Contract Deposits
Schedule IX	–	Trademarks
Schedule X	–	Affiliate Contracts
Schedule XI	–	Exclusion of Requirement for Payment and Performance Bonds
Schedule XII	–	Condemnation Proceedings
Schedule XIII	–	Rent Roll
Schedule XIV	–	Statement of Escrow Funds
Schedule XV	–	Labor Matters
Schedule XVI	–	Leasing Status Report
Schedule XVII	–	Units for Subdivision

LOAN AGREEMENT

This LOAN AGREEMENT, dated as of November 6, 2014 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between BREDS II MORTGAGE CORP., a Delaware corporation, having an address at c/o Blackstone Real Estate Debt Strategies, 345 Park Avenue, New York, New York 10154 (together with its successors and assigns, “Lender”), and 1108 AUAHI, LLC and 1118 ALA MOANA, LLC, each, a Delaware limited liability company, having its principal place of business at c/o The Howard Hughes Corporation, 13355 Noel Road, 22nd Floor, Dallas, Texas 75240 (individually and/or collectively as the context may require, jointly and severally, “Borrower”).

WITNESSETH:

WHEREAS, Borrower desires to obtain a loan up to the maximum aggregate principal amount of SIX HUNDRED MILLION and No/100 Dollars ($600,000,000.00) from Lender pursuant to this Agreement (the “Loan”); and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).

NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE I

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Additional Insolvency Opinion” shall have the meaning set forth in Section 5.2.12(b) hereof.

“ADA” means the Americans with Disabilities Act, of July 26, 1990, Pub. L. No. 101-336, 104 Stat. 327, 42 U.S.C. § 12101, et. seq., as amended from time to time.

“Administration Fee” shall mean a Loan administration fee in the sum of (i) prior to Final Completion, Four Thousand One Hundred Sixty-Six and 67/100 Dollars ($4,166.67) per month, and (ii) from and after Final Completion, Two Thousand Eighty Three and 33/100 Dollars ($2,083.33) per month, payable to Lender in accordance with Section 2.3.6 hereof.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person. In no event shall the term “Affiliate” include shareholders of Guarantor, other than a Controlling shareholder, so long as Guarantor’s stock is publicly traded on a nationally-recognized public stock exchange.

“Affiliate Contract” shall mean those certain agreements set forth on Schedule X attached hereto or as may be entered into by Borrower from time to time, subject to the prior written approval of Lender in its reasonable discretion.

“Affiliate Fees” shall mean those fees that are disclosed on the Approved Annual Budget, including, without limitation, fees payable pursuant to an Affiliate Contract.

“Affiliated Manager” shall mean any Manager which is an Affiliate of Borrower and/or Guarantor, including without limitation Howard Hughes Management Services Company, LLC, a Delaware limited liability company.

“Agreement” shall mean this Loan Agreement, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Ala Moana Borrower” shall mean 1118 Ala Moana, LLC, a Delaware limited liability company.

“Ala Moana Developer” shall mean Waiea Management Development Company, LLC, a Delaware limited liability company.

“Ala Moana Property” shall mean each parcel of real property, the Improvements thereon and all personal property owned by Ala Moana Borrower.

“ALTA” shall mean American Land Title Association or any successor thereto.

“Annual Budget” shall mean, with respect to each Property, the operating budget, including all planned Capital Expenditures, for the applicable Property prepared by the applicable Borrower in accordance with Section 5.1.11(f) hereof for the applicable Fiscal Year or other period.

“Appraisal” shall mean an “as is” appraisal prepared in accordance with the requirements of FIRREA, prepared by an independent third-party appraiser selected by Lender holding an MAI designation, who is state licensed or state certified if required under the laws of the state where the Property is located, who meets the requirements of FIRREA.

“Approved Annual Budget” shall have the meaning set forth in Section 5.1.11(f) hereof.

“Approved Project Costs” shall mean any Project Related Costs set forth in the Construction Budget approved by Lender pursuant to the terms hereof or any other Project Related Costs approved by Lender from time to time (including, Lender approved Hard Costs, Lender approved Soft Costs, sales commissions payable in connection with the sale of any Residential Unit, financing costs, and customary closing costs).

“Architect’s Certificate” shall have the meaning as set forth in Section 2.8.2(f) hereof.

“Architect’s Contract” shall mean an agreement to be entered into between a Developer and a Borrower’s Architect with respect to any portion of the Project, which shall be subject in each case to the prior written approval of Lender in its reasonable discretion, as the same may be amended from time to time in compliance with the terms hereof.

“Assessments and Charges” means, individually or collectively, as the context may require, all assessments pursuant to the terms of a Condominium Declaration.

“Assignment of Construction Agreements” shall mean, with respect to each Property, that certain Assignment of Construction Agreements dated as of the date hereof, by the applicable Borrower to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Assignment of Contracts, Licenses and Permits” shall mean, with respect to each Property, that certain Assignment of Plans, Specifications, Permits, Contracts, Licenses, Entitlements and Intangibles dated as of the date hereof, by the applicable Borrower to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Assignment of Condominium Rights and Declarant’s Rights” shall mean, with respect to each Property, that certain Assignment of Condominium Rights and Developer’s Rights, dated as of the date hereof, by and between the applicable Borrower and Lender, with respect to the Condominium Documents, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Leases” shall mean, with respect to each Property, that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from the applicable Borrower, as assignor, to Lender, as assignee, assigning to Lender all of such Borrower’s interest in and to the Leases and Rents of the applicable Property as security for the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Management Agreement” shall mean, with respect to each Property, an assignment of management agreement, consent of manager and subordination of management fees, to be entered into by the applicable Borrower, any Manager and Lender, in a form reasonably approved by Lender, as the same may be amended, replaced, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Assignment of Sales Agency Agreement” shall mean, with respect to each Property, that certain Assignment of Sales Agency Agreement and Subordination of Sales Agent’s Fees, dated as of the date hereof, among Lender, the applicable Borrower and Sales Agent, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Development Agreement” shall mean, with respect to each Property, that certain Assignment of Development Agreement and Subordination of Developer’s Fees, dated as of the date hereof, among Lender, the applicable Borrower and Developer, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Auahi Borrower” shall mean 1108 Auahi, LLC, a Delaware limited liability company.

“Auahi Developer” shall mean Anaha Management Development Company, LLC, a Delaware limited liability company.

“Auahi Property” shall mean each parcel of real property, the Improvements thereon and all personal property owned by Auahi Borrower.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or part of the Property.

“Backward-Looking Special Purpose Entity Representations and Warranties” shall have the meaning set forth in Section 4.1.30(d) hereof.

“Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition from any Person; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, assignee, sequestrator (or similar official), liquidator, or examiner for such Person or any portion of the Property; (e) the filing of a petition against a Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Bankruptcy Code or any other applicable law; (f) under the provisions of any other law for the relief or aid of debtors, an action taken by any court of competent jurisdiction that allows such court to assume custody or Control of a Person or of the whole or any substantial part of its property or assets or (g) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.

“Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. § 101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other federal or state bankruptcy or insolvency law.

“Basic Carrying Costs” shall mean, for any period, the sum of the following costs: (a) Taxes, (b) Other Charges and (c) Insurance Premiums.

“Basic Contract Price” shall have the meaning set forth in the definition of Gross Sales Proceeds.

“Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.

“Borrower’s Architect” shall mean, (a) with respect to the Ala Moana Property, WCIT Architecture, a Hawaii corporation, (b) with respect to the Auahi Property, Solomon, Cordwell,

Buenz and Associates, Inc., an Illinois corporation, or in either case, any other licensed architect engaged by a Borrower or Developer to prepare plans and specifications for the Project (or any portion thereof) and approved by Lender in its reasonable discretion.

“Borrower’s Requisition” shall have the meaning set forth in Section 2.8.3 hereof.

“Borrower Party” means each Borrower, Pledgor, Guarantor and any other guarantor under any guarantee issued in connection with the Loan.

“Borrower Related Party” shall mean each Borrower, Pledgor, Guarantor, any Affiliate of any Borrower, Pledgor or Guarantor or any Person in which any Guarantor or any Affiliate of Guarantor has, directly or indirectly, any Controlling legal, beneficial or economic interest.

“Breakage Costs” shall have the meaning set forth in Section 2.2.6 hereof.

“Broker” shall have the meaning set forth in Section 10.21 hereof.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which any of the following institutions is not open for business: (a) banks and savings and loan institutions in New York, New York, (b) any Lender, (c) any Servicer, (d) the financial institution that maintains any collection account for or on behalf of any Servicer or any Reserve Funds, (e) the New York Stock Exchange or (f) the Federal Reserve Bank of New York.

“Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).

“Carrying Costs” shall mean Insurance Premiums, Operating Expenses, interest and other amounts due and payable on the Loan, the fees, costs and expenses of the Construction Consultant, and marketing expenses.

“Carry Costs Guaranty” shall mean that certain Carry Costs Guaranty, dated as of the date hereof, from Guarantor in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Carveout Guaranty” shall mean that certain Guaranty of Recourse Obligations, dated as of the date hereof, from Guarantor in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Cash Management Account” shall have the meaning set forth in Section 2.7.2(a) hereof.

“Cash Management Agreement” shall mean, with respect to each Property, that certain Cash Management Agreement, to be entered into by and among the applicable Borrower, Deposit Bank and Lender, and if applicable, Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Casualty” shall have the meaning set forth in Section 6.2 hereof.

“Casualty Consultant” shall have the meaning set forth in Section 6.4(b)(iii) hereof.

“Casualty Threshold” shall have the meaning set forth in Section 6.2 hereof.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means (a) a Person or group of affiliated Persons acquires more than thirty-five percent (35%) of the HHC Shares in one or a series of transactions, provided, however, the acquisition by a Plan Sponsor of more than thirty-five percent (35%) of the HHC Shares in one or a series of transactions (“Plan Sponsor Acquisition”) shall not constitute a Change of Control; or (b) the individuals comprising the Board of Directors of HHC (or a successor by merger pursuant to a Plan Sponsor Acquisition), as the same exists for the twelve (12) month period immediately prior to the HHC Share Transfer, fail to represent a majority of the Board of Directors of HHC (or a successor by merger pursuant to a Plan Sponsor Acquisition) as of the date of completion of the HHC Share Transfer and for a period of six (6) months following the HHC Share Transfer, provided further, however, that such a change in the majority of the Board of Directors of HHC in connection with a Plan Sponsor Acquisition shall not constitute a Change of Control. For purposes of the preceding clause (b), the following shall be expressly excluded: any change in directors resulting from (x) the death or incapacity of any director or (y) the resignation or removal of any director for reasons unrelated to an HHC Share Transfer, provided that any replacement director has been approved in the manner required by the governing documents of HHC in effect immediately prior to the date of the HHC Share Transfer.

“Change Order” means any material change in or deviation from the Plans and Specifications, or any change from the Plans and Specifications which affects any structural component or material building system, whether designated a change order or construction change directive, and whether or not there is a change in the contract sum or contract time under any Construction Contract; and any change in or deviation from the Plans and Specifications and/or the Construction Schedule which changes the contract time by more than thirty (30) days.

“Clearing Account” shall have the meaning set forth in Section 2.7.1(a) hereof.

“Clearing Account Agreement” shall mean, with respect to each Property, that certain Deposit Account Control Agreement, or similar agreement, to be entered into among the applicable Borrower, Manager, Lender and the Clearing Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, relating to funds deposited in the Clearing Account.

“Clearing Bank” shall mean an Eligible Institution reasonably acceptable to Lender, or any successor or permitted assigns thereof.

“Closing Certificate” shall mean that certain Omnibus Closing Certificate, dated as of the date hereof, made by each Borrower and Guarantor for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Closing Date” shall mean the date of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall have the meaning set forth in the Security Instrument.

“Commercial Unit” shall mean each “Commercial Unit” (as such term is defined in the Condominium Documents) within the Condominium (including any appurtenant undivided common interest in the common elements) to be constructed in accordance with the Plans and Specifications and which shall be separate designated commercial units in the Condominium as more particularly set forth in the Condominium Documents.

“Commercial Unit Release Amount” shall have the meaning set forth in Section 5.1.41(h) hereof.

“Completion Guaranty” shall mean that certain Completion Guaranty, dated as of the date hereof, from Guarantor in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Condemnation Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Condominium” shall have the meaning set forth in Section 5.1.40(a) hereof. The Waiea Condominium shall include 171 Residential Units, one Commercial Unit and is expected to total approximately 375,000 net saleable square feet in the aggregate to be constructed in accordance with the applicable Plans and Specifications in all material respects. The Anaha Condominium shall include 318 Residential Units, two Commercial Units and is expected to total approximately 450,000 net saleable square feet in the aggregate to be constructed in accordance with the applicable Plans and Specifications in all material respects.

“Condominium Act” shall mean the Condominium Property Act, Chapter 514B, Hawaii Revised Statutes, and all modifications, supplements and replacements thereof and all regulations with respect thereto, now or hereafter enacted or promulgated.

“Condominium Assessments” shall mean, with respect to each Property, any and all common charges and assessments under the Condominium Documents (including without limitation, regular and special assessments), together with any and all interest and penalties thereon, now or hereafter levied or assessed or imposed against Borrower or the Residential Units owned by Borrower (or any portion thereof).

“Condominium Board” shall mean, with respect to each Property, the board of directors for the Condominium established pursuant to the Condominium Declaration.

“Condominium Budget” shall mean, with respect to each Property, the annual budget adopted by the Condominium Board in accordance with the Condominium Declaration and Condominium By-Laws.

“Condominium By-Laws” shall mean, (a) with respect to the 1108 Auahi Property, the Bylaws of the Association of Unit Owners of 1108 Auahi dated September 16, 2013 and recorded at the Bureau of Conveyances of the State of Hawaii as Document No. A-50310870, as the same may be amended from time to time in accordance with the provisions hereof, and (b) with respect to the 1118 Ala Moana Property, the Bylaws of the Association of Unit Owners of 1118 Ala Moana dated September 16, 2013 and recorded at the Bureau of Conveyances of the State of Hawaii as Document No. A-50320948, as the same may be amended from time to time in accordance with the provisions hereof

“Condominium Declaration” shall mean, (a) with respect to the 1108 Auahi Property, Declaration of Condominium Property Regime of 1108 Auahi dated September 16, 2013 and recorded at the Bureau of Conveyances of the State of Hawaii as Document No. A-50310869, as amended by that First Amendment to Declaration of Condominium Property Regime of 1108 Auahi dated November 1, 2013, recorded at said Bureau as Document No. A-50571040, as further amended by that Second Amendment to Declaration of Condominium Property Regime of 1108 Auahi dated December 11, 2013, recorded at said Bureau as Document No. A-50940796, and (b) with respect to the 1118 Ala Moana Property, Declaration of Condominium Property Regime of 1118 Ala Moana dated September 16, 2013 and recorded at the Bureau of Conveyances of the State of Hawaii as Document No. A-50320947 as amended by that First Amendment to Declaration of Condominium Property Regime of 1118 Ala Moana dated November 1, 2013, recorded at said Bureau as Document No. A-50561126, as further amended by that Second Amendment to Declaration of Condominium Property Regime of 1118 Ala Moana dated November 26, 2013, recorded at said Bureau as Document No. A-50840998.

“Condominium Documents” shall mean, with respect to each Property, all documents required by the Condominium Act in connection with the operation and sale of the Residential Units in accordance with the provisions of the Condominium Act, including the Public Report, Property Report, Condominium Declaration, Condominium By-Laws, the Condominium Map, any and all filings and other Governmental Approvals and any and all other documentation required for the proper formation and operation of the condominium regime to be established at the applicable Property under Hawaii law and the marketing and sale of Residential Units to the public.

“Condominium Map” shall mean, (a) with respect to the 1108 Auahi Property, the map of the Condominium required pursuant to and meeting the requirements of HRS Section 514B-33 and -34 and recorded at the State of Hawaii Bureau of Conveyances as Condominium Map No. 5220, as amended, with the applicable Condominium Declaration, as the same may be amended from time to time, and (b) with respect to the 1118 Ala Moana Property, the map of the Condominium required pursuant to and meeting the requirements of HRS Section 514B-33 and -34 and recorded at the State of Hawaii Bureau of Conveyances as Condominium Map No. 5221, as amended, with the applicable Condominium Declaration, as the same may be amended from time to time.

“Condominium Matter” has the meaning set forth in Section 5.1.40(b)(v) hereof.

“Construction Budget” shall have the meaning set forth in Section 2.1.6 hereof.

“Construction Consultant” shall mean Cumming Corporation, or such other Person as Lender may designate and engage as a replacement to inspect the Improvements and the Property as construction of the Project Improvements progresses and consult with and to provide advice to and to render reports to Lender, which Person may be, at Lender’s option upon notice to Borrower, either an officer or employee of Lender or any other person or entity appointed by Lender in its sole discretion.

“Construction Contract” shall mean, with respect to each Property, any agreement (taking into account all modifications, additions and supplements thereto) entered into by the applicable Borrower, the applicable Developer or by General Contractor with a Contractor or Subcontractor pursuant to which the Contractor or Subcontractor, as applicable, thereunder agrees to provide labor, services and/or materials in connection with the construction and development of the Project Improvements.

“Construction Permits” means, collectively, with respect to each Property, all material authorizations, consents and approvals, licenses and permits given or issued by Governmental Authorities which are required for the construction of the Project Improvements in accordance with all Legal Requirements in all material respects and the Plans and Specifications, and for the performance and observance of all obligations and agreements of the applicable Borrower contained herein or in the other Loan Documents relating to the development and construction of the Project Improvements.

“Construction Schedule” shall mean, with respect to each Property, the schedule, broken down by trade, of the dates of commencement and completion of the various stages of the Project Improvements certified by the applicable Borrower to Lender and approved by Lender.

“Contractor” shall mean any contractor or other Person, including, without limitation, the General Contractor (including subsidiaries and affiliates), supplying services, labor or materials in connection with the Project or the Improvements.

“Control” shall mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of such Person,

whether through ownership of voting securities, by contract or otherwise.  “Controlled” and “Controlling” shall have correlative meanings.

“Cost Savings” shall mean, with respect to each Property, (x) the amount, if any, remaining in any Line Item in the Construction Budget (other than Carrying Costs) after (i) (A) completion of 100% of the work relating to such Line Item, (B) all Contractors, Subcontractors, materialmen and other Persons have been paid in full for work performed and materials provided with respect to the applicable Line Item, and (C) delivery to Lender of affidavits, final releases, and/or lien waivers (in recordable form, if requested by Lender) from such Contractors and any Subcontractors and other Persons performing work or supplying materials for such Line Item, in each case in form and substance reasonably satisfactory to Lender or (ii) such earlier date on which the applicable Borrower demonstrates such actual cost savings to the satisfaction of Lender in its reasonable discretion, which such discretion may be based on, together with other relevant factors, such Borrower delivering to Lender a final fixed price contract covering all of the work relating to any such Line Item; and (y) the amount, if any, remaining in any Line Item in the Construction Budget with respect to the cost of materials, equipment, or Fixtures purchased by the applicable Borrower covering the full amount or quantity of such materials, equipment, or Fixtures required for such Line Item, after (i) delivery to Lender of (A) the applicable Construction Contract, bills of sale or other evidence of the cost of and Borrower’s title in and to such materials, equipment, or Fixtures, (B) proof that such materials, equipment, or Fixtures have been delivered to the applicable Property, in each case in form and substance reasonably acceptable to Lender, and (C) proof that such materials, equipment, or Fixtures have been paid for in full and all lien rights or claims of the supplier have been released, in each case in form and substance reasonably satisfactory to Lender or (ii) such earlier date on which such Borrower demonstrates such actual costs savings to the satisfaction of Lender in its reasonable discretion, which may be based on, together with other relevant factors, such Borrower delivering to Lender a final fixed price contract covering all of the work relating to any such Line Item.

“Covered Rating Agency Information” shall have the meaning set forth in Section 10.13(d) hereof.

“DBRS” shall mean Dominion Bond Rating Service.

“Debt” shall mean the Outstanding Principal Balance together with all interest accrued and unpaid thereon and all other sums (including any Yield Maintenance Premium and Breakage Costs) due to Lender in respect of the Loan under the Note, this Agreement, the Security Instrument or any other Loan Document.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean a rate per annum equal to the lesser of (a) the Maximum Legal Rate and (b) five percent (5%) above the Interest Rate.

“Deficit Deposit” shall have the meaning set forth in Section 5.1.41(e)(ii) hereof.

“Deposit Bank” shall mean PNC Bank or any other Eligible Institution selected by Lender, or any successor Eligible Institution acting as the “Deposit Bank” under the Cash Management Agreement.

“Developer” shall mean the Ala Moana Developer or the Auahi Developer, as applicable.

“Developer Control Period” shall mean the period during which a Borrower or a Developer controls the Condominium Board.

“Development Agreement” shall mean, collectively, (a) that certain Development Management Agreement entered into by and between Auahi Borrower and Auahi Developer, dated as of November 6, 2014, and (b) that certain Development Management Agreement entered into by and between Ala Moana Borrwer and Ala Moana Developer, dated as of November 6, 2014.

“Disbursement” or “Disbursements” shall mean, with respect to each Property, (i) any disbursement of Escrow Funds in accordance with the terms of this Agreement, the Tri-Party Agreement, the Unit Sale Contracts, the Escrow Agreement and applicable law and (ii) subject to the terms and provisions of Section 2.8.1, any advance of any portion of the Loan Amount, pursuant to the provisions of this Agreement.

“Disbursement Request” shall mean, with respect to each Disbursement, Borrower’s request for such Disbursement, together with Borrower’s Requisition in the form of Exhibit B attached hereto, and all other documents and information required by this Agreement to be furnished to Lender as a condition to such Disbursement.

“Disclosure Document” shall mean a prospectus, prospectus supplement, private placement memorandum, offering memorandum, offering circular, term sheet, road show presentation materials or other offering documents or marketing materials, in each case in preliminary or final form, used to offer Securities in connection with a Securitization.

“Disregarded Entity” shall mean an entity disregarded from its owner for federal income tax purposes under United States Treasury regulations Section 301.7701-3.

“Dollars” and the sign “$” shall mean lawful money of the United States of America.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of “Eligible Institution” or (b) a segregated trust account or accounts maintained with a federal- or state-chartered depository institution or trust company acting in its fiduciary capacity that has a Moody’s rating of at least “Baa3” and which, in the case of a state-chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. § 9.10(b), having in either case a combined capital and surplus of at least Fifty Million and No/100 Dollars ($50,000,000.00) and subject to supervision or examination by federal and state authority, as applicable. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean a depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short-term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P and “P-1” by Moody’s, in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of accounts in which funds are held for more than thirty (30) days, the long-term unsecured debt obligations of which are rated at least “A+” by S&P and “Aa1” by Moody’s.

“Embargoed Person” shall mean any person, entity or government subject to trade restrictions under U.S. law, including, but not limited to, The USA Patriot Act (including the anti-terrorism provisions thereof), the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701, et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder including those related to Specially Designated Nationals and Specially Designated Global Terrorists, with the result that the investment in any Borrower, Pledgor, Principal or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by Lender is in violation of law.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Environmental Reports” shall have the meaning set forth in Section 4.1.40.

“Environmental Statutes” shall mean any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, relating to protection of human health or the environment, relating to Hazardous Substances, and/or relating to liability for or costs of other actual or threatened danger to human health or the environment. The term “Environmental Statutes” includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the Rivers and Harbors Appropriation Act. The term “Environmental Statutes” also includes, but is not limited to, any present and future federal, state and local laws, statutes, ordinances, rules, regulations, permits or authorizations and the like, as well as common law, that (a) condition transfer of property upon a negative declaration or other approval of a Governmental Authority of the environmental condition of the property or any portion thereof; (b) require notification or disclosure of releases of Hazardous Substances or other environmental condition of a property to any Governmental Authority or other Person, whether or not in connection with any transfer of title to or interest in such property; (c) impose conditions or requirements in connection with permits or other authorization for lawful activity; (d) relate to nuisance, trespass or other causes of action related to the Property or any portion thereof; or (e) relate to wrongful death, personal injury, or property or other damage in connection with any physical condition or use of the Property or any portion thereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that together with Borrower or Guarantor would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m), (n) or (o) of the Code.

“Escrow Account” shall mean an Eligible Account at a bank reasonably acceptable to Lender.

“Escrow Agent” shall mean Title Guaranty Escrow Services, Inc.

“Escrow Agreement” shall mean, with respect to each Property, that certain Escrow Agreement, dated as of September 13, 2013, between the applicable Borrower and Escrow Agent, with respect to Unit Sale Contract Deposits.

“Escrow Funds” shall mean, with respect to each Property, funds deposited pursuant to Unit Contracts held by Escrow Agent pursuant to the Escrow Agreement and subject to the terms of the Tri-Party Agreement.

“Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.

“Excess Cash” shall have the meaning set forth in Section 2.7.2(b)(vii) hereof.

“Excess Cash Reserve Account” shall have the meaning set forth in Section 7.2 hereof.

“Excess Cash Reserve Funds” shall have the meaning set forth in Section 7.2 hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as the same may be amended, modified or replaced, from time to time.

“Exchange Act Filing” shall have the meaning set forth in Section 5.1.11(h) hereof.

“Excluded Tax” shall mean any of the following Taxes required to be withheld or deducted from a payment to Lender: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, imposed as a result of Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Taxes (or any political subdivision thereof), and (b) in the case of a Foreign Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Foreign Lender with respect to an applicable interest in the Loan pursuant to a law in effect on the date on which (i) such Foreign Lender acquires such interest in the Loan or (ii) such Foreign Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.11, amounts with respect to such Taxes were payable either to such Foreign Lender’s assignor immediately before such Foreign Lender became a party hereto or to such Foreign Lender immediately before it changed its lending office.

“Existing Unit Contract” shall mean, with respect to each Property, a Unit Sale Contract entered into prior to the Closing Date.

“Existing Unit Contract Deposits” shall mean, with respect to each Property, the Unit Sale Contract Deposits under an Existing Unit Contract.

“Extension Fee” shall mean a non-refundable fee equal to (a) with respect to the First Extension Option, one percent (1.0%) of the sum of (i) the Outstanding Principal Balance plus (ii) any unfunded portion of the Loan Amount that Borrower continues to have the right to draw hereunder and that has not been cancelled in accordance with Section 2.9 hereof, as of the Stated Maturity Date and payable on or prior to the Stated Maturity Date, and (b) with respect to the Second Extension Option, one percent (1.0%) of the sum of (i) the Outstanding Principal Balance plus (ii) any unfunded portion of the Loan Amount that Borrower continues to have the right to draw hereunder and that has not been cancelled in accordance with Section 2.9 hereof, as of the First Extended Maturity Date and payable on or prior to the First Extended Maturity Date.

“Extension Option” shall mean the First Extension Option or the Second Extension Option, as applicable.

“Extraordinary Expense” shall have the meaning set forth in Section 5.1.11(f) hereof.

“First Extended Maturity Date” shall have the meaning set forth in Section 2.9.1 hereof.

“First Extension Notice” shall have the meaning set forth in Section 2.9.1 hereof.

“First Extension Option” shall have the meaning set forth in Section 2.9.1 hereof.

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“Filed Budget” shall mean, with respect to each Property, the project budget filed with the Real Estate Commission of the State of Hawaii in accordance with Section 514B-92 of the Hawaii Revised Statutes as a condition for utilizing Unit Deposits for Hard Costs, which project budget shall be subject to the approval of Lender, not to be unreasonably withheld.

“Final Completion” shall mean, with respect to each Property, that (i) the construction of the Project Improvements, including all “punch list” items, shall have been completed, free and clear of all liens (except liens created by the Loan Documents), substantially in accordance with the Plans and Specifications, all applicable Legal Requirements in all material respects, in accordance in all respects with the Condominium Documents and the provisions of this Agreement, (ii) the Improvements contain all fixtures and equipment required pursuant to the Unit Sale Contracts or as may be required by the Condominium Documents, any Governmental Authority or by any Legal Requirements in all material respects, as certified by the applicable Borrower’s Architect, (iii) all utilities necessary to serve the Project have been connected and are in operation, (iv) any required approval by the fire marshal or its equivalent having jurisdiction over the Project and any other approval required by any Governmental Authority, to the extent any such approval is a condition to the lawful use and occupancy of the Project Improvements and the opening of the same to the public, shall have been obtained, with completion of such requirements set forth in (i), (ii), (iii) and (iv) above to be evidenced to the reasonable satisfaction of Lender and the Construction Consultant, (v) all Project Related Costs incurred have been paid such that Lien waivers substantially in the form set forth in Exhibit C, conditioned only upon receipt of payment to be made with the proceeds of the final Disbursement, from all Contractors and Subcontractors who performed any work or supplied any materials with regard to all work performed and/or all materials supplied been delivered to Lender, and (vi) to the extent required by applicable Legal Requirements, the final certificate of occupancy (or local equivalent) for the Project has been issued.

“First Payment Date” shall have the meaning set forth in Section 2.3.2 hereof.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Fitch” shall mean Fitch, Inc.

“Force Majeure” shall mean any delay directly affecting construction which is caused by fire, earthquake or other acts of God, strike, lockout, acts of public enemy, riot, insurrection, war, or governmental regulation of the sale or transportation of materials, supplies or labor or other similar events outside the control of Borrower; provided, however, that Borrower shall furnish Lender with written notice reasonably satisfactory to Lender evidencing any such event or delay within ten (10) days from the occurrence of any such event or delay; provided, further, all delays due to Force Majeure shall not exceed ninety (90) days in the aggregate.

“Foreign Lender” shall mean Lender at any time that it is not a U.S. Person.

“Forfeited Deposits” shall have the meaning set forth in Section 5.1.41(d) hereof.

“Full Replacement Cost” shall have the meaning set forth in Section 6.1(a)(i) hereof.

“Funding Borrower” shall have the meaning set forth in Section 10.29(g) hereof.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“General Contractor” shall mean, (a) with respect to the Ala Moana Property, Nordic PCL Construction, Inc., a Hawaii corporation, (b) with respect to the Auahi Property, Albert C. Kobayashi, Inc., a Hawaii corporation, or in either case, another third-party general contractor engaged by the applicable Borrower with respect to construction of the Project Improvements pursuant to the General Contractor’s Agreement and approved by Lender.

“General Contractor’s Agreement” shall mean, (a) with respect to the Ala Moana Property, that certain Construction Management Agreement dated as of May 5, 2014, as amended from time to time, between the Ala Moana Developer and Nordic PCL Construction, Inc., a Hawaii corporation, and (b) with respect to the Auahi Property, that certain Construction Management Agreement dated as of October 10, 2014, as amended from time to time, between the Auahi Developer and Albert C. Kobayashi, Inc., a Hawaii corporation, or in either case, another third-party general contractor engaged by the applicable Borrower with respect to construction of the Project Improvements, each of which shall be in form and substance acceptable to Lender.

“General Contractor’s Certificate” shall have the meaning set forth in Section 2.8.2(g) hereof.

“Governmental Approvals” shall mean, with respect to each Property, all material approvals, consents, waivers, orders, acknowledgments, authorizations, inspections, signoffs, permits and licenses required under applicable Legal Requirements to be obtained from any Governmental Authority for the construction of the Project Improvements and/or the use, occupancy and operation of the Improvements during and following completion of construction of the Project, as the context requires, including, without limitation, all applicable and material land use, building, subdivision, zoning and similar ordinances and regulations promulgated by any Governmental Authority.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city, foreign or otherwise) whether now or hereafter in existence.

“Gross Income from Operations” shall mean, for any period, all income, computed in accordance with GAAP or such other accounting basis reasonably acceptable to Lender, including cash basis accounting consistently applied, derived from the ownership and operation of the Property or any portion thereof from whatever source during such period, including, but not limited to, Rents, utility charges, escalations, forfeited security deposits, interest (if any) on credit accounts and on Reserve Funds, concession fees and charges, business interruption or other loss of income or rental insurance proceeds, service fees or charges, license fees, sums paid from users of parking spaces and other facilities or amenities located on the Property, rent concessions or credits, and other pass-through or reimbursements paid by Tenants under the Leases of any nature but excluding (a) Rents from Tenants that (i) are in monetary default under the applicable Lease for a period of sixty (60) days or more, (ii) are not in physical occupancy of the applicable leased premises, (iii) have less than two (2) months remaining on the term of the applicable Lease, (iv) are then in a free rent period (other than the non-abated portion of rents under such Leases which are still payable during the applicable free rent period any and other rent payable following such period), or (v) are the subject of, or otherwise subject to, a Bankruptcy Action, (b) sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, (c) refunds and uncollectible accounts, (d) proceeds from the sale of furniture, fixtures and equipment, (e) Insurance Proceeds and Condemnation Proceeds (other than business interruption or other loss of income insurance), and (f) any disbursements to Borrower from any of the Reserve Funds. Notwithstanding anything to the contrary contained in this definition, Gross Income from Operations shall exclude any non-recurring Gross Income from Operations, including, without limitation, Gross Sales Proceeds.

“Gross Sales Proceeds” shall mean, with respect to each Property, as to any Residential Unit, the stated contract purchase price (“Basic Contract Price”) plus the amounts of any additions or upgrades for which the purchaser has agreed to pay in excess of the Basic Contract Price less the amounts of any extraordinary credits or concessions for items that Borrower has agreed to provide such purchaser that are not otherwise reflected in the Basic Contract Price.

“Guarantor” shall mean The Howard Hughes Corporation, a Delaware corporation.

“Guarantor Net Worth” shall have the meaning ascribed to the term “Net Worth” in the Guaranty.

“Guaranty” shall mean, individually or collectively as the context may require, the Carry Costs Guaranty, the Carveout Guaranty, the Environmental Indemnity, the Pledgor Guaranty, and/or the Completion Guaranty.

“Hard Costs” shall mean, with respect to each Property, those Project Related Costs towards the construction and development of the Improvements which are, without limitation, for labor, materials, equipment and fixtures (exclusive of salaries, commissions or expenses of salespersons or other advertising expenses) and as shown on the applicable Construction Budget, as the same may be amended from time to time in accordance with the terms hereof, all in compliance with the requirements of HRS 514B-92.

“Hazardous Substances” shall include, but are not limited to, (a) any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Statutes or that may have a negative impact on human health or the environment, including, but not limited to, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, but excluding substances of kinds and in amounts ordinarily and customarily used or stored in properties similar to the Property for the purposes of cleaning or other maintenance or operations and otherwise in compliance with all Environmental Statutes, and (b) mold, mycotoxins, microbial matter, and/or airborne pathogens (naturally occurring or otherwise) which pose a threat (imminent or otherwise) to human health or the environment or adversely affect the Property or any portion thereof.

“ILSFDA” shall mean the Federal Interstate Land Sales Full Disclosure Act (15 USC 1700 et seq.).

“Improvements” shall have the meaning set forth in the granting clause(s) of the Security Instrument.

“Increased Costs” shall have the meaning set forth in Section 2.10.1 hereof.

“Indebtedness” shall mean for any Person, on a particular date, the sum (without duplication) at such date of (a) all indebtedness or liability of such Person (including, without limitation, amounts for borrowed money and indebtedness in the form of mezzanine debt and preferred equity); (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations under letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person, or otherwise to assure a creditor against loss; and (g) obligations secured by any Liens, whether or not the obligations have been assumed (other than Permitted Encumbrances).

“Indemnified Liabilities” shall have the meaning set forth in Section 10.13(b) hereof.

“Indemnified Parties” shall mean Lender and any Affiliate or designee of Lender that has filed any registration statement relating to a Securitization or has acted as the sponsor or depositor in connection with a Securitization, any Affiliate of Lender that acts as an underwriter, placement agent or initial purchaser of Securities issued in a Securitization, any other co-underwriters, co-placement agents or co-initial purchasers of Securities issued in a Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person who Controls any such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, any Person that is or will have been involved in the origination of the Loan, any Person that is or will have been involved in the servicing of the Loan secured hereby, any Person in whose name the encumbrance created by the Security Instrument is or will have been recorded, any Person that may hold or acquire or will have held a full or partial interest in the Loan secured hereby (including, but not limited to, investors or prospective investors in the Securities, as well as custodians, trustees and other fiduciaries that hold or have held a full or partial interest in the Loan secured hereby for the benefit of third parties) as well as the respective directors, officers, shareholders, partners, employees, agents, servants, representatives, contractors, subcontractors, Affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including, but not limited to, any other Person that holds or acquires or will have held a participation or other full or partial interest in the Loan, whether during the term of the Loan or as a part of or following a foreclosure of the Loan and including, but not limited to any successors by merger, consolidation or acquisition of all or a substantial portion of Lender’s assets and business).

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower or Guarantor under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Independent Director” shall mean an individual who has prior experience as an independent director, independent manager or independent member with at least three (3) years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional Independent Directors, another nationally-recognized company reasonably approved by Lender, in each case that is not an Affiliate of Borrower and that provides professional Independent Directors and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Director and is not, and has never been, and will not while serving as Independent Director be, any of the following:

(a)a member, partner, equityholder, manager, director, officer or employee of Borrower or any of its equityholders or Affiliates (other than as an Independent Director of Borrower or an Affiliate of Borrower that is not in the direct chain of ownership of Borrower and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such Independent Director is employed by a company that routinely provides professional Independent Directors or managers in the ordinary course of its business);

(b)a creditor, supplier or service provider (including provider of professional services) to Borrower or any of its equityholders or Affiliates (other than a nationally recognized company that routinely provides professional Independent Directors and other corporate services to Borrower or any of its Affiliates in the ordinary course of its business);

(c)a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or

(d)a Person that controls (whether directly, indirectly or otherwise) any of (a), (b) or (c) above.

A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (a) by reason of being the Independent Director of a “special purpose entity” affiliated with Borrower shall be qualified to serve as an Independent Director of the Borrower, provided that the fees that such individual earns from serving as an Independent Director of affiliates of Borrower in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. For purposes of this paragraph, a “special purpose entity” is an entity, whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to those contained in the definition of Special Purpose Entity of this Agreement.

“Initial Funding Date” shall mean the date of initial funding of the Loan.

“Initial Lender” shall mean Lender and any Affiliate thereof.

“Insolvency Opinion” shall mean that certain substantive non-consolidation opinion letter, dated the date hereof, in connection with the Loan.

“Insurance Premiums” shall have the meaning set forth in Section 6.1(b) hereof.

“Insurance Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Interest Determination Date” shall mean, (a) with respect to the initial Interest Period, the date that is two (2) Business Days before the Initial Funding Date and (b) with respect to any other Interest Period, the date that is two (2) Business Days prior to the first (1st) day of the calendar month in which such Interest Period commences. When used with respect to an Interest Determination Date, “Business Day” shall mean any day on which banks are open for dealing in foreign currency and exchange in London. The Interest Determination Date shall be subject to adjustment as described in Section 2.3.2 below.

“Interest Period” shall mean (a) initially, the period commencing on and including the Initial Funding Date and ending on and including the last of the calendar month in which the Initial Funding Date occurs, and (b) thereafter, for any specified Payment Date including the Maturity Date, the period commencing on and including the first (1st) day of the calendar month prior to the calendar month in which such Payment Date occurs and ending on and including the last day of the calendar month prior to the month in which such Payment Date occurs and with respect to the last Interest Period herein such Interest Period shall end on the Maturity Date. The Interest Period shall be subject to adjustment as described in Section 2.3.2 below.

“Interest Rate” shall mean, with respect to each Interest Period, an interest rate per annum at which the Outstanding Principal Balance bears interest from time to time in accordance with the provisions of Section 2.2 hereof.

“Investor” shall have the meaning set forth in Section 9.1(a) hereof.

“IRS” shall mean the United States Internal Revenue Service.

“Kroll” shall mean Kroll Bond Rating Agency, Inc.

“Land Value” shall have the meaning set forth in Section 2.8.2(l) hereof.

“Lease” shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property by or on behalf of Borrower, and (a) every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement, and (b) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions, permits or requirements of Governmental Authorities applicable to Borrower or the Property (or any portion thereof or any part thereof), or the administration thereof, or the sale, construction, use, alteration or operation of the Property, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Condominium Act, the ILSFDA, Prescribed Laws, any Environmental Statutes, the Americans with Disabilities Act of 1990, as amended, and all material permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting Borrower, the Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to the Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lender” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.

“Liabilities” shall have the meaning set forth in Section 9.2 hereof.

“LIBOR” shall mean, with respect to each Interest Period and each Interest Determination Date, the rate per annum (rounded upwards, if necessary, to the nearest 1/1,000 of 1%) calculated by Lender as set forth below:

(a)The rate for deposits in U.S. Dollars for a one-month period that appears on Reuters Screen LIBOR01 Page (or its equivalent) as of 11:00 a.m., London time, on such Interest Determination Date.

(b)If such rate does not appear on Reuters Screen LIBOR01 Page (or its equivalent) as of 11:00 a.m., London time, on the applicable Interest Determination Date, Lender shall request the principal London office of any four (4) major reference banks in the London interbank market selected by Lender to provide such reference bank’s offered quotation to prime banks in the London interbank market for deposits in U.S. Dollars for a one-month period as of 11:00 a.m., London time, on such Interest Determination Date in a principal amount of not less than One Million and No/100 Dollars ($1,000,000.00) that is representative for a single transaction in the relevant market at the relevant time. If at least two (2) such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, Lender shall request any three (3) major banks in New York City selected by Lender to provide such bank’s rates for loans in U.S. Dollars to leading European banks for a one-month period as of 11:00 a.m., New York City time, on such Interest Determination Date in a principal amount not less than One Million and No/100 Dollars ($1,000,000.00) that is representative for a single transaction in the relevant market at the relevant time. If at least two (2) such rates are so provided, LIBOR shall be the arithmetic mean of such rates. If fewer than two (2) rates are so provided, then LIBOR shall be the LIBOR rate used for the immediately preceding Interest Period and Interest Determination Date.

“LIBOR Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon LIBOR in accordance with the terms of this Agreement.

“LIBOR Rate” shall mean with respect to each Interest Period for which interest is calculated using the LIBOR Rate pursuant to Section 2.2 hereof, an interest rate per annum equal to the sum of (a) LIBOR, determined as of the Interest Determination Date applicable to such Interest Period, and (b) the Spread.

“Licenses” shall have the meaning set forth in Section 4.1.22 hereof.

“Lien” shall mean any mortgage, deed of trust, deed to secure debt, indemnity deed of trust, lien (statutory or otherwise), pledge, hypothecation, easement, restrictive covenant, preference, assignment, security interest, or any other encumbrance, charge or transfer of, or any agreement to enter into or create any of the foregoing, on or affecting Borrower, the Property, or any portion thereof or any interest therein, or any direct or indirect interest in Borrower, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Line Item” shall mean, with respect to each Property, each category of Hard Costs and Soft Costs and each distinct trade or contract within such category, which shall be set forth in the Construction Budget, to be disbursed from Escrow Funds subject to availability and satisfaction of all applicable conditions to Disbursements hereunder or pursuant to Section 2.8.1 hereof, subject to availability and satisfaction of all applicable conditions to Disbursements hereunder.

“Liquid Assets” shall have the meaning ascribed to such term in the Guaranty.

“Loan” shall have the meaning set forth in the recitals hereof.

“Loan Amount” shall mean the maximum principal amount of $600,000,000.00.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Security Instrument, the Assignment of Leases, the Assignment of Construction Agreements, the Assignment of Development Agreement, the Environmental Indemnity, the Assignment of Management Agreement (when executed), the Assignment of Sales Agency Agreement, the Assignment of Contracts, Licenses and Permits, the Assignment of Condominium Rights and Developer’s Rights, the Carry Costs Guaranty, the Carveout Guaranty, the Completion Guaranty, the Tri-Party Agreement, the Cash Management Agreement (when executed), the Pledgor Guaranty, the Pledge Agreement, and all other documents executed and/or delivered in connection with the Loan.

“Loan Party” shall mean each Borrower, Pledgor and Guarantor.

“Losses” shall have the meaning set forth in Section 3.1(b) hereto.

“Major Contractor” shall mean, with respect to each Property, any Contractor hired by the applicable Borrower or the applicable Developer, including, without limitation, the General Contractor (including subsidiaries and affiliates), supplying labor or materials, or both, in connection with the Project Improvements which is, when aggregated with all other Construction Contracts with such Contractor and any Affiliate of such Contractor hired by such Borrower, for an aggregate contract price equal to or greater than One Million and no/100 Dollars ($1,000,000.00) whether pursuant to one contract or agreement or multiple contracts or agreements.

“Major Contracts” shall mean, with respect to each Property, (i) any Major Construction Contract, (ii) any Major Operating Contract or (iii) any Affiliate Contract.

“Major Construction Contract” shall mean, with respect to each Property, the Architect’s Contract, the General Contractor’s Agreement, the Sales Agency Agreement, and any other Construction Contract (taking into account all modifications, additions and supplements thereto) with a Major Contractor, Major Subcontractor or Other Design Professional.

“Major Operating Contract” shall mean, with respect to each Property, any Operating Contract (taking into account all modifications, additions and supplements thereto) entered into by Borrower as to which either (a) there is an obligation of Borrower to pay more than One Million and no/100 Dollars ($1,000,000.00) in the aggregate, or (b) the term thereof extends beyond one year (unless cancelable on thirty (30) days or less notice without requiring the payment of termination fees or payments of any kind).

“Major Subcontractor” shall mean, with respect to each Property, any Subcontractor supplying labor or materials, or both, in connection with the Project Improvements which is, when aggregated with all other Contracts with any Affiliate of such subcontractor hired by the applicable Developer for the applicable Borrower, for an aggregate contract price equal to or greater than $1,000,000.00, whether pursuant to one contract or agreement or multiple contracts or agreements.

“Management Agreement” shall mean, collectively, (a) that certain Property Management and Agency Agreement entered into by and between Auahi Borrower and Manager,

dated as of September 20, 2013, pursuant to which Manager is to provide management and other services with respect to the Auahi Property, and (b) that certain Property Management and Agency Agreement entered into by and between Ala Moana Borrower and Manager, dated as of September 20, 2013, pursuant to which Manager is to provide management and other services with respect to the Ala Moana Property; or, if the context requires, the Replacement Management Agreement.

“Manager” shall mean Hawaiiana Management Company, Ltd., a Hawaii corporation, or, if the context requires, a Qualified Manager that is managing the Property (or portions thereof) in accordance with the terms and provisions of this Agreement pursuant to a Replacement Management Agreement.

“Material Action” shall mean, with respect to each Borrower, to consolidate or merge such Borrower with or into any Person, or sell all or substantially all of the assets of such Borrower (unless such sale results in the repayment, in full, of the Loan), or to institute a Bankruptcy Action or take action in furtherance of any such action, or, to the fullest extent permitted by law, to dissolve or liquidate such Borrower.

“Material Adverse Change” shall mean the business, operations, prospects, property, assets, liabilities or financial condition of any applicable Person and each of their subsidiaries, taken as a whole, or in the ability of any such Person to perform its obligations under the Loan Documents has changed in a manner which would reasonably be expected to impair the value of Lender’s security for the Loan or prevent timely repayment of the Loan or otherwise prevent the applicable Person from timely performing any of its material obligations under the Loan Documents, as the case may be, as determined by Lender in its reasonable discretion.

“Material Alteration” shall mean, with respect to each Property, any alteration to the Property following Substantial Completion which, when aggregated with all related alterations (other than decorative work such as painting, wall papering and carpeting and the replacement of fixtures, furnishings and equipment to the extent being of a routine and recurring nature and performed in the ordinary course of business) constituting a single project, involves an estimated cost exceeding Five Hundred Thousand and No/100 Dollars ($500,000.00) with respect to such alteration or related alterations (including the alteration in question) then being undertaken at the Property. Material Alterations shall not include alterations, improvements, demolitions or removals undertaken with respect to any Residential Unit that is then subject to a bona fide sales contract or any alterations undertaken by any Tenant in accordance with the terms of the applicable Lease.

“Maturity Date” shall mean the Stated Maturity Date, provided that (a) if Borrower timely and properly exercises the First Extension Option pursuant to Section 2.9, the Maturity Date shall be the First Extended Maturity Date, and (b) if Borrower timely and properly exercises the Second Extension Option pursuant to Section 2.9, the Maturity Date shall be the Second Extended Maturity Date, or such earlier date on which the final payment of principal of the Note becomes due and payable as herein or therein provided, whether at the Stated Maturity Date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Maximum Net Worth” shall have the meaning set forth in Section 10.29(g) hereof.

“Minimum Release Price” shall mean an amount for such Residential Unit or Commercial Unit, as applicable, as set forth on Schedule I attached hereto.

“Mold” shall mean fungi that reproduces through the release of spores or the splitting of cells or other means, including, but not limited to, mold, mildew, fungi, fungal spores, fragments and metabolites such as mycotoxins and microbial organic compounds.

“Monetary Default” shall mean a Default that can be cured by the payment of a liquidated sum of money.

“Monthly Debt Service Payment Amount” shall have the meaning set forth in Section 2.3.2 hereof.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Morningstar” shall mean Morningstar Credit Ratings, LLC.

“Multiemployer Plan” shall mean a multiemployer plan, as defined in Section 4001(a)(3) of ERISA to which Borrower, Guarantor or any ERISA Affiliate of any of them is making or accruing an obligation to make contributions or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Net Cash Flow Schedule” shall have the meaning set forth in Section 5.1.11(b) hereof.

“Net Operating Income” shall mean, for any period, the amount calculated by Lender by subtracting (a) the Operating Expenses for such period, from (b) the Gross Income from Operations for such period.

“Net Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Net Proceeds Account” shall have the meaning set forth in Section 6.4(b)(ii) hereof.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 6.4(b)(vi) hereof.

“Net Sales Proceeds” shall mean, with respect to each Property, as to any Residential Unit, the Gross Sales Proceeds under the applicable Unit Sale Contract from such Residential Unit minus (i) any portion of funds deposited by the buyer under such Unit Sale Contract that have been applied by the applicable Borrower to pay Project Related Costs, as contemplated by section 12 of each Unit Sale Contract, (ii) a sales commission equal to six percent (6%) of the Basic Contract Price (even if to an Affiliate), and (iii) customary and reasonable credits or prorations (“Sales Closing Costs”) (such as fees or expenses of the applicable Borrower or any mortgage recording tax or transfer tax, documentary stamp tax or surtaxes reimbursement, or any other customary closing prorations made at such closing such as real estate taxes in respect of accrual periods from and after the closing) actually incurred by the applicable Borrower in connection with the sale of such Residential Unit; provided, however, that such Sales Closing Costs shall only be paid to third parties unaffiliated with any Borrower Related Party unless such costs and expenses (x) constitute Affiliate Fees permitted under this Agreement or (y) are otherwise approved by Lender acting in its reasonable discretion.

“Net Worth” shall have the meaning set forth in Section 10.29(g) hereof.

“New Mezzanine Loan” shall have the meaning ascribed to such term in Section 9.4 hereof.

“Note” shall mean that certain Promissory Note of even date herewith in the principal amount of Six Hundred Million and No/100 Dollars ($600,000,000.00), made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Obligations” shall mean, collectively, Borrower’s obligations for the payment of the Debt and the performance of the Other Obligations.

“OFAC” shall mean the Office of Foreign Asset Control of the Department of the Treasury of the United States of America.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized officer of (a) the general partner or managing member of Borrower or (b) Manager, in each case, provided Borrower agrees that such shall be deemed to be signed and bind Borrower.

“Operating Contract” shall mean, with respect to each Property, any cleaning, maintenance, service, repair, supply, credit, personnel, staffing or other contract or agreement relating to the ownership, management, development, use, operation, leasing, maintenance or repair of the Property or any portion thereof to which any Borrower Related Party is a party. “Operating Contract” does not include any Lease, any Permitted Encumbrance, any Construction Contract or any Major Contract.

“Operating Expenses” shall mean, for any period, the total of all expenditures, computed in accordance with GAAP or such other accounting basis reasonably acceptable to Lender, including cash basis accounting consistently applied, of whatever kind relating to the operation, maintenance and management of the Property, which expenditures are incurred on a regular monthly or other periodic basis, including without limitation, utilities, ordinary repairs and maintenance, insurance, license fees, Taxes, Other Charges, advertising expenses, management fees, payroll and related taxes, computer processing charges, tenant improvements and leasing commissions, model unit costs, operational equipment or other lease payments as set forth in the Approved Annual Budget or as otherwise approved by Lender in its reasonable discretion, and other similar costs, including, without duplication, Condominium Assessments, but excluding expenses in connection with the sale of Residential Units in connection with such sales. Notwithstanding anything to the contrary in the foregoing, Operating Expenses shall (x) not include depreciation, amortization and other non-cash items, debt service, Capital Expenditures, any contributions to any of the Reserve Funds, income taxes or other taxes in the nature of income taxes on sales, or use taxes required to be paid to any Governmental Authority, equity distributions, and other extraordinary and non-recurring items, and legal or other professional services fees and expenses unrelated to the operation of the Property, and (y) be increased to reflect known increases in Operating Expenses that are anticipated, in Lender’s reasonable determination, to occur within the succeeding twelve (12) month period including without limitation those related to Property Taxes and Insurance Premiums.

“Operating Permits” shall mean, with respect to each Property, collectively, all authorizations, consents and approvals given by and licenses and permits issued by Governmental Authorities which are required for the ownership, use and occupancy of the real property in accordance with all Legal Requirements in all material respects, and for the performance and observance of all obligations and agreements of Borrower contained herein or in the other Loan Documents that relate to the ownership, use and occupancy of the real property, including (without limitation) the ownership, use and occupancy of the Project Improvements following Substantial Completion of the same.

“Other Charges” shall mean, with respect to each Property, all ground rents, maintenance charges, impositions other than Taxes, any “common expenses” or expenses allocated to and required to be paid by the applicable Borrower under the Condominium Documents and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property or any portion thereof, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Other Design Professionals” shall mean, with respect to each Property, any architect (other than Borrower’s Architect), engineer, expediter or other professionals engaged to work on the Project Improvements under a contract calling for compensation equal to or in excess of $100,000.00 per annum.

“Other Obligations” shall mean (a) the performance of all obligations of Borrower contained herein; (b) the performance of each obligation of Borrower contained in any other Loan Document; (c) the payment of all costs, expenses, legal fees and liabilities incurred by Lender in connection with the enforcement of any of Lender’s rights or remedies under the Loan Documents, or any other instrument, agreement or document which evidences or secures any other Obligations or collateral therefor, whether now in effect or hereafter executed; and (d) the payment, performance, discharge and satisfaction of all other liabilities and obligations of Borrower to Lender, whether now existing or hereafter arising, direct or indirect, absolute or contingent, and including, without limitation, each liability and obligation of Borrower under any one or more of the Loan Documents and any amendment, extension, modification, replacement or recasting of any one or more of the instruments, agreements and documents referred to herein or therein or executed in connection with the transactions contemplated hereby or thereby.

“Other Taxes” shall have the meaning set forth in Section 2.10.3 hereof.

“Outstanding Principal Balance” shall mean, as of any date, the outstanding principal balance of the Loan.

“Participant Register” shall have the meaning set forth in Section 9.1(c) hereof.

“Payment Date” shall mean, commencing with the First Payment Date, the first (1st) day of each calendar month during the term of the Loan until and including the Maturity Date or, for purposes of making payments hereunder, but not for purposes of calculating Interest Periods, if such day is not a Business Day, the immediately preceding Business Day. The Payment Date shall be subject to adjustment as described in Section 2.3.2 below.

“Pension Plan” shall mean any “pension plan” (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, subject to Title IV of ERISA and/or Section 412 of the Code to which Borrower, Guarantor or any ERISA Affiliate of any of them is making or accruing an obligation to make contributions or has within any of the preceding five plan years made or accrued an obligation to make contributions or otherwise has any liability with respect thereto.

“Permitted Budget Variances” shall mean, with respect to each Property, for any month, Operating Expenses of the Property for such month which are addressed in a line item included in the applicable Annual Budget but the amount thereof exceeds the line item amount for such month; provided that (a) the amount of Permitted Budget Variances for any line item in the Annual Budget for such month shall not exceed ten percent (10%) of the budgeted line item amount for such month, unless such increase is attributable to “Non-Controllable Operating Expenses”. As used herein “Non-Controllable Operating Expenses” shall mean utilities, Taxes and Insurance Premiums; and (b) the amount of all Permitted Budget Variances for such month in the aggregate shall not exceed five percent (5%) of the total budgeted expenses for such month, unless such increase is attributable to “Non-Controllable Operating Expenses”.

“Permitted Condominium Sale” shall mean, with respect to each Property, any transaction constituting a sale of a Residential Unit or a Commercial Unit to a third party pursuant to a Qualified Sales Agreement, and in accordance with the provisions of this Agreement.

“Permitted Encumbrances” shall mean, collectively (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in “Schedule B” of the Title Insurance Policy, (c) the Liens, if any, for Taxes imposed by any Governmental Authority which are not yet delinquent, (d) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion; provided, however, that Lender will not unreasonably withhold its consent with respect to any title and survey exceptions that do not materially and adversely affect the value or the use of the Property or Borrower’s ability to repay the Loan, and (e) any workers’, mechanics’ or other similar Liens on the Property provided that any such Lien is being contested in accordance with the terms of this Agreement and the other Loan Documents.

“Permitted Indebtedness” means collectively, (a) the Note and the other obligations, indebtedness and liabilities specifically provided for in any Loan Document and secured by this Agreement, the Security Instruments and/or the other Loan Documents; (b) until Final Completion of the Project Improvements, amounts to be incurred pursuant to the Major Construction Contracts or otherwise in accordance with the Approved Annual Budget (and any re-allocations thereof expressly permitted pursuant to this Agreement); (c) upon Substantial Completion, unsecured trade payables (not including any Major Construction Contract and amounts set forth in clause (d)

below) and operational debt relating to the Project not evidenced by a note and in an aggregate amount not exceeding One Million and No/100 Dollars ($1,000,000.00), in the aggregate; provided, that any Indebtedness incurred pursuant to this clause (c) shall be (x) outstanding not more than sixty (60) days from the date due and (y) incurred in the ordinary course of business; and (d) unsecured trade payables and operational debt in respect of marketing and selling the Residential Units, and tenant improvement costs in accordance with a Lease entered into in accordance with the terms hereof, including deferred fees, provided that any Indebtedness incurred pursuant to this clause (d) shall be (x) outstanding not more than sixty (60) days from the date due and (y) incurred in the ordinary course of business.

“Permitted Investments” shall mean any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by the Servicer or the trustee under any Securitization, if any has occurred, or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:

(a)obligations of, or obligations directly and unconditionally guaranteed as to principal and interest by, the U.S. government or any agency or instrumentality thereof, when such obligations are backed by the full faith and credit of the United States of America and have maturities not in excess of one year;

(b)federal funds, unsecured certificates of deposit, time deposits, banker’s acceptances, and repurchase agreements having maturities of not more than 90 days of any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia, the short-term debt obligations of which are rated (i) “A-1+” (or the equivalent) by S&P and, if it has a term in excess of three months, the long-term debt obligations of which are rated “AAA” (or the equivalent) by S&P, and that (1) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator) and (2) has Tier 1 capital (as defined in such regulations) of not less than One Billion and No/100 Dollars ($1,000,000,000.00), (ii) in one of the following Moody’s rating categories: (1) for maturities less than one month, a long-term rating of “A2” or a short-term rating of “P-1”, (2) for maturities between one and three months, a long-term rating of “A1” and a short-term rating of “P-1”, (3) for maturities between three months to six months, a long-term rating of “Aa3” and a short-term rating of “P-1” and (4) for maturities over six months, a long-term rating of “Aaa” and a short-term rating of “P-1”, or such other ratings as confirmed by Lender in its sole discretion (and in a Rating Agency Confirmation if a Securitization has occurred);

(c)deposits that are fully insured by the Federal Deposit Insurance Corporation;

(d)commercial paper rated (i) “A–1+” (or the equivalent) by S&P and having a maturity of not more than 90 days and (ii) in one of the following Moody’s rating categories: (1) for maturities less than one month, a long-term rating of “A2” or a short-term rating of “P-1”, (2) for maturities between one and three months, a long-term rating of “A1” and a short-term rating of “P-1”, (3) for maturities between three months to six months, a long-term rating of “Aa3” and a short-term rating of “P-1” and (4) for maturities over six months, a long-term rating of “Aaa” and a short-term rating of “P-1”;

(e)any money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in subparagraph (a) above, (ii) has net assets of not less than Five Billion and No/100 Dollars ($5,000,000,000.00), and (iii) has the highest rating obtainable from S&P and Moody’s; and

(f)such other investments as to which each Approved Rating Agency shall have delivered a Rating Agency Confirmation (if a Securitization has occurred) and to which Lender shall have approved in its sole discretion.

Notwithstanding the foregoing, “Permitted Investments” (i) shall exclude any security with the S&P’s “r” symbol (or any other Approved Rating Agency’s corresponding symbol) attached to the rating (indicating high volatility or dramatic fluctuations in their expected returns because of market risk), as well as any mortgage-backed securities and any security of the type commonly known as “strips”; (ii) shall be limited to those instruments that have a predetermined fixed dollar of principal due at maturity that cannot vary or change; (iii) shall only include instruments that qualify as “cash flow investments” (within the meaning of Section 860G(a)(6) of the Code); and (iv) shall exclude any investment where the right to receive principal and interest derived from the underlying investment provides a yield to maturity in excess of one hundred and twenty percent (120%) of the yield to maturity at par of such underlying investment. Interest may either be fixed or variable, and any variable interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index. No investment shall be made which requires a payment above par for an obligation if the obligation may be prepaid at the option of the issuer thereof prior to its maturity. All investments shall mature or be redeemable upon the option of the holder thereof on or prior to the earlier of (x) three months from the date of their purchase and (y) the Business Day preceding the day before the date such amounts are required to be applied hereunder.

“Permitted Transfer” shall mean (a) the issuance, redemption, sale, exchange, mortgage, pledge, hypothecation, assignment, encumbrance, conveyance, transfer or other disposition (each, an “HHC Share Transfer”) of the equity interests (“HHC Shares”) in The Howard Hughes Corporation (“HHC”) or a successor by merger pursuant to a Plan Sponsor Acquisition so long as the HHC Share Transfer does not result in or cause a Change of Control of HHC (or a successor by merger pursuant to a Plan Sponsor Acquisition; (b) the issuance, redemption, sale, conveyance, exchange, mortgage, pledge, hypothecation, assignment, encumbrance, transfer or other disposition of equity interests in Persons having a direct or indirect equity interest in HHC (or successor by merger pursuant to a Plan Sponsor Acquisition); or (c) the pledge, hypothecation or encumbrance of any assets of HHC, The Howard Research And Development Corporation, a Maryland corporation, or The Hughes Corporation, a Delaware corporation (save and except any pledge, hypothecation or encumbrance of direct interests in the Property, any Borrower or Pledgor).

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any Governmental Authority, and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the granting clause(s) of the Security Instrument.

“Plan Sponsor” means Pershing Square Capital Management, L.P. and any affiliate thereof, for so long as such person owns an equity interest in HHC.

“Plan Sponsor Acquisition” shall have the meaning set forth in the definition of “Change of Control”.

“Plans and Specifications” shall mean, with respect to each Property, the plans and specifications for the Project prepared by Borrower’s Architect and the Other Design Professionals, which shall be subject to review by Lender and the Construction Consultant and the approval by Lender in its discretion and in accordance with the terms hereof. The Plans and Specifications shall be consistent with the Scope of Work approved by Lender as of the date hereof or as otherwise modified from time to time with Lender’s approval.

“Pledge Agreement” shall mean that certain Pledge and Security Agreement, dated as of the date hereof, from Pledgor in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Pledged Collateral” shall mean the “Collateral” as such term is defined in the Pledge Agreement.

“Pledgor” shall mean Ward Village CK Holdings, LLC, a Delaware limited liability company, and its permitted successors and assigns.

“Pledgor Guaranty” shall mean that certain limited recourse Pledgor Guaranty, dated as of the date hereof, from Pledgor in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Pledgor UCC-1” shall have the meaning set forth in Section 4.1.6 hereof.

“Policies” shall have the meaning set forth in Section 6.1(b) hereof.

“Prescribed Laws” means, collectively, (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (The USA PATRIOT Act), (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (c) the International Emergency Economic Power Act, 50 U.S.C. § 1701 et.  seq., (d) the Racketeer Influenced and Corrupt Organizations Act, (e) all requirements contained in the rules and regulations of OFAC, and (f) all other Legal Requirements relating to money laundering or terrorism.

“Prime Rate” shall mean the annual rate of interest publicly announced by Wells Fargo Bank, N.A. in San Francisco, California, as its prime rate, as such rate shall change from time to time. If Wells Fargo Bank, N.A. ceases to announce a prime rate, Prime Rate shall mean the rate of interest published in The Wall Street Journal from time to time as the “Prime Rate.” If more than one “Prime Rate” is published in The Wall Street Journal for a day, the average of such “Prime Rates” shall be used, and such average shall be rounded up to the nearest one hundredth of one percent (0.01%). If The Wall Street Journal ceases to publish the “Prime Rate,” Lender shall select an equivalent publication that publishes such “Prime Rate,” and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasigovernmental body, then Lender shall select a comparable interest rate index.

“Prime Rate Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon the Prime Rate in accordance with the terms of this Agreement.

“Prime Rate Spread” shall mean the difference (expressed as the number of basis points) between (a) the Interest Rate on the date LIBOR was last applicable to the Loan and (b) the Prime Rate on the date that LIBOR was last applicable to the Loan; provided, however, in no event shall such difference be a negative number.

“Principal” shall mean the Special Purpose Entity that is the general partner of Borrower or Pledgor, if Borrower or Pledgor, as applicable, is a limited partnership, or member of Borrower or Pledgor, as applicable, if Borrower or Pledgor, as applicable, is a limited liability company other than a Delaware single-member limited liability company that satisfies the requirements of a Special Purpose Entity.

“Prohibited Transaction” shall mean any action or transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA or Section 4975 of the Code.

“Project” shall mean, with respect to each Property, the applicable Borrower’s construction and development of the Project Improvements as described in the Scope of Work, to be constructed in accordance with this Agreement, the Plans and Specifications, the Condominium Documents, Legal Requirements in all material respects and the terms of this Agreement and the other Loan Documents.

“Project Development Team” shall have the meaning specified in Section 5.1.39 hereof.

“Project Improvements” shall mean, with respect to each Property, the Improvements of the Property to be constructed as part of the Project in accordance with the Plans and Specifications.

“Project Related Costs” shall mean, with respect to each Property, all Hard Costs and Soft Costs including expenses of designing, inspecting, remediating, renovating, constructing, developing, selling and marketing the Project Improvements (including, without limitation, all Hard Costs to construct the Project and Improvements to Final Completion) and operating the Project Improvements throughout the term of this Agreement, including without limitation, Carrying Costs.

“Project Report” shall mean, with respect to each Property, a report to be prepared by the Construction Consultant, based on its review of the Construction Budget, the Plans and Specifications, the Construction Schedule, all in final form, the General Contractor’s Agreement, the Major Construction Contracts, inspections of the Project, and such other documents and information required by the Construction Consultant. The applicable Borrower shall provide to

Construction Consultant all information and documentation reasonably necessary for Construction Consultant to prepare a Project Report.

“Property” shall mean each parcel of real property, the Improvements thereon and all personal property owned by Borrower and encumbered by the Security Instrument, together with all rights pertaining to such property and Improvements, as more particularly described in the granting clause(s) of the Security Instrument and referred to therein as the “Property”.

“Property Report” shall mean, with respect to each Property, the current effective Property Report for the Project, in the form contained in the Statement of Record and filed by applicable Borrower with the United States Consumer Financial Protection Bureau under the ILSFDA.

“Property Taxes” shall mean, with respect to each Property, all taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against (a) the Property or any part thereof, together with all interest and penalties thereon and (b) the rents, issues, income or profits thereof or upon the lien or estate hereby created, whether any or all of said taxes, assessments or charges be levied directly or indirectly or as excise taxes or ad valorem real estate or personal property taxes or income taxes imposed on Borrower (but excluding any income tax imposed upon Lender).

“Provided Information” shall mean any and all financial and other information provided at any time by, or on behalf of, Borrower, Manager (if Manager is an Affiliate) or Guarantor with respect to the Property, Borrower, Guarantor and/or Manager.

“Public Report” shall mean, with respect to each Property, the Hawaii Developer’s Public Report prepared by or on behalf of the applicable Borrower with respect to the Property, in form and substance as required by applicable Legal Requirements, whereby such Borrower proposes to offer for sale Residential Units of the Project to the public, with an effective date and issued by the State of Hawaii Real Estate Commission, in form and substance satisfactory to Lender, as the same may be amended, replaced, supplemented or otherwise modified from time to time with Lender’s prior written approval to the extent required by Section 5.1.40(b) hereof.

“Punchlist Items” shall mean, with respect to each Property, collectively, minor or insubstantial details of construction, decoration, mechanical adjustment or installation the non-completion of which does not prevent the use and occupancy of the Project Improvements for their intended purposes.

“Qualified Sales Agreement” shall mean, with respect to each Property, a definitive and binding purchase and sale agreement between a Borrower and a purchaser that:

(x)with respect to Residential Units:

(a)is an Existing Unit Contract; or

(b)is a Subsequent Unit Contract that satisfies the requirements of Section 5.1.41(e)(ii)(A) or (B);

(y)with respect to Commercial Units:

(a)provides for a purchase price which yields gross sales proceeds equal to at least the applicable Minimum Release Price for such Unit; and

(b)contains otherwise (i.e., other than pricing as described in (y)(a)) market terms and conditions reasonably acceptable to Lender.

“Qualified Manager” shall mean, with respect to each Property (or portion thereof), (i) a reputable and experienced property management organization selected by Borrower and reasonably approved by Lender, which possesses experience in managing properties similar in location, size, class, use, operation and value as the Property, or (ii) Affiliated Manager.

“Rating Agencies” shall mean each of S&P, Moody’s, Fitch, Kroll, DBRS, Morningstar and Realpoint or any other nationally recognized statistical rating agency which has assigned a rating to the Securities, if any.

“Rating Agency Confirmation” shall mean a written affirmation from a Rating Agency that the credit rating of the Securities issued by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion.

“REA” shall mean, collectively, as the same may be amended, restated, supplemented or otherwise modified from time to time, any Construction, Operation and Reciprocal Easement Agreement entered into from time to time in accordance with the terms of this Agreement, subject to the reasonable approval of Lender.

“Realpoint” shall mean Realpoint, LLC, a Pennsylvania limited liability company.

“Register” shall have the meaning set forth in Section 9.1(b) hereof.

“Regulation AB” shall mean Regulation AB under the Securities Act and the Exchange Act, as such Regulation may be amended from time to time.

“Related Property” shall mean a parcel of real property, together with improvements thereon and personal property related thereto, that is “related” within the meaning of the definition of Significant Obligor, to the Property.

“Related Unit Purchaser” shall mean any prospective purchaser of a Residential Unit that is not an Unrelated Unit Purchaser. Lender acknowledges and agrees that notwithstanding anything in this Agreement to the contrary, attached as Schedule V is a list of approved Related Unit Purchasers.

“Release” shall mean, with respect to any Hazardous Substance, any release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing (including the abandonment or discharging of barrels, containers or other closed receptacles containing Hazardous Substances) into the environment or other movement of Hazardous Substances.

“Remaining Available Funds” shall have the meaning set forth in Section 2.1.8 hereof.

“Remaining Borrower” shall have the meaning set forth in Section 10.29(g) hereof.

“Remediation” shall mean any response, remedial, removal, or corrective action; any activity to clean up, detoxify, decontaminate, contain or otherwise remediate any Hazardous Substance; any actions to prevent, cure or mitigate any Release of any Hazardous Substance; any action to comply with any Environmental Statutes or with any permits issued pursuant thereto; any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, or laboratory or other analysis, or evaluation relating to any Hazardous Substances or to anything referred to herein.

“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note.

“Rents” shall mean all rents (including additional rents of any kind and percentage rents), rent equivalents, moneys payable as damages (including payments by reason of the rejection of a Lease in a Bankruptcy Action) or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other payments and consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or any of its agents or employees from any and all sources arising from or attributable to the Property or any portion thereof, and the Improvements, including charges for oil, gas, water, steam, heat, ventilation, air-conditioning, electricity, license fees, maintenance fees, charges for Property Taxes, Operating Expenses or other amounts payable to Borrower (or for the account of Borrower), revenues from telephone services, vending, and all receivables, customer obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of the Property (or any portion thereof) or rendering of services by Borrower, Manager, or any of their respective agents or employees and proceeds, if any, from business interruption or other loss of income insurance.

“Repayment Date” shall mean the date of a prepayment of the Loan pursuant to the provisions of Section 2.4 hereof.

“Replacement Management Agreement” shall mean, with respect to each Property, collectively, (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance as the Management Agreement, or (ii) a management agreement with a Qualified Manager which is reasonably acceptable to Lender in form and substance, provided that, with respect to this clause (ii), if a Securitization has occurred, Lender, at its option, may require that Borrower obtain a Rating Agency Confirmation from each Approved Rating Agency with respect to each such management agreement; and (b) an assignment of management agreement and subordination of management fees substantially in the form then used by Lender (or of such other form and substance reasonably acceptable to Lender), executed and delivered to Lender by Borrower and such Qualified Manager at Borrower’s expense.

“Requested Disbursement Date” shall mean the applicable date for disbursement as set forth in a Borrower’s Requisition.

“Required Records” shall have the meaning set forth in Section 5.1.11(j) hereof.

“Required Minimum Release Price” shall have the meaning set forth in Section 5.1.41(e)(ii) hereof.

“Required Release Price” shall have the meaning set forth in Section 5.1.41(f)(vii) hereof.

“Reserve Accounts” shall mean, collectively, the Tax and Insurance Escrow Account, the Excess Cash Reserve Account, the Net Proceeds Account and any other escrow or reserve account established pursuant to the Loan Documents.

“Reserve Funds” shall mean, collectively, the Tax and Insurance Escrow Funds and the Excess Cash Reserve Funds and any other escrow or reserve fund established pursuant to the Loan Documents.

“Residential Unit” shall mean, with respect to each Property, each “Residential Unit” (as such term is defined in the Condominium Documents) within the Condominium (including any appurtenant interest in the common elements) to be constructed in accordance with the Plans and Specifications and which are to be offered for sale to the public pursuant to the Public Report and Property Report and which shall be separate designated residential units in the Condominium as more particularly set forth in the Condominium Documents.

“Restoration” shall mean, with respect to each Property, the repair and restoration of the Property or any portion thereof after a Casualty or Condemnation as nearly as possible to the condition the Property (or such portion thereof) was in immediately prior to such Casualty or Condemnation, with such alterations as may be approved by Lender in its sole discretion.

“Restricted Party” shall mean, collectively (a) Borrower, Principal, Pledgor, Guarantor, Developer and any Affiliated Manager, and (b) any shareholder, partner, member, non-member manager, direct or indirect legal or beneficial owner, agent or employee of Borrower, Pledgor, Guarantor, Developer, any Affiliated Manager or any non-member manager. In no event shall the term “Restricted Party” include shareholders of Guarantor, other than a Controlling shareholder, so long as Guarantor’s stock is publicly traded on a nationally-recognized public stock exchange.

“Retainage” shall mean, with respect to each Property, for each Construction Contract, the greater of (a) ten percent (10%) of all costs funded to the Contractor or Subcontractor under such Construction Contract (exclusive of bond costs, insurance costs, CCIP or OCIP costs, and general conditions for which no retainage is required) until fifty percent (50%) of the total costs of such Construction Contract have been paid to the Contractor or Subcontractor; provided, that Borrower shall not be obligated to withhold any additional retainage with respect to the remaining fifty percent (50%) of such costs but shall retain the initial retainage until Final Completion of all work required under any such Construction Contract, including any Punchlist Items (it being acknowledged and agreed that at no time until Final Completion of the work under such Construction Contract shall the retainage with respect thereto, in each case, be less than five percent (5%)), and (b) the actual retainage required under such Construction Contract. Notwithstanding the foregoing, Borrower shall have the right for any Construction Contract that is not a Major Construction Contract to release final retainage amounts otherwise required to be withheld allocable to Construction Contracts for which work has been completed not to exceed $2,000,000.00 in the aggregate per Project.

“Retention Amount” shall have the meaning set forth in Section 6.4(b)(iv) hereof.

“RICO” shall mean the Racketeer Influenced and Corrupt Organizations Act.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies.

“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance, pledge, grant of an option or other transfer or disposal of a legal or beneficial interest, whether direct or indirect.

“Sales Agency Agreement” shall mean, with respect to each Property, any sales agency agreement with respect to the sale of the Residential Units or a Commercial Unit entered into between the applicable Borrower and a Sales Agent, in form and substance reasonably acceptable to Lender.

“Sales Agent” shall mean, with respect to each Property, any sales agent engaged for the sale of the Residential Units or a Commercial Unit selected by the applicable Borrower and reasonably approved by Lender.

“Sales Closing Costs” shall have the meaning set forth in the definition of Net Sales Proceeds.

“Scope of Work” shall mean, with respect to each Property, the description of the general scope of the Project, including the conceptual plan for the Project, the number of Residential Units, contemplated design and a pre-development plan and schedule, which has been approved by Lender as of the Closing Date and is attached hereto as Exhibit D. The Scope of Work may hereafter only be amended or modified with the prior written approval of Lender, which approval shall not be unreasonably withheld, conditioned or delayed.

“Second Extended Maturity Date” shall have the meaning set forth in Section 2.9.1 hereof.

“Second Extension Notice” shall have the meaning set forth in Section 2.9.1 hereof.

“Second Extension Option” shall have the meaning set forth in Section 2.9.1 hereof.

“Securities Act” shall mean the Securities Act of 1933, as the same shall be amended from time to time.

“Securitization” shall have the meaning set forth in Section 9.1(a) hereof.

“Security Instrument” shall mean, with respect to each Property, that certain Mortgage, Assignment of Leases and Rents, Security Agreement, and Fixture Filing, dated the date hereof, executed and delivered by the applicable Borrower as security for the Obligations which encumbers the Property or any portion thereof, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Servicer” shall have the meaning set forth in Section 9.3 hereof.

“Servicing Agreement” shall have the meaning set forth in Section 9.3 hereof.

“Severed Loan Documents” shall have the meaning set forth in Section 8.1.1(c) hereof.

“Shortfall” shall have the meaning set forth in Section 2.1.8 hereof.

“Shortfall Advance” shall have the meaning set forth in Section 2.1.8 hereof.

“Shortfall Deposit Period” shall have the meaning set forth in Section 2.1.8 hereof.

“Shortfall Notice” shall have the meaning set forth in Section 2.1.8 hereof.

“Significant Obligor” shall have the meaning set forth in Item 1101(k) of Regulation AB under the Securities Act.

“Soft Costs” shall mean, with respect to each Property, those Project Related Costs which are not Hard Costs as shown on the applicable Construction Budget, as the same may be changed from time to time in accordance with the terms of this Agreement, including but not limited to, architect’s, engineer’s and general contractor’s fees, interest on the Loan, recording taxes and title charges in respect of the Security Instrument, Taxes and Other Charges, Insurance Premiums and such other non-construction costs as are part of the Cost of the Improvements.

“Special Purpose Entity” shall mean a corporation, limited partnership or limited liability company which at all times prior to, on and after the date hereof:

(a)was, is and will be organized solely for the purpose of (i) in the case of each Borrower, acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the applicable Property (and no other property), entering into this Agreement with Lender and performing its obligations under the Loan Documents, refinancing the applicable Property in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing, and (ii) intentionally omitted, or (iii), in the case of Pledgor, acting as general partner of the limited partnership that owns Borrower or member of the limited liability company that owns Borrower, as applicable;

(b)has not been, is not, and will not be engaged, in any business unrelated to (i) in the case of each Borrower, the acquisition, development, ownership, management or operation of the applicable Property, and (ii) intentionally omitted, or (iii), in the case of Pledgor, acting as general partner of the limited partnership that owns Borrower or member of the limited liability company that owns Borrower, as applicable;

(c)has not had, does not have, and will not have, any assets other than (i) in the case of each Borrower, those related to the applicable Property or (ii) in the case of Pledgor, its partnership interest in the limited partnership or the membership interest in the limited liability company that owns the applicable Property, as applicable, or acts as the general partner or managing member thereof, as applicable;

(d)has not engaged in, sought or consented to, and will not engage in, seek or consent to, any dissolution, winding up, liquidation, consolidation, merger, sale of all or substantially all of its assets, transfer of partnership or membership interests (if such entity is a general partner in a limited partnership or a member in a limited liability company) or amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation or operating agreement (as applicable) with respect to the matters set forth in this definition;

(e)if such entity is a limited partnership, has had, now has, and will have as its only general partners, Special Purpose Entities each of which (i) is a corporation or single-member Delaware limited liability company or multimember Delaware limited liability company treated as a single member limited liability company that complies with the requirements set forth in subparagraph (h) hereof, (ii) has two (2) Independent Directors, and (iii) holds a direct interest as general partner in the limited partnership of not less than one-half-of-one percent (0.5%) (or one-tenth-of-one percent (0.1%), if the limited partnership is a Delaware entity);

(f)if such entity is a corporation, has had, now has and will have at least two (2) Independent Directors, and has not caused or allowed, and will not cause or allow, the board of directors of such entity to take any Bankruptcy Action or any other Material Action either with respect to itself or, if the corporation is Pledgor, with respect to the Borrower or Pledgor, as applicable, or any action requiring the unanimous affirmative vote of one hundred percent (100%) of the members of its board of directors unless the two (2) Independent Directors shall have participated in such vote and shall have voted in favor of such action;

(g)if such entity is a limited liability company with more than one member, has had, now has and will have at least one (1) member that is a Special Purpose Entity (i) that is a corporation, (ii) that has at least two (2) Independent Directors, and (iii) that directly owns at least one-half-of-one percent (0.5%) of the equity of the limited liability company (or one-tenth-of-one percent (0.1%) if the limited liability company is a Delaware entity);

(h)if such entity is a limited liability company with only one member, now is, and will be a limited liability company organized in the State of Delaware that (i) has at least two (2) Independent Directors, (ii) has not caused or allowed, and will not cause or allow the members or managers of such entity to take any Bankruptcy Action or any other Material Action, either with respect to itself or, if the company is Pledgor, with respect to the Borrower or Pledgor, as applicable, in each case unless the two (2) Independent Directors then serving as managers of the company shall have consented in writing to such action, and (iii) has and shall have either (1) a member which owns no economic interest in the company, has signed the company’s limited liability company agreement and has no obligation to make capital contributions to the company, or two (2) natural persons or one entity that is not a member of the company, that has signed its limited liability company agreement and that, under the terms of such limited liability company agreement becomes a member of the company immediately prior to the withdrawal or dissolution of the last remaining member of the company;

(i)has been, is and intends to remain solvent and has paid and intends to pay its debts and liabilities from its then available assets (including a fairly allocated portion of any personnel and overhead expenses that it shares with any Affiliate) from its assets as the same shall become due, and has maintained and intends to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (provided,  however, that the foregoing shall not require any shareholder, partner, or member of such entity, as applicable, to make additional capital contributions or loans to such entity);

(j)has not failed, and will not fail, to correct any known misunderstanding regarding the separate identity of such entity and has not and shall not identify itself as a division of any other Person;

(k)has maintained and will maintain its accounts, books and records separate from any other Person and has filed and will file its own Tax returns, except to the extent that it has been or is required to file consolidated Tax returns by law or is treated as a Disregarded Entity;

(l)has maintained and will maintain its own records, books, resolutions and agreements;

(m)other than as provided in the Cash Management Agreement or this Agreement, (i) has not commingled, and will not commingle, its funds or assets with those of any other Person and (ii) has not participated and will not participate in any cash management system with any other Person;

(n)has held and will hold its assets in its own name;

(o)has conducted and shall conduct its business in its name or in a name franchised or licensed to it by an entity other than an Affiliate of itself or of Borrower, except for business conducted on behalf of itself by another Person under a business management services agreement that is on commercially reasonable terms, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of Borrower;

(p)has maintained and will maintain its books, bank accounts, balance sheets, financial statements, accounting records and other entity documents separate from any other Person and has not permitted, and will not permit, its assets to be listed as assets on the financial statement of any other entity except as required by GAAP;

(q)except as contemplated by this Agreement, has paid and will pay its own liabilities and expenses, including the salaries of its own employees, out of its own funds and assets, and has maintained and will maintain a sufficient number of employees in light of its contemplated business operations (provided, however, the foregoing shall not require any shareholder, partner or member of such entity, as applicable, to make additional capital contributions to such entity);

(r)has observed and will observe all partnership, corporate or limited liability company formalities, as applicable;

(s)Borrower has not incurred and will not incur any Indebtedness other than the (i) Loan and (ii) Permitted Indebtedness. Pledgor has not incurred and will not incur any Indebtedness other than the Pledgor Guaranty and Pledge Agreement;

(t)has not assumed or guaranteed or become obligated for, and will not assume or guarantee or become obligated for, the debts of any other Person and has not held out and will not hold out its credit as being available to satisfy the obligations of any other Person except as permitted pursuant to this Agreement (other than, with respect to the Pledgor, pursuant to the Pledgor Guaranty and the Pledge Agreement);

(u)has not acquired and will not acquire obligations or securities of its partners, members or shareholders or any other Affiliate;

(v)has allocated and will allocate, fairly and reasonably, any overhead expenses that are shared with any Affiliate, including, but not limited to, paying for shared office space and services performed by any employee of an Affiliate;

(w)has maintained and used, now maintains and uses, and will maintain and use, separate stationery, invoices and checks bearing its name, which stationery, invoices and checks utilized by the Special Purpose Entity or utilized to collect its funds or pay its expenses have borne, and shall bear its own name and have not borne and shall not bear the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity’s agent;

(x)except pursuant to the Loan Documents including without limitation the Pledge Agreement, has not pledged and will not pledge its assets for the benefit of any other Person;

(y)has held itself out and identified itself, and will hold itself out and identify itself, as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower and not as a division or part of any other Person, except for services rendered under a business management services agreement with an Affiliate that complies with the terms contained in subparagraph (z) of this definition, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of Borrower;

(z)has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(aa)has not made and will not make loans to any Person or hold evidence of indebtedness issued by any other Person (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity);

(bb)has not identified and will not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it, and has not identified itself, and shall not identify itself, as a division of any other Person;

(cc)has not entered into or been a party to, and will not enter into or be a party to, any transaction with its partners, members, shareholders or Affiliates except (i) in the ordinary course of its business and on terms which are intrinsically fair, commercially reasonable and are no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party, and (ii) in connection with this Agreement;

(dd)other than capital contributions and distributions permitted under the terms of its organizational documents or as contemplated by this Agreement, has not entered into or been a party to, and shall not enter into or be a party to, any transaction with any of its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are commercially reasonable terms comparable to those of an arm’s-length transaction with an unrelated third party;

(ee)has not had and shall not have any obligation to, and has not indemnified and shall not indemnify its partners, officers, directors or members, as the case may be, in each case unless such an obligation or indemnification is fully subordinated to the Debt and shall not constitute a claim against it in the event that its cash flow is insufficient to pay the Debt;

(ff)if such entity is a corporation, shall consider the interests of its creditors in connection with all corporate actions;

(gg)does not and will not have any of its obligations guaranteed by any Affiliate except as provided in the Loan Documents including without limitation the Guaranty, and the Pledgor Guaranty;

(hh)has conducted and shall conduct its business so that each of the assumptions made about it and each of the facts stated about it in the Insolvency Opinion are true;

(ii)has complied and will comply with all of the terms and provisions contained in its organizational documents and cause statements of facts contained in its organizational documents to be and to remain true and correct; and

(jj)has not permitted and shall not permit any Affiliate or constituent party independent access to its bank accounts except as permitted under the Loan Documents.

“Special Taxes” shall mean any and all present or future taxes, levies, imposts, deductions, charges or withholdings, or any liabilities with respect thereto, including those arising after the Closing Date as a result of the adoption of or any change in law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority but excluding, in the case of Lender, such taxes (including income taxes, franchise taxes and branch profit taxes) as are imposed on or measured by Lender’s net income by the United States of America or any Governmental Authority of the jurisdiction under the laws under which Lender is organized or maintains a lending office.

“Sponsor” shall mean The Howard Hughes Corporation, a Delaware corporation.

“Spread” shall mean six and seventy-five one-hundredths percent (6.75%) per annum.

“State” shall mean the State or Commonwealth in which the Property or any part thereof is located.

“Stated Maturity Date” shall mean November 6, 2017.

“Statement of Record” shall mean, with respect to each Property, that certain Statement of Record for the Project, in the form filed by Borrower with the United States Consumer Financial Protection Bureau.

“Stored Materials” shall have the meaning set forth in Section 5.1.33(i) hereof.

“Subaccounts” shall have the meaning set forth in Section 2.7.2(a) hereof.

“Subcontractor” shall mean, with respect to each Property, any subcontractor supplying labor or materials, or both, in connection with the Project Improvements.

“Subsequent Unit Contract” shall mean, with respect to each Property, a Unit Sale Contract entered into from and after the Closing Date.

“Substantial Completion” shall mean, with respect to each Property, that (i) the construction of the Project Improvements, except for Punchlist Items, shall have been completed, free and clear of all Liens (except Liens created by the Loan Documents or being contested pursuant to the terms of the Loan Documents), substantially in accordance with the Plans and Specifications, all applicable Legal Requirements in all material respects, and in accordance in all respects with the Condominium Documents and the provisions of this Agreement, (ii) all fixtures and equipment required for the use and operation of the Improvements for their intended use or which may be required by any Governmental Authority or by any Legal Requirements, the Condominium Documents or rule of any Governmental Authority for the use, operation and/or sale of such Improvements for their intended use have been installed and/or are located on the Property and ready for installation, as certified by the applicable Borrower’s Architect, (iii) all utilities necessary to serve the Project have been connected and are in operation, and (iv) any required approval by the fire marshal or its equivalent having jurisdiction over the Project and any other approval required by any Governmental Authorities, to the extent any such approval is a condition to the lawful use and occupancy of the Project Improvements and the opening of the same to the public, shall have been obtained, with completion of such requirements set forth in (i), (ii), (iii) and (iv) above to be evidenced to the reasonable satisfaction of Lender and the Construction Consultant, (v) all Project Related Costs incurred have been paid such that Lien waivers substantially in the form set forth in Exhibit C, conditioned only upon receipt of payment to be made with the proceeds of the final Disbursement, from all Contractors and Subcontractors who performed any work or supplied any materials with regard to all work performed and/or all materials supplied been delivered to Lender (other than as provided in (i) above), (vi) to the extent required by applicable Legal Requirements in all material respects, the temporary certificate of occupancy for the Project has been issued, and (vii) Borrower has sent notice to the purchasers under the Unit Sale Contracts that the acquisition of Residential Units thereunder may occur.

“Survey” shall mean, with respect to each Property, one or more survey(s) of the Property prepared by a surveyor licensed in the State and satisfactory to Lender and the company or companies issuing the Title Insurance Policy, and containing a certification of such surveyor satisfactory to Lender.

“Tax and Insurance Escrow Account” shall have the meaning set forth in Section 7.1.1 hereof.

“Tax and Insurance Escrow Funds” shall have the meaning set forth in Section 7.1.1 hereof.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tenant” shall mean the lessee of all or any portion of the Property under a Lease.

“Term” shall mean the term of the Loan.

“Title Company” shall mean, collectively, (a) Title Guaranty of Hawaii, Inc, a Hawaii corporation, as agent for First American Title Insurance Company, (b) Fidelity National Title Insurance Company and (c) National Land Tenure, LLC, as agent for Chicago Title Insurance Company.

“Title Continuation” shall mean, with respect to each Property, an endorsement to a Title Insurance Policy indicating that, since the last preceding Disbursement under this Agreement, there has been no change in the state of title to the Property and no Liens or survey exception not previously approved by Lender, or otherwise permitted hereunder, as provided herein, which notice or endorsements shall have the effect of continuing such Title Insurance Policy to the date of such Disbursement and increasing the coverage of the Title Insurance Policy by an amount equal to the Disbursement then being made if such Title Insurance Policy does not by its terms provide for such an increase.

“Title Insurance Policy” shall mean, with respect to each Property, an ALTA mortgagee title insurance policy in a form acceptable to Lender (or, if the Property is in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and acceptable to Lender) with respect to the Property and insuring the lien of the Security Instrument encumbering the Property.

“Trademarks” shall mean (i) all trademarks, service marks, domain names, trade names, corporate names, trade dress, logos and other indicia of origin, all registrations thereof, and all applications therefor, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state thereof, any other country or political subdivision thereof, or any multi-national intellectual property office, and all common-law rights related thereto, and all rights corresponding thereto throughout the world; (ii) all extensions and renewals of the foregoing; (iii) all goodwill connected with the use of and symbolized by the foregoing; (iv) the right to sue for past, present and future infringements or dilution of any of the foregoing or for any injury to goodwill; and (v) all proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“Trademark License” shall mean any agreement now or hereafter made pursuant to which Borrower receives or grants any right in, to, or under, any Trademark.

“Transfer” shall have the meaning set forth in Section 5.2.10(b) hereof.

“Tri-Party Agreement” shall mean, with respect to each Property, that certain Tri-Party Agreement, dated as of the date hereof, by and among the applicable Borrower, Escrow Agent and Lender.

“UCC” shall mean the Uniform Commercial Code as in effect on the date hereof in the State in which the Property or any portion thereof is located; provided, however, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection or priority of the security interest in any item or portion of the collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State in which the Property is located (“Other UCC State”), “UCC” means the Uniform Commercial Code as in effect in such Other UCC State for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or priority.

“Unit Sale Contract” shall have the meaning set forth in Section 5.1.41(a) hereof.

“Unit Sale Contract Deposit” or “Unit Sale Contract Deposits” shall have the meaning set forth in Section 5.1.41(c) hereof.

“Unit Sales Report” shall have the meaning set forth in Section 5.1.11(c) hereof.

“Unrelated Unit Purchaser” shall mean a prospective purchaser of a Residential Unit that is not a Borrower Related Party and has not entered into any agreement or understanding, written, oral or otherwise, to reconvey such Residential Unit to a Borrower Related Party at any time after the Transfer of such Residential Unit to such prospective purchaser.

“Up-Front Fee” shall mean a fee equal to one percent (1.0%) of the Loan Amount paid by Borrower to Lender on the Closing Date as provided in the Fee Letter by and between Borrower and Lender dated of even date herewith.

“Useable Unit Sale Contract Deposits” shall mean, with respect to each Property, at any given time, the amounts available for use by the applicable Borrower for construction and development purposes under section 12 of all Unit Sale Contracts entered into in accordance with this Agreement in accordance with applicable Legal Requirements including, without limitation, pursuant to the Escrow Agreement and HRS Section 514B-92.

“U.S. Obligations” shall mean non-redeemable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, or (b) to the extent acceptable to Lender, other “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended.

“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“Yield Maintenance Premium” shall mean, with respect to any payment or prepayment of principal (or acceleration of the Loan) on or prior to the Maturity Date, an amount equal to the greater of (i) the product of the following: (a) the amount of such prepayment (or the amount of principal so accelerated), multiplied by (b) three percent (3%) and (ii) the product of the following: (a) the amount of such prepayment (or the amount of principal so accelerated), multiplied by (b) the Assumed Interest Rate, multiplied by (c) the number of calendar days that occur in the period commencing on the date such prepayment (or acceleration) occurs and ending on and including the Maturity Date. As used in this definition, “Assumed Interest Rate” shall mean an annual interest rate equal to the Interest Rate in effect at the time of such prepayment, but the LIBOR portion of such Interest Rate being calculated using the forward LIBOR curve then in effect as reported by The Wall Street Journal.

“Zoning Approvals” shall mean, with respect to each Property, all land use, entitlement, building permits, and related permits and approvals issued by the City and County of Honolulu and the State of Hawaii for such Property, including, but not limited to the following and any amendments thereto: (1) Nunc Pro Tunc Order Re: Hearing Officer’s Proposed Findings of Fact, Conclusions of Law, and Decision and Order for a Master Plan Permit, approved by the Hawaii Community Development Authority in File No. PL MASP 13.1.3 on January 14, 2009, a memorandum of which was filed in the Office of the Assistant Registrar of the Land Court of the State of Hawaii as Document No. 3869623 and recorded in the Bureau of Conveyances of the State of Hawaii as Document No. 2009-093051 on June 17, 2009; (2) Master Plan Development Agreement for the Ward Neighborhood Master Plan, executed December 30, 2010 by the Hawaii Community Development Authority, Victoria Ward, Limited, Bank of Hawaii as Trustee under Land Trust No. 89433 and Land Trust No. 3188119, and First Hawaiian Bank as Trustee under Land Trust No. FHB-TRES 200601 and Land Trust No. FHB- TRES 200602, a memorandum of which was filed in the Office of the Assistant Registrar of the Land Court of the State of Hawaii as Document No. 4036891 and recorded in the Bureau of Conveyances of the State of Hawaii as Document No. 2011-004171 on January 7, 2011; (3) Declaratory Order re: Applicability of Condition No. 4 of Nunc Pro Tunc Order Re: Hearing Officer’s Proposed Findings of Fact, Conclusions of Law, and Decision and Order for a Master Plan Permit, issued January 14, 2009 in File No. PL MASP 13.1.3 by the Hawaii Community Development Authority; (4) with respect to the Ala Moana Property, only, Development Permit for Ward Village Land Block 2, Project 1 (Permit No. KAK 13-036), approved by the Hawaii Community Development Authority on August 21, 2013; (5) with respect to the Auahi Property only: (a) Development Permit for Ward Village Land Block 3, Project 1 (Permit No. KAK 13-037), approved by the Hawaii Community Development Authority on August 21, 2013; and (b) Ward Village Shops Joint Development Agreement effective as of March 17, 2006, a short form of which was filed in the Office of the Assistant Registrar of the Land Court of the State of Hawaii as Document No. 3821858 on January 23, 2009; and (6) First Amended and Restated Public Facilities Agreement for Land Block 2, Project 1, Land Block 3, Project 1, Land Block 5, Project 1, executed July 26, 2013.

Section 1.2Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

ARTICLE II

GENERAL TERMS

Section 2.1Loan Commitment; Disbursement to Borrower.

2.1.1Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, including the payment by Borrower to Lender of the Up-Front Fee, Lender hereby agrees to make, and Borrower hereby agrees to borrow, the Loan on the Closing Date.

2.1.2Multiple Disbursements to Borrower. Subject to and upon the terms and conditions set forth herein, including, without limitation, the conditions set forth in Section 2.8 hereof, Borrower shall be entitled to request, and Lender shall make, advances of the principal amount of the Loan in an aggregate amount not to exceed the Loan Amount.

2.1.3The Note, Security Instrument and Loan Documents. The Loan shall be evidenced by the Note and secured by the Security Instrument, the Assignment of Leases and the other Loan Documents.

2.1.4Use of Proceeds. Borrower shall use the proceeds of the Loan solely to pay for Approved Project Costs and in the manner set forth herein.

2.1.5Intentionally Omitted.

2.1.6Construction Budget. Each Borrower has prepared a budget, which has been approved by Lender and is attached hereto as Exhibit E, which sets forth such Borrower’s good faith estimate of all Project Related Costs to be incurred by such Borrower until Final Completion of the applicable Project Improvements (as amended from time to time in accordance with the provisions hereof, individually or collectively, as the context may require, the “Construction Budget”). The Construction Budget shall not be amended or modified without Lender’s prior written consent, which shall not be unreasonably withheld, delayed, or conditioned.

2.1.7Project Related Disbursements.

(a)Subject to satisfaction of the conditions set forth in Section 2.8 and subject to compliance by Borrower with the other terms and conditions of this Agreement, Lender shall advance portions of the Loan as Disbursements to Borrower for Approved Project Costs.

(b)Subject to satisfaction of the conditions set forth in Section 2.8 and subject to compliance by Borrower with the other terms and conditions of this Agreement, Lender shall authorize Escrow Agent to authorize Disbursements of Useable Unit Sale Contract Deposits to Borrower for Project Related Costs of the Condominium to which such Useable Unit Sale Contract Deposits relate (exclusive of salaries, commissions, or expenses of salespersons or other advertising expenses) as provided in HRS Section 514B-92, as then in effect, to the extent set forth in the applicable Construction Budget and the applicable Filed Budget, as the same may be revised in accordance with the provisions of this Agreement and in accordance with applicable Legal Requirements.

(c)Lender shall not be required to permit Disbursements for costs incurred by Borrower with respect to materials stored on or off the Property unless Borrower has furnished reasonably satisfactory evidence that such materials are stored, secured and insured in accordance with the provisions of Section 5.1.33(i). Subject to each Borrower’s right to reallocate Cost Savings and Contingency in accordance with this Agreement within its Construction Budget, Lender shall not be required to disburse for any category or Line Item more than the amount specified therefor in such Borrower’s Construction Budget.

(d)For any individual Disbursement under the applicable Construction Budget, in no event shall (x) (i) such Disbursement in accordance with such Construction Budget, plus (ii) all previous Disbursements pursuant to such Construction Budget exceed (y) (i) all Project Related Costs incurred (but not paid) or to be incurred by such Borrower through the date of the Disbursement Request plus (ii) the full amount of Project Related Costs actually paid with the proceeds of any previous Disbursement by such Borrower minus (iii) the applicable Retainage for each Construction Contract relating to such Project Related Costs.

(e)The Retainage shall be authorized to be disbursed on request by Borrower on a per Construction Contract basis after completion of each Construction Contract, subject to confirmation thereof by the Construction Consultant and receipt by Lender of final lien waiver(s) from the Contractor with respect to such Construction Contract (conditioned only upon payment of any amounts to be paid with such Retainage) and satisfaction of all other conditions precedent to such Disbursement set forth in Section 2.8.

(f)No portion of any Disbursement shall be used to pay any fees or other payments to be made to any Borrower Related Party except for Affiliate Fees expressly approved by Lender under this Agreement or pursuant to the terms and conditions in this Agreement.

(g)No Disbursement or any portion thereof shall be made with respect to any known defective work or to any Contractor that has performed work that is defective and that has not been cured, as accepted by the Borrower under the Construction Agreement and confirmed by the report of the Construction Consultant, but Lender may approve amounts payable, and Lender or Escrow Agent, as applicable, shall make such Disbursements before the sum shall become due if Lender reasonably believes it advisable to do so, and all such Disbursements or parts thereof shall be deemed to have been approved pursuant to this Agreement.

(h)Subject to satisfaction of the conditions set forth in Section 2.8 and subject to compliance by Borrower with the other terms and conditions of this Agreement, an amount of Escrow Funds shall be authorized by Lender to be authorized by Escrow Agent to be made available as Disbursements for payment of Monthly Debt Service Payment Amounts. No Unit Sale Contract Deposits shall be authorized to be made available for payment of Monthly Debt Service Payment Amounts unless otherwise expressly provided in this Agreement and permitted under all applicable Legal Requirements.

2.1.8Insufficiency of Escrow Funds and Loan Proceeds. Notwithstanding anything to the contrary set forth herein, at any time and from time to time during the term of the Loan, Lender shall have the right (but not the obligation), based on a Project Report or other written report from its Construction Consultant or any other basis in Lender’s sole but good faith discretion, to notify Borrower in writing (the “Shortfall Notice”) that (a) the total amount of Project Related Costs necessary to achieve Final Completion of the applicable Project Improvements that remain unpaid at the time in question exceeds the sum of (I) the undisbursed Escrow Funds that constitute Useable Unit Sale Contract Deposits and which, pursuant to applicable Legal Requirements, may be used to pay for actual costs of construction and development of the applicable Condominium (exclusive of salaries, commissions, or expenses of salespersons or other advertising expenses) as provided in HRS Section 514B-92, as then in effect, plus (II) the un-advanced portion of the Loan allocated to such Project (the sum of the amounts in the foregoing clauses (I) through (II) being referred to herein as “Remaining Available Funds”), or (b) the cost of completing any Line Item in the Construction Budget exceeds the sum of (I) the remaining undisbursed portion of the Remaining Available Funds that are allocated to such Line Item in the Construction Budget plus (II) any available amounts in the “Contingency” Line Item of the Construction Budget plus any Cost Savings that may, in accordance with the provisions of this Agreement, be reallocated by Borrower to the Line Item in question (the amount of any such deficiency under clause (a) or (b) being herein referred to as the “Shortfall”). If Lender at any time shall deliver a Shortfall Notice to Borrower, then Borrower shall within thirty (30) days of delivery of the Shortfall Notice (the “Shortfall Deposit Period”), at its option, either individually or in combination (i) deposit with Lender an amount equal to the Shortfall, which Lender shall apply from time to time, or allow Borrower to apply, to such Project Related Costs in accordance with the Loan Documents, or (ii) pay for such costs using third-party equity as incurred, in the amount of such Shortfall; provided, that, Borrower shall provide evidence reasonably acceptable to Lender of such payment from third-party equity. Lender shall have no obligation to make any Disbursement or to authorize Escrow Agent to authorize any further Disbursements until the sums required to be deposited with Lender pursuant to this Section 2.1.8 have been exhausted or paid to Borrower and, in any such case, no Shortfall then exists. Any such sums not used as provided in this Section 2.1.8 shall be released to Borrower when and to the extent that Lender determines in its reasonable discretion that a Shortfall no longer exists; provided, however, if an Event of Default occurs and is continuing, Lender, in its sole discretion, may apply such amounts either to the remaining Project Related Costs or to the immediate payment of any Obligations of Borrower. In the event that Borrower does not pay the Shortfall in accordance with this Section 2.1.8, without waiving any resulting Event of Default hereunder, Lender shall have the right, upon five (5) Business Days prior written notice to Borrower, acting in its sole discretion, but not the obligation, to fund such Shortfall and, notwithstanding anything to the contrary contained herein, interest on such amount so funded shall be secured by the Lien of the Loan Documents and accrue at the Default Rate. Borrower shall, within five (5) Business Days following notice from Lender that Lender has elected to make such an additional advance (“Shortfall Advance”), execute such amendments to the Loan Documents as Lender may require to evidence such Shortfall Advance and to increase the Loan amount accordingly. Borrower agrees to reasonably cooperate in all respects with Lender with regard to such funding to insure that such advances and interest are secured by the Lien of the Security Instrument and other Loan Documents and that the priority of such Lien is not affected, and shall pay any and all actual out-of-pocket costs and expenses incurred in connection with the advance and such amendments (including mortgage recording tax), reasonable legal fees, and title insurance premiums, and shall provide such additional title insurance policies or endorsements as may be required by Lender.

Section 2.2Interest Rate.

2.2.1Interest Rate. Subject to Section 2.2.5 hereof, interest on the Outstanding Principal Balance shall accrue from the Closing Date to but excluding the Maturity Date at the Interest Rate.

2.2.2Interest Calculation. With respect to any applicable period, interest on the Outstanding Principal Balance shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on the Interest Rate and a three hundred sixty (360) day year by (c) the Outstanding Principal Balance in effect for the applicable period as calculated by Lender.

2.2.3Determination of Interest Rate.

(a)The Interest Rate with respect to the Loan shall be: (i) the LIBOR Rate with respect to the applicable Interest Period for a LIBOR Loan, (ii) the Prime Rate plus the Prime Rate Spread for a Prime Rate Loan if the Loan is converted to a Prime Rate Loan pursuant to the provisions hereof or (iii) when applicable pursuant to this agreement, the Default Rate. Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to convert a LIBOR Loan to a Prime Rate Loan.

(b)Subject to the terms and conditions hereof, the Loan shall be a LIBOR Loan and Borrower shall pay interest on the Outstanding Principal Balance at the LIBOR Rate for the applicable Interest Period. Any change in the rate of interest hereunder due to a change in the Interest Rate shall become effective as of the opening of business on the first day on which such change in the Interest Rate shall become effective. Each determination by Lender of the Interest Rate shall be conclusive and binding for all purposes, absent manifest error.

(c)In the event that Lender shall have determined (which determination shall be conclusive and binding upon Borrower absent manifest error) that by reason of circumstances affecting the interbank Eurodollar market, adequate and reasonable means do not exist for ascertaining LIBOR, then Lender shall forthwith give notice by telephone of such determination, confirmed in writing, to Borrower at least one (1) day prior to the last day of the related Interest Period. If such notice is given, the related outstanding LIBOR Loan shall be converted, on the last day of the then current Interest Period, to a Prime Rate Loan.

(d)If, pursuant to the terms hereof, any portion of the Loan has been converted to a Prime Rate Loan and Lender shall determine (which determination shall be conclusive and binding upon Borrower absent manifest error) that the event(s) or circumstance(s) which resulted in such conversion shall no longer be applicable, Lender shall give notice by telephone of such determination, confirmed in writing, to Borrower at least one (1) day prior to the last day of the related Interest Period. If such notice is given, the related outstanding Prime Rate Loan shall be converted to a LIBOR Loan on the last day of the then current Interest Period.

(e)If any requirement of law or any change therein or in the interpretation or application thereof, shall hereafter make it unlawful for Lender to make or maintain a LIBOR Loan as contemplated hereunder (i) the obligation of Lender hereunder to make a LIBOR Loan or to convert a Prime Rate Loan to a LIBOR Loan shall be canceled forthwith and (ii) any outstanding LIBOR Loan shall be converted automatically to a Prime Rate Loan on the last day of the then current Interest Period or within such earlier period as required by law. Borrower hereby agrees to promptly pay to Lender, upon demand, any additional amounts necessary to compensate Lender for any costs incurred by Lender in making any conversion in accordance with this Agreement, including, without limitation, any interest or fees payable by Lender to lenders of funds obtained by it in order to make or maintain the LIBOR Loan hereunder. Lender’s notice of such costs, as certified to Borrower, shall be conclusive absent manifest error.

(f)Borrower agrees to pay any Breakage Costs in connection with the conversion (for any reason whatsoever, whether voluntary or involuntary) of the Interest Rate from the LIBOR Rate to the Prime Rate with respect to any portion of the Outstanding Principal Balance then bearing interest at the LIBOR Rate on a date other than the last day of an Interest Period.

2.2.4Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the Outstanding Principal Balance and, to the extent permitted by law, all accrued and unpaid interest in respect thereof and any other amounts due pursuant to the Loan Documents, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.

2.2.5Usury Savings. This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement, the Note or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

2.2.6Breakage Indemnity. Borrower shall indemnify Lender against any loss or expense which Lender may actually sustain or incur in liquidating or redeploying deposits from third parties acquired to effect or maintain the Loan or any part thereof as a consequence of (a) any payment or prepayment of the Loan or any portion thereof made on a date other than a Payment Date and (b) any default in payment or prepayment of the Outstanding Principal Balance or any part thereof or interest accrued thereon, as and when due and payable (at the date thereof or otherwise, and whether by acceleration or otherwise) (collectively, “Breakage Costs”). Lender shall deliver to Borrower a statement for any such sums which it is entitled to receive pursuant to this Section 2.2.6, which statement shall be binding and conclusive absent manifest error. Borrower’s obligations under this Section 2.2.6 are in addition to Borrower’s obligations to pay any Yield Maintenance Premium applicable to a payment or prepayment of the Loan.

Section 2.3Debt Service Payments.

2.3.1Payments Generally. For purposes of making payments hereunder, but not for purposes of calculating Interest Periods, if the date on which any such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day. All amounts due pursuant to this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.

2.3.2Monthly Debt Service Payment. On the Initial Funding Date, Borrower shall make a payment of interest only for the period commencing on and including the Initial Funding Date through and including the final day of the month in which the Initial Funding Date occurs. Thereafter, on the first day of the second following month (the “First Payment Date”) and each subsequent Payment Date up to and including the Maturity Date, Borrower shall make a payment to Lender of interest on the Outstanding Principal Balance for the Interest Period immediately preceding the month during which such Payment Date occurs (the “Monthly Debt Service Payment Amount”). Lender shall have the right from time to time, in its sole discretion, upon not less than ten (10) days prior written notice to Borrower, to change (a) the Payment Date to a different calendar day and/or (b) the calendar days upon which the Interest Period shall commence (in a particular calendar month) and end (in the immediately succeeding calendar month), with a corresponding change in the Interest Determination Date and, if requested by Lender, Borrower shall promptly execute an amendment to this Agreement to evidence all such changes, but the failure of Borrower to exercise such amendment shall not affect the effectiveness of any change for which Lender has so notified Borrower.

2.3.3Payment on Maturity Date. Borrower shall pay to Lender not later than 3:00 p.m., New York City time, on the Maturity Date of the Outstanding Principal Balance, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Security Instrument and the other Loan Documents.

2.3.4Late Payment Charge. If any principal, interest or any other sums due under the Loan Documents (other than the payment of principal due on the Maturity Date) are not paid by Borrower on or prior to the date on which such sums are due, Borrower shall pay to Lender upon demand an amount equal to the lesser of (a) five percent (5%) of such unpaid sum, and (b) the Maximum Legal Rate, in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment; provided, however, no such amount shall be due and payable with respect to the first late payment during any calendar year unless such delinquency persists for more than five (5) days after the date such payment was due and payable. Any such amount shall be secured by the Security Instrument and the other Loan Documents to the extent permitted by applicable law.

2.3.5Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 3:00 p.m., New York City time, on the date when due and shall be made in Dollars in immediately available funds at Lender’s office or as otherwise directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day. Any payments required to be made hereunder or under the Cash Management Agreement by Lender or Servicer out of the Cash Management Account shall be deemed to have been timely made for purposes of this Section 2.3.5.

2.3.6Administration Fee. Until the Loan has been paid in full, Borrower shall pay to Lender any Administration Fee that is due and payable on each Payment Date, which Administration Fee may be funded from Disbursements.

Section 2.4Prepayments.

2.4.1Voluntary Prepayments.

(a)Except as otherwise provided herein, Borrower shall not have the right to prepay the Loan in whole or in part prior to the Maturity Date.

(b)Permitted Prepayment.

(i)On any Payment Date so long as no Event of Default has occurred and is continuing, Borrower may, at its option and upon not more than ninety (90) and not less than thirty (30) days prior written notice to Lender, and subject to compliance with the provisions of this Section 2.4.1, prepay the Outstanding Principal Balance, in whole or in part, provided that such prepayment is accompanied by (A) all accrued and unpaid interest on the Outstanding Principal Balance prepaid through the end of the Interest Period in which such prepayment was made and (B) all other amounts due under the Note, this Agreement, or any of the other Loan Documents (including, without limitation, any Breakage Costs and any Yield Maintenance Premium). A prepayment notice may be revoked by written notice of revocation to Lender on or up to the date of prepayment specified in any such prepayment notice; provided that Borrower shall pay Lender upon demand for all of Lender’s out-of-pocket costs and expenses (including reasonable fees and disbursements of Lender’s counsel) incurred in connection with such anticipated prepayment and any sums that would have been payable for any Breakage Costs actually incurred and due if the prepayment was made on the date specified in any such prepayment notice.

(c)Prepayment/Repayment Conditions.

(i)On the date on which a prepayment is made, Borrower shall pay to Lender:

(A)all accrued and unpaid interest calculated at the Interest Rate on the amount of principal being prepaid through and including the end of the Interest Period in which such prepayment was made;

(B)Intentionally Omitted;

(C)Breakage Costs, if any, without duplication of any sums paid pursuant to the preceding subparagraphs (A) and (B);

(D)the Yield Maintenance Premium applicable thereto (if such prepayment occurs on or prior to the date that is thirty (30) days before the Maturity Date);

(E)all other sums then due under the Note, this Agreement, the Security Instrument, and the other Loan Documents.

2.4.2Mandatory Prepayments.

(a)Following any Casualty or Condemnation, on the next occurring Payment Date following the date on which Lender actually receives any Net Proceeds, if Lender is not obligated to make such Net Proceeds available to Borrower for Restoration, Borrower shall prepay, or authorize Lender to apply such Net Proceeds as a prepayment of, the Outstanding Principal Balance of the Note in an amount equal to one hundred percent (100%) of such Net Proceeds; provided, however, that if an Event of Default has occurred and is continuing, Lender may apply such Net Proceeds to the Debt (until paid in full) in any order or priority in its sole discretion. Additionally, so long as no Event of Default has occurred and is continuing, no Yield Maintenance Premium shall be due in connection with any prepayment made pursuant to this Section 2.4.2(a). Any partial prepayment under this Section 2.4.2(a) shall be applied to the last payments of principal due under the Loan; and

(b)All prepayments made pursuant to the terms of Section 5.1.41 from the Required Release Price of individual condominium units shall be considered mandatory prepayments under this Section 2.4.2(b). So long as no Event of Default has occurred and is continuing, no Yield Maintenance Premium or Breakage Costs shall be due in connection with any prepayment made pursuant to this Section 2.4.2(b) from the Required Release Price of the sale of an individual condominium unit in the ordinary course of business. Any partial prepayment under this Section 2.4.2(b) shall be applied to the last payments of principal due under the Loan.

2.4.3Prepayments Made While an Event of Default Exists. If, following the occurrence and during the continuance of an Event of Default, payment of all or any part of the Debt is tendered by Borrower for any reason or otherwise recovered by Lender (including, without limitation, through acceleration or the application of any Reserve Funds or Net Proceeds) Borrower shall pay, as part of the Debt, all of (a) all accrued interest calculated at the Interest Rate on the amount of principal being prepaid through and including the date of such prepayment, (b) the Breakage Costs, if any, without duplication of any sums paid pursuant to the preceding clause (a), and (c) the Yield Maintenance Premium.

Section 2.5Intentionally Blank

Section 2.6Release of Property. Except as set forth in this Section 2.6, no repayment or prepayment of all or any portion of the Note shall cause, give rise to a right to require, or otherwise result in, the release of the Lien of the Security Instrument.

2.6.1Release on Payment in Full. Lender shall, upon the written request and at the expense of Borrower, upon payment in full of the Debt in accordance with the terms of this Agreement and the other Loan Documents, execute appropriate release documents for the release of the Lien of the Security Instrument or, if requested by Borrower, assign to Borrower’s designee (without any representation or warranty by and without any recourse against Lender whatsoever) the Lien of the Loan Documents if not theretofore released, provided (i) such assignment is in accordance with applicable law, (ii) Borrower pays Lender’s then customary administrative fee for processing assignments of mortgages and the reasonable expenses of Lender, including reasonable attorney’s fees and expenses incurred in connection therewith, (iii) Lender shall not be liable if the original Loan Documents cannot be located, and (iv) Borrower shall provide such other items, information and documents which a prudent lender would require to effectuate such assignment.

2.6.2Partial Release on Permitted Condominium Sales  . Release of Residential Units or Commercial Units in connection with Permitted Condominium Sales shall be governed by Section 5.1.41 hereof.

Section 2.7Cash Management.

2.7.1Clearing Account.

(a)Upon Substantial Completion of the Project Improvements, each Borrower shall establish and maintain a segregated Eligible Account (each, a “Clearing Account”) with the Clearing Bank in trust for the benefit of Lender, which Clearing Account shall be under the sole dominion and control of Lender. The Clearing Account shall be entitled, as applicable, “1108 Auahi, LLC, as pledgor, for the benefit of BREDS II Mortgage Corp., as Secured Party – Clearing Account” or “1118 Ala Moana, LLC, as pledgor, for the benefit of BREDS II Mortgage Corp., as Secured Party – Clearing Account”, or such other name as required by Lender from time to time. Such Borrower (i) hereby grants to Lender a first priority security interest in the Clearing Account and all deposits at any time contained therein and the proceeds thereof, and (ii) will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Clearing Account, including, without limitation, the execution of any account control agreement required by Lender. Borrower will not in any way alter, modify or close the Clearing Account and will notify Lender of the account number thereof. Except as may be expressly permitted in the Clearing Account Agreement, Lender and Servicer shall have the sole right to make withdrawals from the Clearing Account and all costs and expenses for establishing and maintaining the Clearing Account shall be paid by Borrower. All monies now or hereafter deposited into the Clearing Account shall be deemed additional security for the Obligations.

(b)Each Borrower shall, or shall cause Manager to, deliver written instructions to all Tenants under Leases to deliver all Rents payable thereunder directly to the applicable Clearing Account. Each Borrower shall, and shall cause Manager to, deposit into the applicable Clearing Account within one (1) Business Day after receipt all amounts received by such Borrower or such Manager constituting Rents. Each Clearing Account Agreement and each Clearing Account shall remain in effect until the Loan has been repaid in full.

(c)Subject to the final sentence of Section 2.7.2(a), each Borrower shall cause the Clearing Bank to transfer to the applicable Cash Management Account in immediately available funds by federal wire transfer all amounts on deposit in the applicable Clearing Account once every Business Day (less any required minimum balance pursuant to the terms of the applicable Clearing Account Agreement).

(d)Upon the occurrence of an Event of Default and during the continuance of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, direct the applicable Clearing Bank to immediately pay over all funds on deposit in the applicable Clearing Account to Lender and to apply any such funds to the payment of the Debt in any order in its sole discretion.

(e)Funds deposited into each Clearing Account shall not be commingled with other monies held by any Borrower, any Manager or any Clearing Bank.

(f)Borrower shall not further pledge, assign or grant any security interest in any Clearing Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 financing statements, except those naming Lender as the secured party, to be filed with respect thereto.

(g)Borrower shall indemnify Lender and the Clearing Bank and hold Lender and the Clearing Bank harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with each Clearing Account, each Clearing Account Agreement or the performance of the obligations for which each Clearing Account was established (unless arising from the gross negligence, illegal acts, fraud or willful misconduct of Lender or the Clearing Bank, as applicable).

2.7.2Cash Management Account.

(a)On or prior to Substantial Completion, Lender shall establish and maintain a segregated Eligible Account (each, a “Cash Management Account”) to be held by the Deposit Bank in trust for the benefit of Lender, which Cash Management Account shall be under the sole dominion and control of Lender. The Cash Management Account shall be entitled “1108 Auahi, LLC, as pledgor, for the benefit of BREDS II Mortgage Corp., as Secured Party – Cash Management Account” or “1118 Ala Moana, LLC, as pledgor, for the benefit of BREDS II Mortgage Corp., as Secured Party – Cash Management Account”, or such other name as required by Lender from time to time. Lender will also establish subaccounts of the Cash Management Account which shall at all times be Eligible Accounts (and may be ledger or book entry accounts and not actual accounts) (such subaccounts are referred to herein as “Subaccounts”). Borrower (i) hereby grants to Lender a first priority security interest in the Cash Management Account and the Subaccounts and all deposits at any time contained therein and the proceeds thereof, and (ii) will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Cash Management Account and the Subaccounts, including, without limitation, filing or authorizing Lender to file UCC-1 financing statements and continuations thereof. Borrower will not in any way alter, modify or close the Cash Management Account and will notify Lender of the account number thereof. Lender and Servicer shall have the sole right to make withdrawals from the Cash Management Account and the Subaccounts and all costs and expenses for establishing and maintaining the Cash Management Account and the Subaccounts shall be paid by Borrower.

All monies now or hereafter deposited into the Cash Management Account and the Subaccounts shall be deemed additional security for the Obligations. Notwithstanding anything to the contrary, so long as no Event of Default exists, funds in the Clearing Account shall be transferred to Borrower’s operating account specified in the Clearing Account Agreement, as may be requested by Borrower from time to time.

(b)Subject to Section 2.7.2(e) below, all funds on deposit in the Cash Management Account shall be applied by Lender (or by the Deposit Bank at Lender’s direction) to the payment of the following items in the order indicated:

(i)First, payment to Lender (for deposit in the Tax and Insurance Escrow Account) in respect of the Tax and Insurance Escrow Funds in accordance with the terms and conditions of Section 7.1.1 hereof, to be disbursed as set forth in this Agreement;

(ii)Second, payment to the Deposit Bank of the fees and expenses of the Deposit Bank then due and payable pursuant to the Cash Management Agreement;

(iii)Third, payment to Borrower in an amount equal to the aggregate of (A) Operating Expenses due and payable by Borrower during the succeeding month as set forth in the Approved Annual Budget, (B) Operating Expenses which were paid by Borrower during the previous month and which constitute Permitted Budget Variances, (C) Extraordinary Expenses, if any, approved by Lender; less (D) any amounts which were previously disbursed to Borrower pursuant to this Section 2.7.2(b)(iii) and which were not used by Borrower to pay Operating Expenses or Extraordinary Expenses; provided, however, that Lender shall have no obligation to disburse any funds to Borrower under this Section 2.7.2(b)(iii) unless Borrower has delivered to Lender not less than five (5) Business Days prior to the disbursement date an Officer’s Certificate in form and substance reasonably acceptable to Lender certifying to Lender: (x) a list in reasonable detail of the Operating Expenses which are due and payable by Borrower during the succeeding month as set forth in the Annual Budget, and (y) a list in reasonable detail of the Operating Expenses which were paid by Borrower during the previous month and which constitute Permitted Budget Variances, and (z) a reconciliation showing all Operating Expenses and Extraordinary Expenses actually paid by Borrower for the prior month and all amounts distributed to Borrower under this Section 2.7.2(b)(iii);

(iv)Fourth, payment to Lender of the Monthly Debt Service Payment Amount;

(v)Intentionally Omitted;

(vi)Fifth, payment to Lender of any other amounts then due and payable under the Loan Documents; and

(vii)Sixth, payment of all amounts then remaining after payment of items (i) through (vi) (all amounts then remaining after payment of items (i) through (vi) being hereinafter referred to as “Excess Cash”) to the Excess Cash Reserve Fund in accordance with the terms and conditions of Section 7.2 hereof.

(c)Provided no Event of Default shall have occurred and be continuing, the Required Release Price shall be applied on the date received by Lender (or by the Deposit Bank at Lender’s direction) to prepay the Outstanding Principal Balance.

(d)The insufficiency of funds on deposit in the Cash Management Account shall not relieve Borrower of the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

(e)Notwithstanding Section 2.7.2(b) or (c) above, following the occurrence of an Event of Default and during the continuance thereof, all funds on deposit in the Cash Management Account may be applied by Lender in such order and priority as Lender shall determine in its sole discretion until the Debt has been paid in full.

(f)Borrower hereby agrees to reasonably cooperate with Lender with respect to any requested modifications to the Cash Management Agreement for the purpose of establishing additional sub-accounts in connection with any payments otherwise required under this Agreement and the other Loan Documents.

(g)Borrower shall indemnify Lender and the Deposit Bank and hold Lender and the Deposit Bank harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with each Cash Management Account, each Cash Management Agreement or the performance of the obligations for which each Cash Management Account was established (unless arising from the gross negligence, illegal acts, fraud or willful misconduct of Lender or the Deposit Bank, as applicable).

Section 2.8Conditions To Disbursements.

2.8.1Conditions to Loan Advances. The obligation of Lender to advance all or any portion of the Loan Amount shall be subject to the following conditions precedent, in addition to the conditions set forth in Section 2.8.2 below:

(a)Borrower shall not be entitled to utilize any available Escrow Funds with respect to the applicable Approved Project Costs pursuant to the Condominium Act, Legal Requirements and the Filed Budget.

(b)Borrower shall submit to Lender and Construction Consultant a Borrower’s Requisition in accordance with the requirements of this Section 2.8, not less than ten (10) Business Days prior to the proposed Disbursement date and no more frequently than once in each calendar month. Each Borrower’s Requisition shall specify (i) the Approved Project Costs to be paid from the Loan advance, (ii) the amount of remaining Escrow Funds, and (iii) the percentage of the Escrow Funds that have been used for Project Related Costs to date.

(c)Lender shall have no obligation to make any Disbursement of the unadvanced portion of the Loan more often than once in each calendar month, and all such Disbursements shall be in in an amount not less than One Hundred Thousand and no/100 Dollars ($100,000.00) (except for the final Disbursement, which may be in any amount).

2.8.2Conditions to Disbursements for Construction. The obligation of Lender to make or authorize (as applicable) the initial Disbursement shall be subject to the following conditions precedent (as well as the conditions set forth in Section 2.8.3, which shall apply to all Disbursements), all of which conditions precedent must be satisfied (or waived in writing by Lender) prior to Lender making or authorizing (as applicable) the initial Disbursement (provided that Lender’s making or authorization of a Disbursement shall constitute written waiver of any such conditions not satisfied as of the date of funding of such Disbursement):

(a)Performance; No Default. On the date the initial Disbursement is requested and on the date of the initial Disbursement there shall exist no Default or Event of Default.

(b)Representations and Warranties. The representations and warranties made by the Borrower Parties in the Loan Documents or in any certificate or instrument delivered in connection with the Loan Documents shall have been true and correct on the date in all material respects on which made and shall also be true and correct in all material respects as if remade on the date of the initial Disbursement.

(c)Approvals. Borrower shall have delivered to Lender evidence that all Governmental Approvals necessary for the construction of the Project Improvements as contemplated by the Plans and Specifications, and to commence the marketing and sale of Residential Condominium Units, have been obtained and are in full force and effect.

(d)Licenses and Permits. Lender shall have received satisfactory evidence that any and all building permits required for the commencement of full construction of the Project Improvements and the work contemplated by the Disbursement, as contemplated in the Plans and Specifications, have been obtained in accordance with all Legal Requirements and are in full force and effect.

(e)Condominium Documents. Lender shall have received and approved all applicable Condominium Documents and filings.

(f)Architect’s Contract. Lender shall have approved the identity of Borrower’s Architect and the form and substance of the Architect’s Contract, and such Architect’s Contract shall have been executed and shall be in full force and effect. Borrower’s Architect shall have duly executed and delivered to Lender a fully executed original certificate in the form of Exhibit F-1 to this Agreement with such changes thereto as are reasonably approved by Lender (the “Architect’s Certificate”).

(g)General Contractor’s Agreement. Lender shall have approved the identity of the General Contractor and the form and substance of the General Contractor’s Agreement. The General Contractor’s Agreement shall have been executed and delivered and shall be in full force and effect (and Lender shall have received a certified copy or a fully executed duplicate original thereof) and the General Contractor shall have duly executed and delivered to Lender a consent and certificate in the form attached hereto as Exhibit G-1 with such changes thereto as are reasonably approved by Lender (the “General Contractor’s Certificate”). If General Contractor consists of more than one Person, then each such Person shall deliver such a consent to the assignment of the General Contractor’s Agreement, in form and substance reasonably satisfactory to Lender, and Lender shall have received a certified copy or a fully executed duplicate original thereof.

(h)Plans and Specifications. Lender shall have received two (2) complete sets of the final Plans and Specifications with respect to the Project and, in addition detailed final Plans and Specifications with respect to any work that is the subject-matter of such Disbursement, approved by Lender and any and all modifications, addendums and amendments made thereto.

(i)Contracts and Subcontracts. Borrower shall have delivered to Lender and Construction Consultant a list, certified by Borrower, of all Contractors and Subcontractors who have been or will be supplying labor or materials under any Construction Contract, and all such Contracts shall be in full force and effect. If requested by Lender, all Major Contractors and Major Subcontractors shall have delivered a consent to the assignment to each of their Contracts in the form of the Consent, Certification, Waiver and Agreement attached as “Exhibit A” to the Assignment of Contracts (the “Form Consent and Certification”) or otherwise in form and substance reasonably satisfactory to Lender, and (2) Lender shall have received a performance letter substantially in the form attached hereto as Exhibit G-2 with such changes thereto as are reasonably approved by Lender from each Major Contractor or Major Subcontractor. Lender shall have received a certified copy or a fully executed duplicate original of each such Major Construction Contract.

(j)Notices. All notices required by any Governmental Authority or by any applicable Legal Requirement to be filed prior to commencement of construction of the Project Improvements shall have been filed.

(k)Further Documents. Lender shall have received such other documents and information as Lender or its counsel may have reasonably requested (including, without limitation, insurance policies, development agreements, service agreements, title insurance policies, zoning reports and opinions, Borrower Party searches, legal opinions, financial statements, form of unit purchase agreement, utility letters, organizational documents, real estate tax bills, site/floor plans, stacking plans, copies of unit purchase contracts and reservations), in form and substance reasonably satisfactory to Lender.

(l)Sponsor Equity. Lender shall have received satisfactory evidence that the sum of (i) the Land Value, (ii) the Escrow Funds and (iii) cash equity contributions made by Sponsor to the development of the Project equal or exceed $386,252,370.00; provided, however, at such time as the condition set forth in the preceding clause has been satisfied, and prior to the initial Disbursement, (x) to the extent permitted in accordance with applicable Legal Requirements and the Filed Budget, (y) provided no Default or Event of Default is then continuing, and (z) there is not, and there would not result from such disbursement, any Shortfall arising out of insufficient remaining budgeted interest expense based on the then applicable 30 day LIBOR forward curve and an updated development timing schedule, Borrower may make a single draw of up to Four

Million and No/100 Dollars ($4,000,000.00) in Escrow Funds in reimbursement of cash equity contributions that have been utilized for Approved Project Costs, reduced on a dollar-for-dollar basis for the amount of any portion of the Soft Cost contingency that has been utilized, and, notwithstanding any other provisions of this Agreement, distribute such amount to Borrower’s owners. As used herein, “Land Value” shall mean $152,786,000.00.

(m)Construction Schedule. Lender shall have received and approved a final Construction Schedule.

(n)Budget. Lender shall have received and approved a final Construction Budget, and Lender and any applicable Governmental Authority shall have approved the Filed Budget.

(o)Guaranteed Maximum Price. Lender shall have received satisfactory evidence that Borrower has obtained a guaranteed maximum price contract from General Contractor in form and substance reasonably acceptable to Lender, and that not less than sixty-five percent (65%) of the Construction Contracts under such guaranteed maximum price contract have been bought out.

(p)Zoning. Lender shall be satisfied that the Property shall comply with all applicable use and zoning ordinances, regulations and restrictive covenants, if any, including, without limitation, the Zoning Approvals.

(q)Performance Bonds. Lender shall have received satisfactory evidence that Borrower has provided payment and performance bonds, in amounts required by, and in form and substance acceptable to, Lender for the General Contractor’s Agreement and all Construction Contracts with Contractors and Subcontractors, except as expressly set forth on Schedule XI hereto.

(r)Intentionally omitted.

(s)Notice of Commencement. All notices required by any Governmental Authority or by any applicable Legal Requirement to be filed prior to commencement of construction of the Project Improvements shall have been filed.

(t)No Shortfall. Borrower shall have provided evidence satisfactory to Lender that immediately prior to the initial Disbursement and immediately after giving effect to the initial Disbursement, no Shortfall shall exist.

(u)Intentionally omitted.

(v)Escrow Agreement. Borrower shall have provided and Lender shall have approved the Escrow Agreement and a current account report with respect to the Escrow Funds.

(w)Subordinations. Borrower shall have provided and Lender shall have approved subordinations from all Sales Agents.

2.8.3Conditions to all Disbursements. The obligation of Lender to make or authorize Escrow Agent to authorize any Disbursement (including the initial Disbursement) shall be subject to the satisfaction of the following conditions precedent, all of which conditions precedent must be satisfied (or waived in writing by Lender) prior to Lender making or authorizing Escrow Agent to authorize any such Disbursement (provided that Lender’s funding of a Disbursement shall constitute written waiver of any such conditions not satisfied as of the date of funding of such Disbursement).

(a)Prior Conditions Satisfied. All conditions precedent to any initial Disbursement as set forth in Section 2.8.2 shall continue to be satisfied (or waived by Lender in its sole discretion) as of the date of such subsequent Disbursement, irrespective of whether or not such conditions are repeated in this Section 2.8.3.

(b)Performance; No Default. On the date such Disbursement is requested and on the date of such Disbursement there shall exist no Default or Event of Default.

(c)Representations and Warranties. The representations and warranties made by the Borrower Parties in the Loan Documents or in any certificate or instrument delivered in connection with the Loan Documents shall have been true and correct on the date in all material respects on which made and shall also be true and correct in all material respects as if remade on the date of the Disbursement.

(d)Deliveries. The following items or documents shall have been delivered to Lender for each Project, as applicable, except as indicated to the contrary below:

(i)Anticipated Costs Report. An anticipated cost report, in form and substance reasonably acceptable to Lender, executed by Borrower which sets forth all anticipated costs to complete construction of the Project to Final Completion, after giving effect to costs incurred to date and any anticipated Change Orders.

(ii)Title Update and Title Endorsement. Lender shall have received a notice of Title Continuation and, upon making such Disbursement, to the extent available in the State of Hawaii, a title endorsement with respect to the Security Instrument that has not been fully funded (without giving effect to the requested Disbursement), dated the date of the requested Disbursement, which Title Continuation or endorsement shall state that since the last Disbursement of the Loan there have been no changes in the state of title to the Property which are not permitted under the terms of the Loan Documents and that there are no additional exceptions that are not Permitted Encumbrances that were not previously approved by Lender in its reasonable discretion (to the extent such approval is required hereunder). The endorsement to the Title Insurance Policy shall be in form customarily used for “down-date endorsements” in the State of Hawaii. In addition, Lender shall have received an updated title search from the Title Company which shall indicate that there are no exceptions to title other than Permitted Encumbrances (excluding Permitted Encumbrances that are of the type described in clause (e) of the definition of Permitted Encumbrances).

(iii)Evidence of Sufficiency of Funds. Evidence reasonably satisfactory to Lender that the remaining Escrow Funds and undisbursed Loan proceeds available for such purposes will be sufficient to cover all remaining Project Related Costs reasonably anticipated by Lender to be incurred in connection with the Project.

(iv)Disbursement Request. Borrower shall submit to Lender one (1) Disbursement Request for both Projects including Borrower’s Requisition in the form attached hereto as Exhibit B (“Borrower’s Requisition”), not less than twelve (12) Business Days prior to the proposed Disbursement date and no more frequently than once in each calendar month, which shall constitute Borrower’s representation and warranty to Lender that: (a) any completed construction is substantially in accordance with the Plans and Specifications, (b) all costs for which Lender has previously authorized Disbursement of funds have in fact been paid, (c) all the representations and warranties contained in Article IV of this Agreement continue to be true and correct in all material respects, except for such changes in facts and circumstances as shall have occurred in the ordinary course of business and which do not otherwise give rise to or constitute an Event of Default, (d) to Borrower’s knowledge, no Event of Default shall have occurred and be continuing hereunder, and (e) to Borrower’s knowledge, Borrower continues to be in compliance in all material respects with all of the other terms, covenants and conditions contained in this Agreement. In connection with any Disbursements of the unadvanced portion of the Loan, Borrower’s Requisition shall additionally include the information outlined in Section 2.8.1(b) hereof. With regard to all Disbursements, each Borrower’s Requisition shall also include a certification from Borrower that all prior Disbursements of Useable Unit Sale Contract Deposits from Escrow Funds have been utilized in accordance with applicable Legal Requirements, the Tri-Party Agreement, the Unit Sale Contracts, the Public Report, the Property Report, the Filed Budget and this Agreement. With regard to Disbursements for Hard Costs, Borrower’s Requisition shall be accompanied by:

(A)a completed and itemized Application and Certificate for Payment (AIA Document No. G702/G703) attached hereto as Exhibit H or similar form reasonably approved by Lender, containing the certification of the General Contractor or Contractor or Subcontractor to whom such payment is made, as applicable, and Borrower’s Architect as to the accuracy of same, together with invoices relating to all items of Project Related Costs covered thereby and accompanied by a cost breakdown showing the cost of work on, and the cost of materials incorporated into, the Project to the date of the requisition. The cost breakdown shall also show the percentage of completion of each Line Item on the Construction Budget, and the accuracy of the cost breakdown shall be certified by Borrower and by Borrower’s Architect. All such applications for payment shall also show all Contractors and Subcontractors, including Major Contractors and Major Subcontractors, by name and trade, the total amount of each Construction Contract or Subcontract, the amount theretofore paid to each Subcontractor as of the date of such application, and the amount to be paid from the proceeds of the Disbursement to each Contractor and Subcontractor;

(B)a certificate or report of the Borrower’s Architect to Lender based upon a site observation of the Property made by the Borrower’s Architect not more than thirty (30) days prior to the date of such draw, in which the Borrower’s Architect shall in substance: (i) verify that the portion of the Project Improvements completed as of the date of such site observation has been completed substantially in accordance with the Plans and Specifications; and (ii) state its estimate of (1) the percentages of the construction of the Project Improvements completed as of the date of such site observation on the basis of work in place as part of the Project Improvements and the Construction Budget, (2) the Hard Costs actually incurred for work in place as part of the Project Improvements as of the date of such site observation, (3) the sum necessary to complete construction of the Project Improvements substantially in accordance with the applicable Plans and Specifications, and (4) the amount of time from the date of such inspection that will be required to achieve Final Completion of the Improvements; and

(C)copies of all executed Change Orders (AIA G701 Form) Construction Contracts and Subcontracts, and, to the extent requested by Lender, of all inspection or test reports and other documents relating to the construction of the Project Improvements not previously delivered to Lender, and a Change Order log reflecting pending, potential and executed Change Orders;

(v)Subcontractor Log. Borrower shall have delivered to Lender and Construction Consultant a Subcontractor buyout log reconciling the Construction Contracts with the guaranteed maximum price contract entered into with the General Contractor.

(vi)Lien Waivers. Borrower shall have delivered to Lender and Construction Consultant duly executed lien waivers, which shall be conditional lien waivers (for payments to be made from the pending Disbursement) and unconditional lien waivers (for all payments from prior Disbursements), as applicable, and otherwise substantially in the form set forth in Exhibit C, from all Contractors and Subcontractors for all work performed and all labor or material supplied prior to the date of the Disbursement in excess of $100,000.00 as to any individual Contractor or Subcontractor (provided, however, the amount of such payments to Contractors and Subcontractor not providing lien waivers shall not at any time exceed $5,000,000.00 in the aggregate), subject to Borrower’s right to contest liens in accordance with the terms of this Agreement.

(e)Construction Consultant Approval. Lender has not received an unsatisfactory Project Report or other written report from the Construction Consultant based on the Construction Consultant’s on-site inspections of the Improvements and the data submitted to and reviewed by it as part of Borrower’s Requisition of the value of the labor and materials in place, such as a determination that the construction of the Project Improvements is not proceeding reasonably satisfactorily and according to schedule and that the work on account of which the Disbursement is sought has not been completed in a good and workmanlike manner to such Construction Consultant’s reasonable satisfaction within the Construction Budget (as the same may be updated from time to time) and in accordance with the Plans and Specifications and Legal Requirements in all material respects.

(f)Sufficiency of Contracts. If in the reasonable judgment of Lender and the Construction Consultant all Construction Contracts, together with the General Contractor’s Agreement, do not cover all of the work necessary for Final Completion, Borrower shall, prior to submitting any additional Disbursement Requests, cause to be furnished estimates and other information reasonably satisfactory to Lender, for the work not so covered, to enable Lender to ascertain the total estimated cost of all work done and to be done.

(g)Stored Materials. Notwithstanding anything to the contrary contained in the Loan Documents, Borrower shall be permitted, from time to time, to submit requests for and, subject to Lender’s reasonable approval, obtain Disbursements for amounts payable under Contracts for Stored Materials, upon (i) submission of a Disbursement Request containing those items which are relevant to a Disbursement for the purchase of Stored Materials for such amounts, (ii) satisfaction of the conditions in Section 2.8.3(a) and Section 2.8.3(b) and (iii) satisfaction of the conditions set forth in Section 5.1.33(i).

(h)Use of Disbursements from Escrow Funds. Disbursements of Useable Unit Sale Contract Deposits from Escrow Funds shall only be used to pay for Project Related Costs in strict compliance with all applicable Legal Requirements and the Filed Budget incurred in connection with the construction and development of the Residential Units in the Condominium and all easements thereon and rights appurtenant thereto intended for use in connection with the Residential Units in the Condominium.

(i)Use of Disbursements from Loan Proceeds. Disbursements of any unadvanced portion of the Loan shall only be used for Approved Project Costs.

(j)No Liens. The Property shall be free from all Liens other than Permitted Encumbrances.

(k)No Shortfall. Immediately prior to any Disbursement and immediately after giving effect to any Disbursement, no Shortfall shall exist.

(l)Further Documents. Lender shall have received such other documents and information as Lender or its counsel may have reasonably requested, in form and substance reasonably satisfactory to Lender, provided that the same shall be customary for similarly situated projects (unless the same is required by a Governmental Authority).

2.8.4Conditions of Final Disbursement. In addition to the conditions set forth in Sections 2.8.2 and 2.8.3 above, as applicable, Lender’s obligation to make or authorize Escrow

Agent to authorize the final Disbursement of Retainage shall be subject to receipt by Lender of the following:

(a)Final Completion. Evidence reasonably satisfactory to Lender of Final Completion.

(b)Certificates. A Certificate of the Borrower’s Architect substantially in the form attached hereto as Exhibit F-2 or as otherwise reasonably approved by Lender, which shall be executed by Borrower’s Architect and the General Contractor, and closeout letters from all other Major Contractors or Major Subcontractors as required by Lender.

(c)Lien Waivers. Duly executed final lien waivers in the form attached hereto as Exhibit C or as otherwise reasonably approved by Lender (which shall be conditional with respect to amounts to be paid from such Disbursement and unconditional with respect to all other amounts) from all Contractors and Subcontractors who have performed work, for the work so performed, and/or who have supplied labor and/or materials for the labor and/or materials so supplied; provided, however, with respect to any individual Contractor or Subcontractor that has performed work and/or supplied labor and/or materials not in excess of $50,000.00 (and not to exceed $1,000,000.00 in the aggregate), if Borrower provides evidence of payment reasonably satisfactory to Lender and has used and continues to use commercially reasonable efforts to obtain such final lien waivers, Lender shall not decline to authorize Disbursement solely by reason of a failure to deliver such executed final lien waivers from such individual Contractors or Subcontractors.

(d)Conformed Plans and Specifications. Final conformed Plans and Specifications certified to by Borrower’s Architect.

(e)Unit Sale Contracts. Evidence reasonably satisfactory to Lender that Borrower, in its capacity as seller under the Unit Sale Contracts, has satisfied all obligations required of seller thereunder.

(f)Other Documents. Such documents, letters, affidavits, reports and assurances, as Lender, Lender’s counsel and the Construction Consultant may reasonably require in connection with such Disbursement and all necessary Governmental Approvals from all applicable Governmental Authorities, provided that the same shall be customary for similarly situated projects (unless the same is required by a Governmental Authority).

Section 2.9Extension Options.

2.9.1Extension Options. Subject to the provisions of this Section 2.9, Borrower shall have the option (the “First Extension Option”), by irrevocable written notice (the “First Extension Notice”) delivered to Lender no earlier than one hundred twenty (120) days prior to, nor later than thirty (30) days prior to, the Stated Maturity Date, to extend the Maturity Date to December 1, 2018 (the “First Extended Maturity Date”). If the Maturity Date shall have been timely and properly extended to the First Extended Maturity Date, then Borrower shall have the option (the “Second Extension Option”), by irrevocable written notice (the “Second Extension Notice”) delivered to Lender no earlier than one hundred twenty (120) days prior to, nor later than thirty (30) days prior to, the First Extended Maturity Date, to extend the Maturity Date to December 1, 2019 (the “Second Extended Maturity Date”). Borrower’s right to so extend the Maturity Date to the First Extended Maturity Date and the Second Extended Maturity Date shall be subject to the satisfaction of the following conditions precedent prior to each extension hereunder:

(a)no Event of Default shall have occurred and be continuing on the date Borrower delivers the First Extension Notice or the Second Extension Notice, as applicable, and no Default or Event of Default shall have occurred and be continuing on the Stated Maturity Date and the First Extended Maturity Date, as applicable;

(b)all costs and expenses of Lender, including reasonable fees and expenses of Lender’s counsel, in connection with the Loan and/or the applicable extension of the Term shall have been paid in full on or before the Stated Maturity Date or the First Extended Maturity Date, as applicable;

(c)Borrower shall pay to Lender the Extension Fee on or before the Stated Maturity Date or the First Extended Maturity Date, as applicable; provided, however, Borrower shall have the right, exercisable by delivery of written notice to Lender, but not the obligation, to cancel Lender’s commitment with respect to any or all of the undisbursed portion of the Loan in connection with the exercise of the First Extension Option or the Second Extension Option, as applicable; provided, that, Borrower shall submit proof to Lender, which proof shall be acceptable to Lender in its reasonable discretion and whose determination of such amounts shall be conclusive absent manifest error, that the amount of (i) any remaining Useable Unit Sale Contract Deposits, plus (ii) any undisbursed portion of the Loan that has not been cancelled pursuant to and in accordance with this paragraph (c), shall be sufficient to pay all Carrying Costs (excluding interest on the Loan) through the Second Extended Maturity Date.

(d)[Intentionally omitted];

(e)[Intentionally omitted];

(f)Borrower shall cause to be filed in the appropriate filing office (and provide evidence of same to Lender) (i) a UCC-3 continuation statement with respect to the Pledgor UCC-1 (as defined below) or (ii) if such Pledgor UCC-1 has lapsed, a new Pledgor UCC-1;

(g)No Shortfall shall exist (or if a Shortfall does exist, Borrower deposit an amount with Lender equal to such Shortfall, pursuant to and in accordance with the terms and conditions of Section 2.1.8);

(h)Final Completion shall have occurred;

(i)The sales of Residential Units containing not less than (i) with respect to the First Extension Option, fifty percent (50%) and (ii) with respect to the Second Extension Option, sixty-five percent (65%), in each case, of the net sellable square footage of the residential component of the Project shall have closed under Unit Sale Contracts with pricing at or above the applicable Minimum Release Prices, and with the Net Sales Proceeds having been applied in accordance with this Agreement toward the Required Release Prices pursuant to Section 5.1.41(f)(vii);

(j)If Borrower is unable to satisfy all of the foregoing conditions within the applicable time frames for each, Lender shall have no obligation to extend the Maturity Date hereunder.

2.9.2Extension Documentation. As soon as practicable following an extension of the Maturity Date pursuant to this Section 2.9, Borrower shall, if requested by Lender, execute and deliver an amendment of and/or restatement of the Note and shall, if requested by Lender, enter into such amendments to the related Loan Documents as may be necessary or appropriate to evidence the extension of the Maturity Date as provided in this Section 2.9; provided, however, that no failure by Borrower to enter into any such amendments and/or restatements shall affect the rights or obligations of Borrower or Lender with respect to the extension of the Maturity Date.

Section 2.10Change in Law; Taxes.

2.10.1Increased Costs.

If as a result of any Change in Law or compliance of Lender therewith, the basis of taxation of payments to Lender or any Person Controlling Lender of the principal of or interest on the Loan is changed or Lender or the Person Controlling Lender shall be subject to (i) any tax, duty, charge or withholding of any kind with respect to this Agreement (excluding federal, state or local taxation of the overall net income of Lender or the Person Controlling Lender); or (ii) any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities, of Lender or any Person Controlling Lender is imposed, modified or deemed applicable; or (iii) any other condition affecting loans to borrowers subject to LIBOR-based interest rates is imposed on Lender or any Person Controlling Lender and Lender determines that, by reason thereof, the cost to Lender or any Person Controlling Lender of making, maintaining or extending the Loan to Borrower is increased, or any amount receivable by Lender or any Person Controlling Lender hereunder in respect of any portion of the Loan to Borrower is reduced (such increases in cost and reductions in amounts receivable being herein called “Increased Costs”), then Lender shall provide notice thereof to Borrower and Borrower agrees that it will pay to Lender upon Lender’s written request such additional amount or amounts as will compensate Lender or any Person Controlling Lender for such Increased Costs to the extent Lender determines that such Increased Costs are allocable to the Loan and, if imposed by the Lender initially named herein, are imposed by such Lender on similar loans to similar borrowers in such Lender’s sole discretion (it being agreed that Lender shall not be obligated to provide Borrower with the terms of any other loans). If Lender requests compensation under this Section 2.10.1, Lender shall, if requested by notice by Borrower to Lender, furnish to Borrower a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof.

2.10.2Special Taxes. Borrower shall make all payments hereunder free and clear of and without deduction for Special Taxes. If Borrower shall be required by law to deduct any Special Taxes from or in respect of any sum payable hereunder or under any other Loan Document to Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.10.2) Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

2.10.3Other Taxes. In addition, Borrower agrees to pay any present or future stamp or documentary taxes or other excise or property taxes, charges, or similar levies which arise from any payment made hereunder, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the other Loan Documents, or the Loan (hereinafter referred to as “Other Taxes”).

Section 2.11Taxes.

(a)Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of both Borrower and Lender after consultation with each other) requires the deduction or withholding of any Tax from any such payment by Borrower, then Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), and after deduction for any other Taxes imposed on additional sums payable under this Section, the applicable Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)Payment of Other Taxes by Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Lender timely reimburse it for the payment of, any Other Taxes.

(c)Indemnification by Borrower. The Borrower shall indemnify Lender, within ten (10) days after demand therefor, for the full amount of any Taxes indemnified under this Section 2.11(c) (including Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by Lender or required to be withheld or deducted from a payment to Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by Lender shall be conclusive absent manifest error.

(d)Evidence of Payments. As soon as practicable after any payment of Taxes by or on account of Borrower to a Governmental Authority pursuant to this Section, Borrower shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

(e)Status of Lenders. If Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, Lender shall deliver to Borrower, promptly following the time or times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding, including:

(i)if Lender is a U.S. Person, executed originals of IRS Form W-9 certifying that Lender is exempt from U.S. federal backup withholding tax;

(ii)if Lender is a Foreign Lender, executed originals of IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable, together with all supporting documentation required under applicable law, including in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, a certificate substantially in the form of Schedule II to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code; and

(iii)any documentation required to be provided by a Lender as prescribed under Sections 1471 through 1474 of the Code and the applicable Treasury regulations thereunder and official interpretations thereof.

Section 2.12Method of Disbursements.

2.12.1Procedure For Requesting Disbursements from Escrow Funds. At such time as Borrower shall desire to obtain a Disbursement from Escrow Funds (the date of such Disbursement being required to be a Business Day), Borrower shall complete, execute and deliver a Disbursement Request and Borrower’s Requisition to Lender at least ten (10) Business Days prior to the date of the requested Disbursement. Each Disbursement Request shall set forth on an itemized basis and the total amount of funds being requested by Borrower for Hard Costs and Soft Costs to the extent set forth in the Construction Budget, as the same may be revised in accordance with the provisions of this Agreement, pursuant to such request (the “Total Request Amount”), and shall include a certification by an authorized officer of Borrower that no Shortfall exists. Provided that the conditions to making or authorizing a Disbursement set forth in Section 2.8 are satisfied, then, on the Requested Disbursement Date, Lender shall authorize Escrow Agent to authorize a Disbursement, in an amount equal in the aggregate to the Total Requested Amount set forth in the applicable Disbursement Request; provided, however Lender shall not be responsible if Escrow Agent shall not authorize or cause such Disbursement in whole or in part.

(a)Not later than 2:00 P.M. New York City time on the Requested Disbursement Date, Lender shall authorize Escrow Agent to authorize such Disbursement to Borrower in accordance with the terms of this Section 2.12.

(b)Notwithstanding anything to the contrary contained herein, Lender shall not be required to authorize Escrow Agent to authorize any Disbursement if the amount of such requested Disbursement is less than One Hundred Thousand and No/100 Dollars ($100,000.00), except for a Disbursement approved by Lender and made pursuant to Section 2.12 hereof or for the final Disbursement.

2.12.2Funds Disbursed. All proceeds of all Disbursements shall be used by Borrower only for the purposes for which such Disbursements were made.

2.12.3Direct Disbursements to Third Parties. Lender, during the continuance of an Event of Default, may make any Disbursement or authorize Escrow Agent to authorize any or all Disbursements to be made directly to (i) any Contractor or Subcontractor, (ii) Borrower’s Architect, (iii) the Construction Consultant to pay its fees, (iv) Lender’s counsel to pay its reasonable fees and (v) to pay (x) any other expenses incurred by Lender which are reimbursable by Borrower under the Loan Documents (including, without limiting the generality of the foregoing, reasonable and actual attorneys’ fees and expenses and other fees and expenses incurred by Lender and payable by Borrower pursuant to the provisions of the Loan Documents) or (y) any other sums due to Lender under the Note, this Agreement or any of the other Loan Documents. The execution of this Agreement by Borrower shall, and hereby does, constitute an irrevocable authorization to so authorize the Disbursement of Escrow Funds during the continuance of an Event of Default directly to any such Person in accordance with this Section 2.12.3 as amounts become due and payable to them hereunder, but subject in all events to the restrictions and requirements on disbursements set forth in the Escrow Agreement, the Unit Sales Contracts and Legal Requirements. No further authorization from Borrower shall be necessary to warrant such direct Disbursements to such relevant Person.

2.12.4One Disbursement Per Month. Other than a Disbursement authorized by Lender to be made by Escrow Agent pursuant to Section 2.12, Lender shall have no obligation to authorize Escrow Agent to authorize any Disbursement of Escrow Funds more often than once in each calendar month. Lender shall have no obligation to make any Disbursement of the unadvanced portion of the Loan more often than once in each calendar month.

2.12.5Disbursements Do Not Constitute a Waiver. Neither the making nor the authorization of Escrow Agent to authorize a Disbursement shall constitute a waiver of any of the conditions of Lender’s obligation to make or to authorize Escrow Agent to authorize further Disbursements nor, in the event Borrower is unable to satisfy any such condition, shall any Disbursement have the effect of precluding Lender from thereafter declaring such inability to be an Event of Default hereunder.

2.12.6Disbursements to Pay Debt Service. Notwithstanding anything to the contrary in this Agreement, provided no Event of Default has occurred and is continuing, if (1) on any Payment Date, there are insufficient funds in the Cash Management Account allocable to the payment of the Monthly Debt Service Payment Amount to pay in full the Monthly Debt Service Payment Amount (the shortfall in funds available in the Cash Management Account to make such payments, a “Debt Service Payment Shortfall”), and (2) there are funds then remaining in the Interest and/or Contingency Line Items of the Construction Budget in an amount at least equal to such Debt Service Payment Shortfall, then Lender shall make a Disbursement of the unadvanced portion of the Loan on such Payment Date in an amount equal to such Debt Service Payment Shortfall in order to pay the Monthly Debt Service Payment Amount.

2.12.7Disbursements Under Completion Guaranty. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, Borrower hereby irrevocably and unconditionally authorizes Lender to make Disbursements of the Loan and

Escrow Agent to make Disbursements of the Escrow Funds to Guarantor pursuant to and in accordance with the Completion Guaranty and this Agreement.

Section 2.13Review of Plans and Specification. Borrower hereby acknowledges and agrees that neither Lender nor the Construction Consultant’s approval of any Plans and Specifications (or any revisions thereto), nor its inspection of the performance of the construction, nor its right to inspect such work, shall impose upon Lender and/or Construction Consultant any obligation or liability whatsoever with respect thereto, including, without limitation, any obligation or liability that might arise as a result of such work not being performed in accordance with applicable laws and/or requirements of public authorities or with the Plans and Specifications (and revisions thereto) approved by Lender and Construction Consultant or otherwise. The review or approval by Lender and Construction Consultant of any Plans and Specifications or any revisions thereto is solely for Lender’s benefit, and is without any representation or warranty whatsoever with respect to the adequacy, correctness or efficiency thereof or otherwise. Neither the granting by Lender and/or Construction Consultant of its approval of any Plans and Specifications or any revisions thereto, shall in any manner constitute or be deemed to constitute a judgment or acknowledgment by Lender as to their legality or compliance with laws and/or requirements of public authorities.

Section 2.14No Reliance. All conditions and requirements of this Agreement are for the sole benefit of Lender and no other person or party (including, without limitation, the Construction Consultant, the General Contractor and subcontractors (including, without limitation, Major Contractors and Major Subcontractors) and materialmen engaged in the construction of the Project Improvements) shall have the right to rely on the satisfaction of such conditions and requirements by Borrower. Lender shall have the right, in its sole and absolute discretion, to waive any such condition or requirement and Borrower shall be authorized to rely on such waiver if and to the extent such waiver is in writing and signed by Lender.

ARTICLE III

EXCULPATION

Section 3.1Exculpation.

(a)Subject to the qualifications below, Lender shall not enforce the liabilities and obligations of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Security Instrument or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Security Instrument and the other Loan Documents, or in the Property, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Security Instrument and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under, or by reason of, or in connection with, the Note, this Agreement, the Security Instrument or the other Loan Documents. The provisions of this Section 3.1 shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Security Instrument; (c) affect the validity or enforceability of the Environmental Indemnity or any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of the Assignment of Leases; or (f) constitute a prohibition against Lender seeking a deficiency judgment against Borrower in order to fully realize the security granted by the Security Instrument or commencing any other appropriate action or proceeding in order for Lender to exercise its remedies against the Property.

(b)Nothing contained herein shall in any manner or way release, affect or impair the right of Lender to recover, and Borrower shall be fully and personally liable and subject to legal action, for any losses, damages (including, without limitation, punitive or exemplary damages), costs, expenses, liabilities (including, without limitation, strict liability), claims, obligations, settlement payments, penalties, fines, assessments, citations, litigation, demands, defenses, judgments, suits, proceedings or other expenses of any kind whatsoever incurred or suffered by Lender (including reasonable attorneys’ fees and expenses and court costs) arising out of or in connection with the following (“Losses”):

(i)fraud or intentional misrepresentation by or on behalf of Borrower, Guarantor or any Affiliate of any of them in connection with the Loan or the Property;

(ii)gross negligence or willful misconduct of Borrower, Guarantor or any Affiliate of any of them in connection with the Loan or the Property;

(iii)breach, by or on behalf of Borrower, Guarantor, Principal or Developer, of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity, the Loan Agreement or the Security Instrument concerning Environmental Statutes or Hazardous Substances;

(iv)intentional material physical waste, by or on behalf of Borrower, Guarantor, Principal or Developer, of the Property or any portion thereof;

(v)intentional removal or disposal, by or on behalf of Borrower, Guarantor, Principal or Developer, of any portion of the Property in violation of the Loan Documents after an Event of Default unless the same is replaced with property of equal or greater value and utility;

(vi)breach of any Legal Requirement (including RICO) mandating the forfeiture by Borrower of the Property, or any portion thereof, because of the conduct or purported conduct of criminal activity by Borrower, Guarantor or any Restricted Party or any Affiliate of any of them in connection therewith;

(vii)any intentional misrepresentation, intentional breach of warranty or intentionally false certification by Borrower or Guarantor (a) contained in this Agreement or any other Loan Document or in any Disbursement Request or (b) otherwise provided to Lender by or on behalf of Borrower, Guarantor, Principal or Developer, to induce Lender to make the Loan, to make or authorize any Disbursement, or to release monies from any account held by Lender (including any reserve or escrow) or to take other action with respect to the Collateral;

(viii)misapplication, misappropriation or conversion by or on behalf of Borrower, Guarantor or any Affiliate of any of them in violation of the requirements of the Loan Documents of (A) any insurance proceeds, (B) any Awards, (C) any Rents, (D) any Rents paid more than one (1) month in advance, (E) Net Sales Proceeds, (F) Unit Sale Contract Deposits, (G) Escrow Funds, or (H) any other monetary collateral for the Loan;

(ix)failure to pay charges for Taxes, Other Charges, labor or materials or judgments that can create Liens on any portion of the Property, unless such charges are the subject of a bona fide dispute in which Borrower is contesting the amount or validity thereof in accordance with the terms of this Agreement and the other Loan Documents, in a manner which prevents any interest or penalties from accruing, or any Lien from attaching, but solely to the extent of any funds actually made available by Lender hereunder for payment thereof or from other available cash flow from the Property, it being agreed that, nothing herein shall require Borrower or any indirect owners of Borrower to fund additional capital therefor;

(x)failure to deliver to Lender any security deposits, Unit Sale Contract Deposits, advance deposits or any other deposits collected with respect to the Property upon a foreclosure of the Property or action in lieu thereof, to the extent such delivery is permitted by law, except to the extent any such security deposits, Unit Sale Contract Deposits or other deposits were applied in accordance with the terms and conditions of any of the Leases or Unit Sale Contracts prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof;

(xi)failure by Borrower to obtain and maintain, from time to time, the fully paid for insurance policies in accordance with the terms hereof; but solely to the extent of any funds actually made available by Lender hereunder for payment of annual premiums therefor or from other available cash flow from the Property, it being agreed that, nothing herein shall require Borrower or any indirect owners of Borrower to fund additional capital therefor; or

(xii)an act or omission of any of Borrower, Principal, Pledgor or Guarantor, or any Affiliate of any of them which hinders, delays or interferes with Lender’s enforcement of its rights under any Loan Document or the realization of the collateral, including the assertion by Borrower, Principal, Pledgor or Guarantor, or any Affiliate of any of them of defenses or counterclaims (other than defenses or counterclaims by Borrower, Principal, Pledgor or Guarantor, or any Affiliate of any of them, in each case, made in good faith).

(c)Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the Debt secured by the Security Instrument or to require that all collateral shall continue to secure all of the Obligations in accordance with the Loan Documents, and (B) Borrower shall be personally liable for the payment of the entire amount of the Debt in the event of:

(i)Borrower, Principal, Pledgor, Guarantor or Developer filing a voluntary petition under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law;

(ii)the filing of an involuntary petition against Borrower, Principal, Pledgor, Guarantor or Developer under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law, by any Person that is an Affiliate of Borrower, Principal, Pledgor, Guarantor or Developer;

(iii)Borrower, Principal, Pledgor, Guarantor or Developer consenting to or otherwise joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law;

(iv)Borrower, Principal, Pledgor, Guarantor or Developer consenting to or otherwise joining in an application for the appointment of a custodian, receiver, trustee or examiner for Borrower or any portion of the Property (other than an application by Lender in connection with the enforcement of Lender’s remedies under the Loan Documents);

(v)Borrower, Principal, Pledgor, Guarantor or Developer or any Affiliate (but expressly excluding Lender or any Affiliate of Lender) of any of them soliciting or causing to be solicited petitioning creditors or any other Person for any involuntary petition against Borrower, Principal, Pledgor, Guarantor or Developer by any Person (other than by Lender in connection with the exercise of Lender’s remedies under the Loan Documents);

(vi)Borrower, Principal, Pledgor, Guarantor or Developer making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due (other than merely Borrower’s inability to repay or as a result of Borrower’s mere failure to repay, in either case, the Debt on the Maturity Date);

(vii)Borrower, Principal, or Pledgor failing to obtain Lender’s prior written consent to any subordinate financing that is secured by the Property or any interests therein (excluding usual and customary equipment financing);

(viii)Borrower encumbers the Property, the Collateral or any portion thereof or Pledgor encumbers the Pledged Collateral with a voluntary Lien, in each instance, other than in accordance with the terms of the Loan Documents;

(ix)Borrower, Principal or Pledgor failing to obtain Lender’s prior written consent to any Transfer, as required by this Agreement or the other Loan Documents other than the exercise by Lender of its remedies;

(x)Borrower or Pledgor failing to comply with any representation, warranty or covenant set forth in Section 4.1.30 hereof or failing to maintain its status as a Special Purpose Entity, as required by, and in accordance with, the terms and provisions of this Agreement or the Security Instrument, and which in either event results in a substantive consolidation of the Borrower’s assets with those of another entity in a Bankruptcy Action, including, without limitation, the breach of the covenant in Section 5.2.12 to provide five (5) Business Days’ prior written notice prior to the removal of an Independent Director, or the breach of any Backward-Looking Special Purpose Entity Representations and Warranties set forth in Section 4.1.30; or

(xi)Pledgor’s failure to observe any of the covenants or obligations contained in Sections 2(b) or 6 of the Pledge Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1Borrower Representations. Borrower represents and warrants as of the date hereof that:

4.1.1Organization. Borrower has been duly organized and is validly existing and in good standing with requisite power and authority to own its properties and to transact the business in which it is now engaged. Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations. Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership, management and operation of the Property. The ownership interests of Borrower are as set forth on the organizational chart attached hereto as Schedule III. Borrower (a) has complied in all respects with its certificate of incorporation, bylaws, limited partnership agreement, articles of organization and limited liability company operating agreement, as applicable; (b) has maintained complete books and records and bank accounts separate from those of its Affiliates; (c) has obeyed all formalities required to maintain its status as, and at all times has held itself out to the public as, a legal entity separate and distinct from any other entity (including, but not limited to, any Affiliate thereof); and (d) has all requisite power and authority to conduct its business and to own its property, as now conducted or owned, and as contemplated by this Agreement, including, without limitation, the power and authority to do business in the state in which the Property is located. The signatory hereto has all requisite power, authority and legal right to execute this Agreement, the Note and the other Loan Documents on Borrower’s behalf to which Borrower is a party. Guarantor has the necessary power, authority and legal right to execute, deliver and perform its obligations under the Guaranty.

4.1.2Proceedings. Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and the other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute the legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.3No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower and/or Guarantor, as applicable, will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to which Borrower is a party or by which any of Borrower’s property or assets is subject, nor will such action result in any violation of the provisions of any Legal Requirements of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any court or any such Governmental Authority required for the execution, delivery and performance by Borrower and/or Guarantor, as applicable, of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

4.1.4Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or threatened in writing against or affecting Borrower, Guarantor, Principal, Pledgor or the Property or any portion thereof, which actions, suits or proceedings (a “Litigation Matter”), if determined against Borrower, Guarantor, Principal, Pledgor, Developer or the Property or such portion thereof, would reasonably be expected to materially adversely affect the condition (financial or otherwise) or business of Borrower, Guarantor, Principal, Pledgor, Developer or the condition or ownership of the Property or any portion thereof; provided, however, for purposes of Sections 2.8.2(b), 2.8.3(c), 2.9 or 8.1(a)(v), the existence or occurrence of a Litigation Matter shall be disclosed to Lender but shall not cause the representation in this Section 4.1.4 to fail to be true and correct in all material respects so long as such new Litigation Matter would not reasonably be expected to materially adversely affect the condition (financial or otherwise) or business of Borrower, Guarantor, Principal, Pledgor, Developer or the condition or ownership of the Property or any portion thereof.

4.1.5Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction that might materially and adversely affect Borrower or the Property or any portion thereof, or Borrower’s business, properties or assets, operations or condition, financial or otherwise. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or the Property are bound. Borrower has no material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower or the Property is otherwise bound, other than (a) any obligations incurred in the ordinary course of the operation of the Property as permitted pursuant to clause (s) of the definition of “Special Purpose Entity” set forth in Section 1.1 hereof, and (b) the obligations under the Loan Documents.

4.1.6Title. Borrower has good, marketable and insurable fee simple title to the real property comprising part of the Property and good title to the balance of the Property, free and clear of all Liens whatsoever, except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. The Permitted Encumbrances, in the aggregate, do not materially and adversely affect the value, operation or use of the Property or any portion thereof (as currently used) or Borrower’s ability to repay the Loan. The Security Instrument and the Assignment of Leases, when properly recorded in the appropriate records, together with any UCC-1 financing statements required to be filed in connection therewith, will create (a) a valid, perfected first priority lien on the Property, subject only to Permitted Encumbrances and the Liens created by the Loan Documents, and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. There are no claims for payment for work, labor or materials affecting the Property or any portion thereof that are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents. The UCC-1 financing statements required to be filed in connection with the Pledge Agreement, when properly filed in the appropriate records, will create a valid, perfected first priority lien on the Pledged Collateral (the “Pledgor UCC-1”).

4.1.7Solvency. Borrower has (a) not entered into the transactions contemplated by this Agreement or executed the Note, this Agreement or any other Loan Document with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its Obligations under such Loan Documents. After giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debts and liabilities as they mature (taking into account the timing and amount of cash to be received by Borrower and the amount to be payable on or in respect of the obligations of Borrower). No Bankruptcy Action exists against Borrower, Pledgor or any Principal, and neither Borrower, Pledgor nor Principal has ever been a party to a Bankruptcy Action. Neither Borrower, Pledgor nor Principal is contemplating either a Bankruptcy Action or the liquidation of all or a major portion of Borrower’s assets or properties, and Borrower has no knowledge of any Person contemplating the filing of any petition against it, Pledgor or Principal.

4.1.8Full and Accurate Disclosure. No statement of fact made by or on behalf of Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading in any material respect in light of the circumstances under which they were made. There is no material fact presently known to Borrower that has not been disclosed to Lender that adversely affects, nor as far as Borrower can foresee, might adversely affect, the Property (or any portion thereof) or the business, operations or condition (financial or otherwise) of Borrower or Guarantor. As of the date of this Agreement, Borrower has delivered to Lender copies of all Contracts relating to the property and all documentation relating to the zoning and entitlement of the Property.

4.1.9No Plan Assets. Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA which is subject to Title I of ERISA or a “plan” as defined in and subject to the provisions of Section 4975 of the Code, and none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans for purposes of ERISA or the Code. In addition, (a) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA or an entity whose assets constitute “plan assets” of a governmental plan or plans, (b) transactions by or with Borrower are not subject to any state statute or regulation regulating investments of, or fiduciary obligations with respect to, governmental plans (within the meaning of Section 3(32) of ERISA), in any case, which is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect, which would prohibit or otherwise restrict the transactions contemplated by this Agreement, and (c) none of Borrower, Guarantor or their ERISA Affiliates is at the date hereof, or has been at any time within the five (5) years preceding the date hereof, required to contribute to any Multiemployer Plan or any Pension Plan, or a “contributing sponsor” (as such term is defined in Section 4001 of ERISA) in any Multiemployer Plan or Pension Plan; and none of Borrower, Guarantor or any ERISA Affiliate has any contingent liability with respect to any post-retirement “employee welfare benefit plan” (as such term is defined in Section 3(1) of ERISA), except as disclosed to Lender in writing.

4.1.10Compliance. Borrower and the Property (including the use thereof) comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by Borrower or Developer, or, to Borrower’s knowledge, any other Person in occupancy of or involved with the operation or use of the Property or any portion thereof, any act or omission affording any Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s Obligations under any of the Loan Documents. Neither the Improvements to be constructed, nor the use of the Property by Tenants under the Leases and the contemplated accessory uses, will violate (a) any Legal Requirements (including subdivision, zoning, building, environmental protection and wetland protection Legal Requirements), or (b) any building permits, restrictions or records, or agreements affecting the Property or any part thereof. Neither the zoning authorizations, approvals or variances nor any other right to construct or to develop the Property consistent with the Zoning Approvals is to any extent dependent upon or related to any real estate other than the Property, except as expressly set forth in the Zoning Approvals. The Improvements to be constructed on the Property will comply with all applicable Legal Requirements once completed. To Borrower’s knowledge, there are no violations or notices of violations of any Legal Requirements relating to Borrower or the Property.

4.1.11Financial Information. All financial data with respect to the Property and Guarantor, including, without limitation, the statements of cash flow, property sales reports and income and operating expenses that have been delivered to Lender in connection with the Loan (a) are true, complete and correct in all material respects, (b) accurately represent the financial condition of the Property and Guarantor as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP (or such other accounting basis acceptable to Lender) throughout the periods covered, except as disclosed therein. Except for Permitted Encumbrances, Borrower does not have any contingent liabilities, liabilities for Taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a material adverse effect on the Property or any portion thereof or the operation thereof as a residential condominium with retail and parking uses and its other intended uses, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no Material Adverse Change in the financial condition, operation or business of Borrower or Guarantor from that set forth in said financial statements.

4.1.12Condemnation. Except as set forth on Schedule XII, no Condemnation or other similar proceeding has been commenced or, to Borrower’s knowledge, is threatened or contemplated with respect to all or any portion of the Property or for the relocation of any roadway providing access to the Property, and any Condemnation pursuant to the proceeding described on Schedule XII would not reasonably be expected to impair the Project in any material respect.

4.1.13Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose that would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by any Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

4.1.14Utilities and Public Access. The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses. All public utilities necessary or convenient to the full use and enjoyment of the Property are located either in the public right-of-way abutting the Property (which are connected so as to serve the Property without passing over other property) or in recorded easements serving the Property and such easements are set forth in and insured by the Title Insurance Policy. All roads necessary for the use of the Property for its current purpose have been completed and dedicated to public use and accepted by all applicable Governmental Authorities. There is no on-site sewage disposal system and the Property is served by a sewer system maintained by a Governmental Authority or property owners association.

4.1.15Not a Foreign Person. Borrower is not a “foreign person” within the meaning of §1445(f)(3) or of the Code §7701 and, if Borrower is a disregarded entity for federal income tax purposes, the Person treated as owning the assets owned by Borrower for federal income tax purposes.

4.1.16Separate Lots. The Property is comprised of one (1) or more parcels, which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of the Property.

4.1.17Assessments. There are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that might result in such special or other assessments.

4.1.18Enforceability. The Loan Documents are enforceable by Lender (or any subsequent holder thereof) in accordance with their respective terms, subject to principles of equity and bankruptcy, insolvency, reorganization, moratorium and other similar laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, Pledgor or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency, reorganization, moratorium and other similar laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and neither Borrower, Pledgor nor Guarantor has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

4.1.19No Prior Assignment. There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable that are presently outstanding.

4.1.20Insurance. Borrower has obtained and has delivered to Lender certified copies of all Policies (or binders or certificates of insurance therefor), with all premiums paid thereunder, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made or are currently pending, outstanding or otherwise remain unsatisfied under any such Policies relating specifically to the Property, and no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any such Policies.

4.1.21Use of Property. The Property (and each portion thereof) upon Substantial Completion will be used exclusively as a residential condominium with retail and parking uses and/or other appurtenant and related uses.

4.1.22Licenses. All certifications, permits, licenses, entitlements and approvals, including, without limitation, building permits required for the construction of the Project on the Property and each portion thereof for its intended uses in accordance with the Plans and Specifications and all Legal Requirements (collectively, the “Licenses”), have been obtained and are in full force and effect and/or will be obtained prior to the date on which such Licenses are required in order to develop the Project in accordance with the Construction Schedule. Except as set forth on Schedule IV, there are no conditions to the Licenses and other entitlements required to develop the Project in accordance with the Plans and Specifications, the Condominium Documents, the Construction Contract, the Construction Schedule and Legal Requirements.

4.1.23Flood Zone. None of the Improvements on the Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards or, if so located, the flood insurance required pursuant to Section 6.1(a)(i) hereof is in full force and effect with respect to the Property.

4.1.24Intentionally Omitted.

4.1.25Boundaries. All of the Improvements which were included in determining the appraised value of any portion of the Property lie wholly within the boundaries and building restriction lines of such portion of the Property, and no improvements on adjoining properties encroach upon any portion of the Property, and no easements or other encumbrances upon the Property or any portion thereof encroach upon any of the Improvements, so as to adversely affect the value or marketability of the Property, except those easements or other encumbrances with respect to which the Title Insurance Policy insures against any losses resulting therefrom.

4.1.26Leases. No portion of the Property is subject to any Leases other than the Leases described on the rent roll attached at Schedule XIII. Borrower is the owner and lessor of landlord’s interest in the Leases. No Person has any possessory interest in the Property or any portion thereof or right to occupy the same, except under and pursuant to the provisions of the Leases. The current Leases are in full force and effect and there are no defaults thereunder by either party and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder. The copies of the Leases and any related guaranty (including all amendments thereto) delivered to Lender are accurate, true and complete, and there are no oral agreements with respect thereto. No Rents (other than security deposits, if any, listed on Schedule XIII) have been paid more than one (1) month in advance of its due date. There has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein which is still in effect. Except as listed on Schedule XIII, no Tenant has assigned its Lease or sublet all or any portion of the premises demised thereby, no such Tenant holds its leased premises under assignment or sublease, nor does anyone, except such Tenant and its employees occupy such leased premises. No Tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the Property. No Tenant under any Lease has any right or option for additional space in the Improvements.

4.1.27Survey. The Survey for the Property (and each portion thereof) delivered to Lender in connection with this Agreement has been prepared by a professional and properly licensed land surveyor in accordance with the Accuracy Standards for ALTA/ACSM Land Title Surveys as adopted by ALTA, American Congress on Surveying & Mapping and National Society of Professional Surveyors in 2011. The Survey reflects the same legal description of the Land contained in the Title Insurance Policy. The surveyor’s seal is affixed to the Survey and the surveyor provided a certification for the Survey in form and substance acceptable to Lender, which does not fail to reflect any material matter affecting the Property or the title thereto.

4.1.28Principal Place of Business; State of Organization. Borrower’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement. Each Borrower and Pledgor is organized under the laws of the State of Delaware, and their respective organizational identification numbers are: Ala Moana Borrower: 5385428; Auahi Borrower: 5385434; and Pledgor: 5614639.

4.1.29Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes (including all Other Taxes) required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Property to Borrower have been paid. All mortgage, mortgage recording, stamp, intangible or other similar tax (including all Other Taxes) required to be paid by any Person under applicable the Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Security Instrument, have been paid or are being paid simultaneously herewith.

4.1.30Special Purpose Entity/Separateness.

(a)Until the Debt has been paid in full, Borrower hereby represents, warrants and covenants that (i) Borrower is, shall be and shall continue to be a Special Purpose Entity, and (ii) Pledgor is, shall be and shall continue to be a Special Purpose Entity.

(b)The representations, warranties and covenants set forth in Section 4.1.30(a) shall survive for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.

(c)Any and all of the stated facts and assumptions made in any Insolvency Opinion, including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct in all respects, and Borrower, Pledgor and Principal will have complied and will comply with all of the stated facts and assumptions made with respect to it in any Insolvency Opinion. Each entity other than Borrower, Pledgor and Principal with respect to which an assumption is made or a fact stated in any Insolvency Opinion will have complied and will comply with all of the assumptions made and facts stated with respect to it in any such Insolvency Opinion.

(d)In addition to the foregoing, Borrower hereby represents, warrants and agrees that (being hereinafter referred to as the “Backward-Looking Special Purpose Entity Representations and Warranties”) prior to the Closing Date:

(i)Each of Borrower and Pledgor has always been (A) since the date of its formation in Delaware, duly formed, validly existing and in good standing under the laws of the state of Delaware, and (B) duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with the Property and its business and operations, with requisite power and authority, and all rights, licenses, permits and authorizations, governmental or otherwise, necessary to own the Property and to transact the business in which it has been engaged.

(ii)Neither Borrower nor Pledgor has ever had any judgments or liens of any nature against it except for tax liens not yet delinquent and Permitted Encumbrances.

(iii)Each of Borrower and Pledgor has always been in material compliance with all laws, regulations, and orders applicable to it and has always had, all permits necessary for it to operate.

(iv)Neither Borrower nor Pledgor is aware of any pending or threatened litigation, nor has ever been a party to any material lawsuit, arbitration, summons, or other material legal proceeding except as disclosed in writing to Lender.

(v)Neither Borrower nor Pledgor has been, except as disclosed in writing to Lender, nor is involved in, any dispute with any taxing authority, and Borrower has paid all taxes due to any taxing authority before the delinquency thereof.

(vi)To the extent financial statements of Borrower have been provided to Lender by or on behalf of Borrower in connection with the Loan, to Borrower’s knowledge, the latest set of each such financial statements fairly and accurately reflects the current financial condition of the subject of such statement, as of the date of such statement, in all material respects.

(vii)Borrower has never owned any real property other than the Property and has never engaged in any business except the ownership, developing, sales, managing, leasing and operation of such Property. Pledgor has never owned any property or assets other than the Pledged Collateral and the proceeds thereof.

(viii)Borrower has no material contingent or actual obligations unrelated to the Property and Pledgor has no material contingent or actual obligations.

4.1.31Development Agreement. Borrower has delivered a true, correct and complete copy of the Development Agreement to Lender. The Development Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. Neither the execution and delivery of the Loan Documents nor Borrower’s performance thereunder will adversely affect Borrower’s rights under the Development Agreement. Developer is and at all times shall be an Affiliate of Borrower.

4.1.32Illegal Activity. No portion of the Property has been or will be purchased with proceeds of any illegal activity.

4.1.33No Change in Facts or Circumstances; Disclosure. All information submitted by Borrower to Lender including, but not limited to, all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are accurate, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or might materially and adversely affect the use, operation or value of the Property or any portion thereof or the business operations and/or the financial condition of Borrower or Guarantor. Borrower and Guarantor have disclosed to Lender all material facts and have not failed to disclose any material fact that could cause any Provided Information or representation or warranty made herein to be materially misleading.

4.1.34Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 2005, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

4.1.35Embargoed Person. As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, Pledgor, Principal or Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) no Embargoed Person has any interest of any nature whatsoever in Borrower, Pledgor, Principal or Guarantor, as applicable, with the result that the investment in Borrower, Pledgor, Principal or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower, Pledgor, Principal or Guarantor, as applicable, has been derived from any unlawful activity with the result that the investment in Borrower, Pledgor, Principal or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

4.1.36Cash Management Account.

(a)At all times throughout the term of the Loan after the Cash Management Account has been established, this Agreement, together with the other Loan Documents, creates a valid and continuing security interest (as defined in the UCC) in the Clearing Account and Cash Management Account in favor of Lender, as and when each such account may be established, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower. Other than in connection with the Loan Documents and except for Permitted Encumbrances, Borrower has not sold, pledged, transferred or otherwise conveyed its interest in the Clearing Account and Cash Management Account.

(b)At such time as each of the Clearing Account and the Cash Management Agreement has been established, the Clearing Account and the Cash Management Account each shall constitute a “deposit account” within the meaning of the UCC.

(c)[Intentionally Omitted].

(d)At all times throughout the term of the Loan after each of the Clearing Account and the Cash Management Account has been established, the Clearing Account and the Cash Management Account each shall not be held in the name of any Person other than Borrower, as pledgor, for the benefit of Lender, as secured party.

(e)The Property is not subject to any cash management system (other than pursuant to the Loan Documents), and any and all existing tenant instruction letters issued in connection with any previous financing have been duly terminated prior to the date hereof.

4.1.37Filing of Returns; Payment of Taxes. Each of Borrower’s and Guarantor’s federal tax identification number is set forth on Schedule VI. Borrower has at all times been properly treated for federal income tax purposes either as a Disregarded Entity or as a partnership. All Taxes relating to the Property are current and are not delinquent. Each of Borrower and Guarantor has filed, or caused to be filed, all federal, state, local and foreign Tax returns, reports and other Tax-related documents required to be filed by it and has paid all Taxes payable by it that have become due, other than those not yet delinquent and except for those being contested in good faith (in accordance with the terms of this Agreement and the other Loan Documents) by appropriate proceedings for which adequate reserves have been established on its financial statements therefor. Each of Borrower and Guarantor has established on its books such charges, accruals and reserves in respect of Taxes for all fiscal periods as are required by sound accounting principles consistently applied. Neither Borrower nor Guarantor knows of any proposed assessment for additional Taxes for any period, or of any basis therefor, that, individually or in the aggregate, taking into account such charges, accruals and reserves in respect thereof as such Person has made, could reasonably be expected to cause a Material Adverse Change with respect to Borrower, Guarantor or the Property.

4.1.38REA. The REA is in full force and effect and neither Borrower nor, to the best of Borrower’s knowledge, any other party to the REA, is in default thereunder, and to the best of Borrower’s knowledge after due inquiry, there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default thereunder. Except as set forth in the Permitted Encumbrances, the REA has not been modified, amended or supplemented.

4.1.39Escrow Funds; Filed Budget. Borrower has delivered to Lender a true, correct and complete copy of the Filed Budget, which has been approved by all applicable Governmental Authorities. Schedule VIII hereto includes a statement of all Escrow Funds deposited into the Escrow Account, and all Escrow Funds heretofore disbursed from the Escrow Account for the purposes permitted under applicable Legal Requirements, Unit Contracts, the Condominium Act and the Filed Budget, and no Escrow Funds have been disbursed from the Escrow Account other than for the purposes permitted under applicable Legal Requirements, Unit Contracts, the Condominium Act and the Filed Budget.

4.1.40Environmental Representations. Except as otherwise disclosed by that certain Phase I environmental report (or Phase II environmental report, if required by Lender) with respect to the Property delivered to Lender by Borrower on or prior to the date hereof (hereinafter referred to as the “Environmental Reports”) and based upon Borrower’ actual knowledge, (A) there are no Hazardous Substances or underground storage tanks in, on, or under the Property, except those that are both (i) in compliance with all Environmental Statutes and with permits issued pursuant thereto and (ii) fully disclosed to Lender in writing pursuant to the Environmental Report(s); (B) there are no past, present or threatened Releases of Hazardous Substances in, on, under or from the Property which have not been fully remediated in accordance with Environmental Statute; (C) there is no past or present non-compliance with Environmental Statutes, or with permits issued pursuant thereto, in connection with the Property which has not been fully remediated in accordance with Environmental Statutes; (D) Indemnitor does not know of, and has not received, any written or oral notice or other communication from any Person (including, but not limited to, a Governmental Authority) relating to the threat of any Release of Hazardous Substances migrating to the Property; (E) no Indemnitor knows of, nor has received, any written or oral notice or other communication from any Person (including, but not limited to, a Governmental Authority) relating to Hazardous Substances or Remediation thereof, of possible liability of any Person pursuant to any Environmental Statute, any other environmental conditions in connection with the Property, or any actual or potential administrative or judicial proceedings in connection with any of the foregoing; (G) each Indemnitor has truthfully and fully delivered to Lender, in writing, any and all information relating to conditions in, on, under or from the Property that is known to such Indemnitor and all information that is contained in the files and records of such Indemnitor, including, but not limited to, any reports relating to Hazardous Substances in, on, under or from the Property and/or to the environmental condition of the Property; and (H) no Mold (as defined below) is present in the indoor air of the Property at concentrations exceeding ambient air levels and no visible Mold is present on any building materials or surfaces at the Property for which any Governmental Authority recommends or requires removal thereof by remediation professionals, and Borrower are not aware of any conditions at the Property that are likely to result in the presence of Mold in the indoor air at concentrations that exceed ambient air levels or on building materials or surfaces that would require such removal.

4.1.41Intentionally Omitted.

4.1.42Labor Matters. Other than as described on Schedule XV, true, correct and complete copies of which have been delivered to Lender, there are no collective bargaining agreements or similar agreement in effect with respect to Borrower or the Property. Borrower does not have any employees.

4.1.43Condominium Documents. (i) All Condominium Documents comply with all applicable Federal and State statutes and Legal Requirements, including without limitation, all statutes relating to condominiums, all Federal and State Securities Laws, all Federal and State Truth-in-Lending Statutes, the Condominium Act, the ILSFDA, and the requirements of any Governmental Authority having jurisdiction, (ii) the recordation of the Condominium Declaration and the Condominium Map, has created a valid condominium under the laws of the State of Hawaii, (iii) Borrower has delivered to Lender true, correct and complete copies of the Condominium Documents, which are in full force and effect, (iv) the Condominium Documents permit the Residential Units to be encumbered by a mortgage subordinate to the Condominium Declaration, (v) there have not been amendments or modifications to the terms of the Condominium Documents, with the exception of written instruments which have been delivered to Lender and approved by Lender in writing in each case as and to the extent required herein, (vi) no Person under the Condominium Documents has commenced any action or given or received any notice for the purpose of terminating the condominium regime, (vii) Lender is permitted the opportunity to cure any default under the Condominium Documents that is curable by Lender, after the receipt of notice of the default, before the Condominium Board or its representative thereunder may exercise remedies against Borrower or the Property, (viii) the Condominium Documents are in full force and effect and Borrower has not received notice of any conditions which, with the passage of time or the giving of notice, or both, would constitute a default by Borrower thereunder, (ix) the Public Report and the Property Report are both current and contain all required disclosures under the Condominium Act and ILSFDA, respectively, (x) the Condominium Documents do not contain any provision which prevents the exercise of any and all remedies available to the holder of the Loan, including acquisition of title to the remaining Residential Units then owned by Borrower through foreclosure, deed in lieu thereof or otherwise, by their terms or under applicable law without the requirement for consent of or approval by the Condominium Board or any Residential Unit owner and (xi) Borrower shall comply with the terms of the Public Report, the Property Report and all applicable Federal and State Securities Laws, all other Legal Requirements and the requirements of any Governmental Authority having jurisdiction over the Project.

4.1.44Unit Sale Contracts. All Unit Sale Contracts (x) are, subject to the terms and conditions therein contained and applicable law, the valid and binding obligations of Borrower and the purchaser (subject to principles of equity and bankruptcy, insolvency, reorganization, moratorium and other similar laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations) and (after expiration of the initial 30-day period of rescission under the Condominium Act and 7-day period of rescission under the ILSFDA) are not rescindable by buyer, as required in accordance with applicable Legal Requirements or as otherwise set forth in the Public Report or Property Report, (y) were executed by purchasers who received the Public Report and Property Report, and all required disclosures under the Condominium Act and ILSFDA, and (z) are in the form of Unit Sale Contract submitted to the applicable Governmental Authority along with the Public Report and Property Report (except as modified from time to time by arm’s length amendments or addenda by Seller and buyer in accordance with the terms of this Agreement). Attached hereto as Schedule VIII is a true, correct and complete list of all Existing Unit Contracts and all Existing Unit Contract Deposits as of the date hereof. There are no other contracts or agreements for the sale of any portion of the Property or any Residential Unit other than the Existing Unit Contracts set forth on such Schedule VIII. There are no defaults or events of default by Borrower or, to Borrower’s knowledge, any purchaser, under any Existing Unit Contracts as of the date hereof. Borrower has delivered to Lender true, correct and complete copies of the Existing Unit Contracts as of the date hereof. No Existing Unit Contract Deposits have been disbursed from the Escrow Account prior to the date hereof, except for such amounts as are specifically set forth on Schedule VIII, which have been expended for purposes permitted under the Condominium Act, the Condominium Documents, the Existing Unit Contracts and the Filed Budget, and all Existing Unit Contract Deposits have been received, held and if applicable, disbursed in strict compliance with the Escrow Agreement, the applicable Unit Sale Contract and the Condominium Act. No claim has been made by any party with respect to any Existing Unit Contract Deposits. No notices have been given or received by Borrower under any Existing Unit Contract, no notices have been given or received by Borrower under the Public Report and/or Property Report, and no notices have been given or received by Borrower under the Escrow Agreement, except for notices copies of which have been provided to Lender. All actions necessary for disbursements of Existing Unit Contract Deposits for payment of projects costs have been undertaken in strict compliance with applicable law.

4.1.45Sales Agency Agreement. Borrower has delivered a true, correct and complete copy of the Sales Agency Agreement to Lender. The Sales Agency Agreement is in full force and effect and, to Borrower’s knowledge, there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder.

4.1.46General Contractor’s Agreement. (i) The General Contractor’s Agreement is in full force and effect and has not been amended; (ii) Borrower or Developer and, to Borrower’s knowledge, General Contractor are in compliance with their respective material obligations under the General Contractor’s Agreement; (iii) the work to be managed by General Contractor under the General Contractor’s Agreement is the work called for by the Plans and Specifications; and (iv) the General Contractor’s Agreement requires that all work theretofore completed has been completed in accordance with the Plans and Specifications in all material respects in a good and workmanlike manner and shall be free of any material defects.

4.1.47Architect’s Contract. (i) The Architect’s Contract is in full force and effect and has not been amended; (ii) Borrower or Developer and, to Borrower’s knowledge, Borrower’s Architect are in compliance with their respective obligations under the Architect’s Contract; and (iii) the work to be performed by the Borrower’s Architect under the Architect’s Contract is the architectural services required to design the Project Improvements to be built in accordance with the Plans and Specifications and all architectural services required to complete the Project Improvements substantially in accordance with the Plans and Specifications as provided for under the Architect’s Contract.

4.1.48Plans and Specifications; Construction Budget. All Plans and Specifications delivered with respect to Project Improvements comply with all applicable Legal Requirements in all material respects and all applicable material Governmental Approvals. The Construction Budget accurately reflects Borrower’s estimate of all anticipated Building Costs and Project Related Costs to achieve Final Completion of the Project Improvements.

4.1.49Intentionally OmittedZoning. Borrower has delivered or caused to have been delivered to Lender a true, correct, and complete copies of the Zoning Approvals. The Zoning Approvals are in full force and effect, and neither Borrower nor, to Borrower’s knowledge, any other party to the Zoning Approvals is in default in any material obligations thereunder. Except as described herein, the Zoning Approvals have not been amended, restated, replaced, supplemented, or otherwise modified.

4.1.51Intellectual Property.

(a)Schedule IX is a true and complete list of all Trademark registrations and applications (including, without limitation, domain name registrations) owned by Borrower. Borrower has performed all acts and has paid all renewal, maintenance, and other fees and taxes required to maintain all such Trademark registrations and applications in full force and effect.

(b)Except as set forth on Schedule IX, Borrower does not use, own, or intend to use or own any Trademarks in connection with Borrower’s operation of the Property.

4.1.52Intentionally omitted.

4.1.53Compliance with ILSFDA and the Condominium Act. Borrower represents and warrants to Lender that:

(a)the Plans and Specifications do not deviate in any material respect from the plans and specifications for the Improvements contained in the Condominium Documents, Public Report and the Property Report;

(b)Borrower has not received any notice or other communication, from or on behalf of the United States Consumer Financial Protection Bureau or the Real Estate Commission of the State of Hawaii, reporting or alleging any fact or circumstance that could give rise to a right of cancellation or rescission of any Unit Contract by the purchaser therein; and

(c)none of the Unit Sale Contracts is subject to any such right of cancellation or rescission as described in Section 4.1.53(b).

Section 4.2Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE V

BORROWER COVENANTS

Section 5.1Affirmative Covenants. From the date hereof and until payment and performance in full of all Obligations, Borrower hereby covenants and agrees with Lender that:

5.1.1Existence; Compliance with Legal Requirements. Each of Borrower and Pledgor shall do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises necessary for the conduct of its business and comply with all Legal Requirements applicable to Borrower and the Property (or any portion thereof). There shall never be committed by Borrower, and Borrower shall not permit any other Person in occupancy of or involved with the operation or use of the Property or any portion thereof to commit, any act or omission affording any Governmental Authority the right of forfeiture against the Property or any part thereof or any monies paid in performance of Borrower’s Obligations under any of the Loan Documents. Borrower shall not commit, permit or suffer to exist any act or omission affording such right of forfeiture. Borrower shall at all times maintain, preserve and protect all franchises and trade names, preserve all the remainder of its property used or useful in the conduct of its business, and shall keep the Property in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Security Instrument. Borrower shall keep the Property insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement. After prior notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or the Property (or portion thereof) or any alleged violation of any Legal Requirement; provided, that: (a) no Event of Default has occurred and remains uncured; (b) such proceeding shall be permitted under, and be conducted in accordance with, the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (c) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (d) Borrower shall, upon final determination thereof, promptly comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (e) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower and the Property; (f) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Lender may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or the Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost; and (g) such contest shall not delay or materially adversely affect the construction of the Project as required under this Agreement.

5.1.2Taxes and Other Charges. Borrower shall pay, or shall cause its Tenant(s) to pay (to the extent any Tenant is obligated to make such payments under its Lease) all Property Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property, or any part thereof, as the same become due and payable (and with respect to Property Taxes, prior to the date the same become delinquent); provided, however, Borrower’s obligation to directly pay Property Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 7.1 hereof. Borrower will deliver to Lender receipts for payment or other evidence satisfactory to Lender that the Property Taxes and Other Charges have been so paid or are not then delinquent no later than ten (10) days prior to the date on which the Property Taxes and/or Other Charges would otherwise be delinquent if not paid; provided, however, Borrower is not required to furnish such receipts for payment of Property Taxes in the event that such Property Taxes have been paid by Lender pursuant to Section 7.1 hereof. Subject to the terms of this Section 5.1.2 and Section 5.2.2, Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever, which may be or become a Lien or charge against the Property or any portion thereof (other than Permitted Encumbrances), and shall promptly pay for all utility services provided to the Property. After prior notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Property Taxes or Other Charges; provided that (a) no Default or Event of Default has occurred and remains uncured; (b) such proceeding shall be permitted under, and be conducted in accordance with, the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (c) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (d) Borrower shall promptly upon final determination thereof pay the amount of any such Property Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (e) such proceeding shall suspend the collection of such contested Property Taxes or Other Charges from the Property (except that if such Property Taxes or Other Charges must be paid sooner in order to avoid being delinquent, then Borrower shall cause the same to be paid prior to delinquency, and upon making such payment prior to delinquency Borrower may continue such contest); (f) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure the payment of any such Property Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or the Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the Security Instrument being primed by any related Lien; and (g) such contest shall not delay or affect the construction of the Project as required under this Agreement.

5.1.3Litigation. Each of Borrower and Pledgor shall give prompt notice to Lender of any litigation or proceedings by any Governmental Authority pending or threatened against Borrower, Pledgor, Developer and/or Guarantor which would reasonably be expected to materially adversely affect Borrower’s, Pledgor’s, Developer’s or Guarantor’s ability to perform its obligations under the Loan Documents, or Borrower’s, Developer’s or Guarantor’s condition (financial or otherwise) or business or the Property or any portion thereof.

5.1.4Access to Property. Subject to the rights of the tenants under the Leases and the rights of owners of Residential Units and Commercial Units other than Borrower, Borrower shall permit Lender, the Construction Consultant and their respective representatives, upon reasonable prior notice to enter upon the Property, inspect the Project Improvements and all materials to be used in the construction thereof, to examine the Plans and Specifications or any Contracts, Governmental Approvals or other documentation relating to the Project requested by Lender or the Construction Consultant and to perform such testing as Lender or Construction Consultant reasonably deem desirable at the Project at all times at which Lender or the Construction Consultant reasonably deems necessary or desirable upon reasonable advance notice to Borrower, provided, that, Borrower shall have the right to have a representative of Borrower be present absent the existence of an Event of Default. Borrower shall reasonably cooperate, and shall use commercially reasonable efforts to cause the General Contractor, the Contractors and the Subcontractors to cooperate, with Lender and Construction Consultant to enable each Person to perform its functions hereunder. Lender, Construction Consultant or their agents, representatives, consultants and employees as part of any inspection may take soil, air, water, building material and other samples from the Property and shall have the right to undertake testing of such soil, air, water, building material and other samples at Borrower’s cost and expense in the event that an Event of Default exists or Lender reasonably believes that Hazardous Substances exist on the Property or there is an actual or potential breach of Environmental Statutes and, in Lender’s reasonable opinion, Borrower’s testing of the adequacy of such soil, air, water, building material and other samples is not acceptable to Lender, provided, however, that Lender shall use commercially reasonable efforts to minimize any disturbances or damage to the Property.

5.1.5Notice of Changed Circumstances. Each of Borrower and Pledgor shall promptly advise Lender of (i) any Material Adverse Change in Borrower’s, Pledgor’s or Guarantor’s condition, financial or otherwise, of which Borrower has knowledge, (ii) the occurrence of any default of which Borrower has knowledge under the Management Agreement or Development Agreement, (iii) the occurrence of any event which, but for the giving of notice or passage of time, or both, would be a default under the Management Agreement, or Development

Agreement, of which Borrower has knowledge and (iv) any material adverse change in the business, operations, prospects, assets, liabilities or financial condition of Guarantor, to the extent that Guarantor has knowledge of the same, if such change would or might reasonably be expected to impair Guarantor’s ability to maintain the Guarantor Net Worth and Liquid Assets required under the Guaranty.

5.1.6Cooperate in Legal Proceedings. Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

5.1.7Perform Loan Documents. Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required under the Loan Documents executed and delivered by, or applicable to, Borrower and shall cause the Pledgor to observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required under the Loan Documents executed and delivered by, or applicable to, the Pledgor. Payment of the costs and expenses associated with any of the foregoing shall be in accordance with the terms and provisions of this Agreement, including, without limitation, the provisions of Section 10.13 hereof.

5.1.8Award and Insurance Benefits. Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with the Property or any portion thereof in accordance with the terms of Article VI below, and Lender shall be reimbursed for any expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and the payment by Borrower of the expenses of an appraisal on behalf of Lender in the case of Casualty or Condemnation affecting the Property or any part thereof) out of such Insurance Proceeds.

5.1.9Further Assurances. Borrower shall, at Borrower’s sole cost and expense (and, where applicable, shall cause the Pledgor to):

(a)furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals (provided that Borrower shall not be obligated to pay for more than one appraisal in any calendar year unless an Event of Default has occurred and is continuing or is required by applicable law), title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower or the Pledgor pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith;

(b)execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the Collateral at any time securing or intended to secure the Obligations under the Loan Documents, as Lender may reasonably require; and

(c)do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time. In furtherance hereof, Borrower grants to Lender an irrevocable power of attorney coupled with an interest for the purpose of protecting, perfecting, preserving and realizing upon the interests granted pursuant to this Agreement and to effect the intent hereof, all as fully and effectually as Borrower might or could do; and Borrower hereby ratifies all that Lender shall lawfully do or cause to be done by virtue hereof. Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Note or any other Loan Document which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of such Note or other applicable Loan Document, Borrower will issue, in lieu thereof, a replacement Note or other applicable Loan Document, dated the date of such lost, stolen, destroyed or mutilated Note or other Loan Document in the same principal amount thereof and otherwise of like tenor.

5.1.10Mortgage Taxes. Borrower shall simultaneously herewith pay all state, county and municipal mortgage, recording, stamp, intangible and all Other Taxes imposed upon the execution and recordation of the Security Instrument.

5.1.11Financial Reporting.

(a)Borrower will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis in accordance with GAAP (or such other accounting basis selected by Borrower and reasonably acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense in connection with the operation of the Property. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice (which may be verbal) to examine such books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence of an Event of Default, Borrower shall pay any reasonable costs and expenses incurred by Lender to examine Borrower’s accounting records with respect to the Property, as Lender shall reasonably determine to be necessary or appropriate in the protection of Lender’s interest. Upon Lender’s reasonable request, Borrower shall furnish to Lender such other information reasonably necessary and sufficient to fairly represent the financial condition of Borrower and the Property.

(b)Borrower will furnish to Lender annually, within ninety (90) days following the end of each Fiscal Year of Borrower, a complete copy of Borrower’s and Guarantor’s annual financial statements certified as true and correct by the party providing such statements audited by a “Big Four” accounting firm or other independent certified public accountant acceptable to Lender in accordance with GAAP (or such other accounting basis acceptable to Lender) covering the Property for such Fiscal Year and containing statements of profit and loss for Borrower, Guarantor and the Property and a balance sheet for Borrower and Guarantor. Such statements of Borrower shall set forth the financial condition and the results of operations for the Property for such Fiscal Year, and shall include, but not be limited to, amounts representing annual net cash flow, Net Operating Income, Gross Income from Operations and Operating Expenses. Borrower’s annual financial statements shall be accompanied by (i) a comparison of the budgeted income and expenses and the actual income and expenses for the prior Fiscal Year in Excel spreadsheet form if requested by Lender, (ii) an unqualified opinion of a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender, (iii) a schedule audited by such independent certified public accountant reconciling Net Operating Income to net cash flow (the “Net Cash Flow Schedule”), which shall itemize all adjustments made to Net Operating Income to arrive at net cash flow deemed material by such independent certified public accountant, and (iv) an Officer’s Certificate certifying that each annual financial statement fairly presents the financial condition and the results of operations of Borrower and the Property subject to such reporting, and that such financial statements have been prepared in accordance with GAAP and as of the date thereof whether there exists an event or circumstance which constitutes a Default or Event of Default under the Loan Documents executed and delivered by, or applicable to, Borrower, and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same. Guarantor’s annual financial statements shall be accompanied by (i) an unqualified opinion of a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender, (ii) a statement of its Guarantor Net Worth and Liquidity within such ninety (90) day period described above and (iii) an Officer’s Certificate certifying that each annual financial statement presents fairly the financial condition and the results of operations of Guarantor being reported upon and that such financial statements have been prepared in accordance with GAAP (or such other accounting basis acceptable to Lender) and as of the date thereof whether there exists an event or circumstance which constitutes a Default or Event of Default under the Loan Documents executed and delivered by, or applicable to, Guarantor, and if such Default or an Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.

(c)Borrower will furnish, or cause to be furnished, to Lender on or before twenty (20) days after the end of each calendar month the following items, accompanied by an Officer’s Certificate stating that such items are true, correct, accurate, and complete: (i) a monthly sales report (such report, the “Unit Sales Report”) noting all Unit sales closing during such month (and the Net Sales Proceeds thereof) and all Unit Sale Contracts entered into during such month (and the sales prices provided for therein), all Unit Sale Contract Deposits received and released during such month; and (ii) a sales and marketing report in form and substance reasonably acceptable to Lender. In addition, such Officer’s Certificate shall also state that the representations and warranties of Borrower set forth in Section 4.1.30 are true and correct as of the date of such certificate and that there are no trade payables outstanding for more than sixty (60) days.

(d)Prior to Substantial Completion, Borrower will furnish, or cause to be furnished, to Lender on or before twenty (20) days after the end of each calendar month the following items, accompanied by an Officer’s Certificate stating that such items are true, correct, accurate, and complete: (i) a log of Stored Materials in a form acceptable to Lender (ii) a monthly cost report for the construction of the Project on a cumulative basis and broken down by Line Item, showing percentage of completion, the original budgeted amount, the current budgeted amount pursuant to an updated Construction Budget approved by Lender, costs incurred to date, projected costs to complete, explanations of any Construction Budget variances of five percent (5%) or more, a summary of any approved reallocations, a summary of permitted approved and pending Change Orders, an explanation of any variances of five percent (5%) or more from the Construction Budget and/or Plans and Specifications and an updated Construction Budget and/or Plans and Specifications, as applicable, for which Borrower has requested Lender’s approval.

From and after Substantial Completion, Borrower will furnish, or cause to be furnished, to Lender on or before twenty (20) days after the end of each calendar month the following items, accompanied by an Officer’s Certificate stating that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower and the Property (subject to normal year-end adjustments) as applicable: (i) a rent roll for the subject month or quarter containing the names of all tenants at the Property, the terms and expiration date of their respective leases, the space occupied, the rents payable and the securities deposited thereunder, annualized expense reimbursement income detail paid by each tenant, together with the name of any lease guarantor thereof; (ii) a leasing status report addressing those items more fully described in Schedule XVI attached hereto; (iii) monthly, quarterly and year-to-date operating statements (including Capital Expenditures) prepared for each calendar month or quarter, as applicable, noting Net Operating Income, Gross Income from Operations, and Operating Expenses, and, upon Lender’s request, other information necessary and sufficient to fairly represent the financial position and results of operation of the Property during such calendar month or quarter, as applicable, and containing a comparison of budgeted income and expenses and the actual income and expenses together with a detailed explanation of any variances of five percent (5%) or more between budgeted and actual amounts for such periods, all in form satisfactory to Lender; (iii) a Net Cash Flow Schedule Reports for the most recently completed month. In addition, such Officer’s Certificate shall also state that the representations and warranties of Borrower set forth in Section 4.1.30 are true and correct as of the date of such certificate and that there are no trade payables outstanding for more than sixty (60) days.

(e)In addition, Borrower shall provide to Lender within thirty (30) days of the end of each calendar month the financial reports that Borrower receives from the Manager pursuant to the terms and provisions of the Management Agreement.

(f)From and after Substantial Completion, for the partial year period commencing on the date thereof, and for each Fiscal Year thereafter, Borrower shall submit to Lender an Annual Budget not later than sixty (60) days prior to the commencement of such period or Fiscal Year in form reasonably satisfactory to Lender. The Annual Budget shall be subject to Lender’s reasonable approval (each such Annual Budget, an “Approved Annual Budget”). In the event that Lender objects to a proposed Annual Budget submitted by Borrower which requires the approval of Lender hereunder, Lender shall advise Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise such Annual Budget and resubmit the same to Lender. Lender shall advise Borrower of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise the same in accordance with the process described in this subsection until Lender approves the Annual Budget. Until such time that Lender approves a proposed Annual Budget that requires the approval of Lender hereunder, the most recently Approved Annual Budget shall apply; provided that, such Approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums and Other Charges.

(g)In the event that Borrower must incur an extraordinary Operating Expense or Capital Expenditure not set forth in the Approved Annual Budget and not constituting a Permitted Budget Variance (each an “Extraordinary Expense”), then Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s approval.

(h)If, at the time a Disclosure Document is being prepared for a Securitization, Lender expects that Borrower alone or Borrower and one or more Affiliates of Borrower collectively, or the Property alone or the Property and Related Properties collectively, will be a Significant Obligor, Borrower shall furnish to Lender upon request (i) the selected financial data or, if applicable, Net Operating Income for Borrower and the Property for the most recent Fiscal Year and interim period (or such longer period as may be required by Regulation S-K if the Loan is not treated as a non-recourse loan under Instruction 3 for Item 1101(k) of Regulation AB) meeting the requirements and covering the time periods specified in Section 301 of Regulation S-K and Item 1112 of Regulation AB, if Lender expects that the principal amount of the Loan together with any related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any related Loans are included in a Securitization does, equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization, or (ii) the financial statements required under Item 1112(b)(2) of Regulation AB, if Lender expects that the principal amount of the Loan together with any related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any related Loans are included in a Securitization does, equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization. Such financial data or financial statements shall be furnished to Lender (A) within ten (10) Business Days after notice from Lender in connection with the preparation of Disclosure Documents for the Securitization, (B) not later than thirty (30) days after the end of each fiscal quarter of Borrower and (C) not later than seventy-five (75) days after the end of each Fiscal Year of Borrower; provided, however, that Borrower shall not be obligated to furnish financial data or financial statements pursuant to clauses (B) or (C) of this sentence with respect to any period for which a filing pursuant to the Exchange Act in connection with or relating to the Securitization (an “Exchange Act Filing”) is not required. If requested by Lender, Borrower shall use commercially reasonable efforts to furnish to Lender financial data and/or financial statements for any Tenant of the Property if, in connection with a Securitization, Lender expects there to be, with respect to such Tenant or group of Affiliated Tenants, a concentration within all of the mortgage loans included or expected to be included, as applicable, in the Securitization such that such Tenant or group of affiliated Tenants would constitute a Significant Obligor. All financial data and financial statements provided by Borrower hereunder pursuant to this Section 5.1.11(f) shall be prepared in accordance with GAAP and shall meet the requirements of Regulation S-K or Regulation S-X, as applicable, Regulation AB and other applicable legal requirements. All financial statements referred to in this Section 5.1.11(f) hereof shall be audited by independent accountants of Borrower acceptable to Lender in accordance with Regulation AB, Regulation S-K or Regulation S-X, as applicable, and all other applicable legal requirements, shall be accompanied by the manually executed report of the independent accountants thereon, which report shall meet the requirements of Regulation S-K or Regulation S-X, as applicable, Regulation AB and all other applicable legal requirements, and shall be further accompanied by a manually executed written consent of the independent accountants, in form and substance acceptable to Lender, to the inclusion of such financial statements in any Disclosure Document and any Exchange Act Filing and to the use of the name of such independent accountants and the reference to such independent accountants as “experts” in any Disclosure Document and Exchange Act Filing, all of which shall be provided at the same time as the related financial statements are required to be provided. All financial data and financial statements (audited or unaudited) provided by Borrower under this Section 5.1.11(f) shall be accompanied by an Officer’s Certificate, which certification shall state that such financial statements meet the requirements set forth in this Section 5.1.11(f). If requested by Lender, each Borrower shall provide Lender, promptly upon request, with any other or additional financial statements, or financial, statistical or operating information, as Lender shall reasonably determine to be required pursuant to Regulation S-K or Regulation S-X, as applicable, Regulation AB or any amendment, modification or replacement thereto or other legal requirements in connection with any Disclosure Document or any Exchange Act filing in connection with or relating to a Securitization or as shall otherwise be reasonably requested by the Lender. In the event Lender determines, in connection with a Securitization, that the financial data and financial statements required in order to comply with Regulation S-K or Regulation S-X, as applicable, Regulation AB or any amendment, modification or replacement thereto or other legal requirements are other than as provided herein, then notwithstanding the provisions of this Section 5.1.11(h), Lender may request, and Borrower shall promptly provide, such other financial data and financial statements as Lender determines to be necessary or appropriate for such compliance.

(i)If requested by Lender, Borrower shall provide Lender, promptly upon request, a list of Tenants (including all affiliates of such Tenants) that in the aggregate (i) occupy ten percent (10%) or more (but less than twenty percent (20%)) of the total floor area of the Improvements or represent ten percent (10%) or more (but less than twenty percent (20%)) of aggregate base rent, and (ii) occupy twenty percent (20%) or more of the total floor area of the Improvements or of any particular building located on the Property or represent twenty percent (20%) or more of aggregate base rent attributable to the Property or of any particular building located on the Property.

(j)Borrower shall furnish to Lender, within ten (10) Business Days after request (or as soon thereafter as may be reasonably possible), such further detailed information with respect to the operation of the Property and the financial affairs of Borrower as may be reasonably requested by Lender.

(k)Borrower shall furnish to Lender, within ten (10) Business Days after Lender’s request (or as soon thereafter as may be reasonably possible), financial and sales information from any Tenant designated by Lender (to the extent such financial and sales information is required to be provided under the applicable Lease and the same is received by Borrower after request therefore).

(l)Any reports, statements or other information required to be delivered under this Agreement shall be delivered in electronic form and prepared using Excel®. Borrower agrees that Lender may disclose information regarding the Property and Borrower that is provided to Lender pursuant to this Section 5.1.11 in connection with any Securitization to such parties requesting such information in connection with such Securitization.

(m)If Borrower fails to provide to Lender or its designee any of the financial statements, certificates, reports or information (the “Required Records”) required by this Section 5.1.11 within the applicable time periods set forth in this Section 5.1.11, Lender shall have the option, upon fifteen (15) days’ notice to Borrower, to gain access to Borrower’s books and records and prepare or have prepared at Borrower’s expense, any Required Records not delivered by Borrower. In addition, it shall be an Event of Default if any of the following shall occur: (i) any failure of Borrower to provide to Lender any of the Required Records within the applicable time periods set forth in this Section 5.1.11, if such failure continues for fifteen (15) days after written notice thereof, or (ii) in the event any Required Records shall be materially inaccurate or false, or (iii) in the event of the failure of Borrower to permit Lender or its representatives to inspect said books, records and accounts upon request of Lender as required by this Section 5.1.11.

5.1.12Business and Operations. Borrower will continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property. Borrower will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Property. Borrower shall keep and maintain all Licenses necessary for, prior to Final Completion, the construction and, from and after Substantial Completion, operation of the Property and each portion thereof for its intended uses and otherwise as a residential condominium with retail and parking uses.

5.1.13Title to the Property. Borrower will warrant and defend (a) the title to the Property and every part thereof, subject only to Permitted Encumbrances, and (b) the validity and priority of the Lien of the Security Instrument and the Assignment of Leases, subject only to Permitted Encumbrances, in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any Losses incurred by Lender if an interest in the Property, other than as permitted hereunder, is claimed by another Person.

5.1.14Costs of Enforcement. In the event (a) that the Security Instrument is foreclosed in whole or in part or that the Security Instrument is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage prior to or subsequent to the Security Instrument in which proceeding Lender is made a party, or (c) of a Bankruptcy Action related to Borrower, Pledgor or any Principal or an assignment by Borrower or any Principal for the benefit of its creditors, Borrower, on behalf of itself and its successors and assigns, agrees that it/they shall be chargeable with and shall pay all costs of collection and defense, including attorneys’ fees and expenses, and court costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required sales or use Taxes.

5.1.15Estoppel Statement.

(a)After request by Lender, Borrower shall within ten (10) Business Days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Loan, (ii) the Outstanding Principal Balance, (iii) the Interest Rate of the Loan, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the performance of the Obligations, if any, and (vi) that the Note, this Agreement, the

Security Instrument and the other Loan Documents are valid, legal and binding obligations of Borrower and have not been modified or if modified, giving particulars of such modification.

(b)From and after Substantial Completion, Borrower shall deliver to Lender following Lender’s written request, tenant estoppel certificates from each commercial Tenant leasing space at the Property in form and substance reasonably satisfactory to Lender; provided that Borrower shall not be required to deliver such certificates more frequently than two (2) times in any calendar year.

5.1.16REAs. Borrower shall observe, perform and fulfill each and every covenant, term and provision of each REA, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any REA without the prior written consent of Lender. Borrower shall deliver to Lender, upon request, estoppel certificates from each party under the REA; provided that such certificates may be in the form required under the REA.

5.1.17Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Initial Funding Date only for the purposes set forth in Section 2.1.4.

5.1.18Performance by Borrower. Borrower shall (and shall cause the Pledgor) in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower (or the Pledgor) and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower (or the Pledgor) without the prior written consent of Lender.

5.1.19Confirmation of Representations. Borrower shall deliver, in connection with any Secondary Market Transaction, (a) one or more Officer’s Certificates certifying as to the accuracy of all representations made by Borrower in the Loan Documents as of the date of the closing of such Secondary Market Transaction in all relevant jurisdictions, and (b) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower as of the date of the Secondary Market Transaction.

5.1.20No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property or any portion thereof (a) with any other real property constituting a tax lot separate from the Property, and (b) which constitutes real property with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any Taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Property.

5.1.21Leasing Matters.

(a)Borrower shall not enter into any Lease with respect to any Residential Unit. Borrower shall not enter into any Lease with respect to any Commercial Unit (or any renewals, amendments or modifications of a Lease) without Lender’s prior consent, which shall not be unreasonably withheld, delayed or conditioned.

(b)Borrower shall not permit or consent to any assignment or sublease of any Lease without Lender’s prior written approval, which shall not be unreasonably withheld, delayed or conditioned (other than assignments or subleases expressly permitted under any Lease pursuant to a unilateral right of the Tenant thereunder not requiring the consent of Borrower).

(c)Borrower (i) shall observe and timely perform all obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) shall enforce and may amend or terminate the terms, covenants and conditions contained in the Leases upon the part of the Tenant thereunder to be observed or performed in a commercially reasonable manner and in a manner not to impair the value of the Property involved, except that Borrower shall not terminate, or accept the surrender by a Tenant of, any Lease unless by reason of a Tenant default and then only in a commercially reasonable manner to preserve and protect the Property; provided, however, that no such termination or surrender of any Lease will be permitted without the prior written consent of Lender, which shall not be unreasonably withheld, conditioned or delayed, or unless such termination or surrender is specifically provided for in the Lease; (iii) shall not collect any of the Rents more than one (1) month in advance (other than security deposits required pursuant to such Lease); (iv) shall not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (v) shall not alter, modify or change the terms of the Leases in a manner inconsistent with the provisions of the Loan Documents; and (vi) shall execute and deliver at the request of Lender all such further assurances, confirmations and assignments in connection with the Leases as Lender shall from time to time reasonably require. Notwithstanding anything to the contrary contained herein, Borrower shall not enter into a Lease of all or substantially all of the Property or all or substantially all of any building located on the Property without Lender’s prior written consent. Lender shall have the right to require each new Tenant to execute and deliver to Lender a subordination, non-disturbance of possession and attornment agreement in form, content and manner of execution reasonably acceptable to Lender.

(d)Borrower shall furnish Lender with true, correct and complete copies of all Leases, amendments thereof and any related agreements promptly following execution thereof.

(e)Borrower shall promptly notify Lender, in writing, of any defaults by any tenant or lease guarantor after Borrower becomes aware of the same.

5.1.22Alterations. Other than construction of the Project Improvements in accordance with the Plans and Specifications, Borrower shall obtain Lender’s prior written consent to any alterations to any Improvements, which consent shall not be unreasonably withheld, conditioned, or delayed, except with respect to any alterations to any Improvements which may have a material adverse effect on Borrower’s financial condition, the value of the Property or any portion thereof or the Net Operating Income, and/or require an amendment to the Public Report, Property Report or the Condominium Declaration which amendment would require consent of Lender pursuant to Section 5.1.40(b)(iv). Notwithstanding the foregoing, Lender’s consent shall not be required in connection with any alterations that will not have a material adverse effect on Borrower’s financial condition, the value of the Property or any portion thereof or the Net Operating Income and/or require an amendment to the Public Report, Property Report or the Condominium Declaration which amendment would require consent of Lender pursuant to Section 5.1.40(b)(iv); provided that such alterations (a) are either work performed pursuant to the terms of any Lease approved or deemed approved in accordance with the terms hereof, or the costs for such alterations are adequately covered in the current Approved Annual Budget, (b) do not adversely affect any structural component of any Improvements, any utility or HVAC system contained in any Improvements or the exterior of any building constituting a part of any Improvements and (c) the aggregate cost thereof does not exceed Five Hundred Thousand and No/100 Dollars ($500,000.00) per Property, or (d) are performed in connection with Restoration after the occurrence of a Casualty in accordance with the terms and provisions of this Agreement.

5.1.23Operation of Property.

(a)On or prior to the earlier of (i) Substantial Completion, or (ii) the occupancy of a Residential Unit pursuant to a closing under a bona fide sale contract or a Lease, Borrower shall engage Manager as the manager of the Property, pursuant to, and in accordance with, the terms of a Management Agreement in form and substance reasonably acceptable to Lender in all respects. Any Manager engaged by (or on behalf of) Borrower pursuant to the foregoing and any replacement thereof must be a Qualified Manager at all times during the term of such engagement so long as the Loan remains outstanding. Simultaneously with such engagement or replacement, Borrower shall cause Manager to deliver to Lender an executed original of an Assignment of Management Agreement in substantially the form attached hereto as Exhibit I, which in each case has been acknowledged and countersigned by Borrower and Manager, together with a certified true, correct and complete copy of the final executed Management Agreement in the form approved by Lender in accordance with this Agreement and any other documentation, certificates or information as Lender may reasonably request in connection with the foregoing. Borrower shall (1) use commercially reasonable efforts to cause Manager to promptly perform and/or observe all of the covenants and agreements required to be performed and observed by Manager under the Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder, (2) promptly notify Lender of any material default” by Borrower or Manager under the Management Agreement of which it is aware; (3) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under the Management Agreement; and (4) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by Manager under the Management Agreement, in a commercially reasonable manner.

(b)Borrower shall not, without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed: (i) modify, change, supplement, alter or amend the Management Agreement or waive or release any of its rights and remedies under the Management Agreement in each case in a manner that would have a material adverse effect, or (ii) replace Manager with a Person other than a Qualified Manager. As a condition to any consent to an amendment of the Management Agreement, Lender may require that Borrower deliver an amendment to the Assignment of the Management Agreement, in form reasonably approved by Lender.

(c)Borrower shall notify Lender in writing (and shall deliver a copy of the proposed management agreement) of any entity proposed to be designated as a Qualified Manager of the Property not less than ten (10) Business Days before such Qualified Manager begins to Manage the Property.

(d)Upon retention of a new Qualified Manager, Lender shall have the right to approve (which approval shall not be unreasonably withheld or delayed) any new management agreement with such Qualified Manager.

(e)If an event occurs pursuant to the Management Agreement which would allow Borrower to terminate same, then Borrower shall promptly notify Lender of such event and the basis for such termination, and if an Event of Default exists, Lender may, or may require Borrower to, terminate the Management Agreement and replace Manager with a Qualified Manager in accordance with this Section 5.1.23(e). If (i) Manager or any of its Affiliates shall become insolvent or shall commit gross negligence, malfeasance or willful misconduct, or any other event occurs pursuant to the Management Agreement which would allow Borrower to terminate same, then Borrower shall promptly notify Lender of same and Lender may, or may require Borrower to, terminate the Management Agreement and replace Manager with a Qualified Manager in accordance with this Section 5.1.23(e), and (ii) if an Event of Default has occurred and is continuing, then Lender may, or may require Borrower to, terminate the Management Agreement with Manager and replace Manger with a Qualified Manager in accordance with this Section 5.1.23(e).

(f)Borrower shall not enter into, and shall cause and shall not permit the Condominium Board to enter into, any agreement for the management and/or operation of the Property, other than the Management Agreement previously approved by Lender in accordance with and pursuant to the terms of Section 5.1.23(a) above, without Lender’s prior written consent, and conditioned upon such assignment and subordination of management agreement being executed and delivered by Manager, the Condominium Board and Borrower as is acceptable to Lender.

5.1.24Changes in the Legal Requirements Regarding Taxation. If any Change in Law shall subject any Lender to any Taxes on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, and the result of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then, upon request of such Lender, Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered. If Lender is advised by counsel chosen by it that the payment of such Tax or interest and penalties by Borrower would be unlawful or taxable to Lender or unenforceable or provide the basis for a defense of usury, then in any such event, Lender may, by written notice to Borrower of not less than ninety (90) days, declare the Obligations immediately due and payable. Each of Borrower and Pledgor shall continue at all times to be treated for federal income tax purposes as a Disregarded Entity or as a partnership.

5.1.25No Credits on Account of the Obligations. Borrower will not claim or demand or be entitled to any credit or credits on account of the Obligations for any payment of Property Taxes assessed against the Property and no deduction shall otherwise be made or claimed from the assessed value of the Property for real estate Tax purposes because of the Loan Documents or the Obligations. If Legal Requirements or other laws, orders, requirements or regulations require such claim, credit or deduction, Lender may, by written notice to Borrower of not less than ninety (90) days, declare the Obligations immediately due and payable.

5.1.26Personal Property. Borrower shall cause all of its personal property, fixtures, attachments and equipment delivered upon, attached to or used in connection with the operation of the Property to always be located at the Property and shall be kept free and clear of all Liens, encumbrances and security interests, except Permitted Encumbrances.

5.1.27Appraisals. Lender shall have the right to obtain a new or updated Appraisal of the Property (and/or any portions thereof) from time to time, provided, however, that so long as no Event of Default has occurred Lender shall do so with respect to the same portion of the Property not more often than once in every twelve (12) month period. Borrower shall cooperate with Lender in this regard. If the Appraisal is obtained to comply with this Agreement or any applicable law or regulatory requirement, or bank or lender policy promulgated to comply therewith, or if an Event of Default exists, Borrower shall pay for any such Appraisal upon Lender’s request.

5.1.28Financing Statements. Borrower, at its sole cost and expense, shall at all times cause the Security Instrument and the Assignment of Leases, together with any UCC-1 financing statements required to be filed in connection therewith and any UCC-1 financing statements required to be filed in connection with the Pledge Agreement, to be recorded, registered or filed in the appropriate public records, and any amendments or supplements hereto and thereto, and, if requested by Lender, any instruments of assignment hereof or thereof, to be recorded, registered and filed, as applicable, and to be kept recorded, registered and filed, in such manner and in such places, shall pay all recording, registration and filing fees and taxes and other charges, including any recording, transfer or intangible personal property tax or similar imposition, with respect thereto, and shall comply with all applicable Legal Requirements in order fully and effectively to establish, preserve, perfect and protect Lender’s first priority security interest in the Property, the Collateral and the Pledged Collateral, subject only to Permitted Encumbrances and the Liens created by the Loan Documents. Borrower hereby authorizes Lender to file UCC-1 financing and continuation statements with respect to the Property, the Collateral and the Pledged Collateral.

5.1.29ERISA. Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as may be requested by Lender in its sole discretion that (i) Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, a “plan” as defined in and subject to the provisions of Section 4975 of the Code an entity whose assets are treated as “plan assets” for purposes of ERISA or the Code or a “governmental plan” within the meaning of Section 3(32) of ERISA or any entity whose assets are treated as “plan assets” of a governmental plan or plans; (ii) Borrower is not subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans, in either case, subjecting Lender to liability for a violation of ERISA, the Code, a state statute or regulation or a similar law; and (iii) one or more of the following circumstances is true:

(a)equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3–101(b)(2);

(b)less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower is held by “benefit plan investors” within the meaning of Section 3(42) of ERISA;

(c)Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e); or

(d)the Loan meets the requirements of PTE 95-60, 91-38, 90-1, 84-14 or similar exemption.

5.1.30Costs. Borrower shall pay when due all Project Related Costs and other costs and expenses otherwise required under this Agreement for the construction and ownership of the Improvements in accordance with the provisions of this Agreement, including without limitation, any repair and restoration of the Improvements pursuant to the provisions of this paragraph hereinabove set forth and any Carrying Costs through the payment in full of all amounts due to Lender hereunder.

5.1.31Architect’s Contract. Borrower shall (a) enforce the provisions of the Architect’s Contract in the best interests of the Project using sound business judgment, (b) diligently perform and observe all of the terms, covenants and conditions of the Architect’s Contract on the part of Borrower to be performed and observed, subject to any applicable notice, grace, and cure periods, (c) waive none of the obligations of Borrower’s Architect thereunder, (d) do no act which would relieve Borrower’s Architect from its obligations under the Architect’s Contract and (e) make no amendments to the Architect’s Contract without the prior written approval of Lender, not to be unreasonably withheld, conditioned or delayed. Following receipt of written request by Lender, Borrower shall use commercially reasonably efforts to cause Borrower’s Architect to provide Lender with reports in regard to the status of construction of the Project Improvements, in such form and detail as requested by Lender.

5.1.32General Contractor. Borrower shall (i) use commercially reasonable efforts to cause the General Contractor to manage the development and construction of the Project and perform its duties under and substantially in accordance with the General Contractor’s Agreement, in the best interests of the Project consistent with the Scope of Work, the Construction Budget, and any applicable Plans and Specifications using sound business judgment, (ii) diligently perform and observe all of the terms, covenants and conditions of the General Contractor’s Agreement on the part of Borrower to be performed and observed, (iii) promptly notify Lender of any material default under the General Contractor’s Agreement of which it is aware, (iv) promptly deliver to Lender, upon written request, any information received by Borrower under the General Contractor’s Agreement, subject to the terms of the General Contractor’s Agreement, (v) promptly enforce in a commercially reasonable manner the performance and observance of all of the covenants required to be performed and observed by General Contractor under the General Contractor’s Agreement, (vi) use commercially reasonable efforts to ensure that the work to be managed by General Contractor under the General Contractor’s Agreement is completed substantially in accordance with the Plans and Specifications in a good and workmanlike manner and shall be free of any material defects (taking into account the luxury nature of the Project). Borrower shall, upon request by Lender, use commercially reasonable efforts to cause General Contractor to provide Lender and Construction Consultant with reports in regard to the status of construction of the Project Improvements, in such form and detail as reasonably requested by Lender; provided, however, that Borrower need not cause General Contractor to provide any reports which General Contractor is not obligated to produce pursuant to the General Contractor’s Agreement. If Borrower shall default in the performance or observance of any term, covenant or condition of the General Contractor’s Agreement on the part of Borrower to be performed or observed beyond any applicable notice and cure period, then, without limiting Lender’s other rights or remedies under this Agreement or the other Loan Documents, and without waiving or releasing Borrower from any of its Obligations hereunder or the General Contractor’s Agreement, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act as may be appropriate to cause all the terms, covenants and conditions the General Contractor’s Agreement on the part of Borrower to be performed or observed.

5.1.33Construction of Project Improvements; Completion of Construction.

(a)Project Improvements. The Plans and Specifications and the Construction Budget shall be subject to the prior written approval of Lender in accordance with Section 2.8.2(e). Except as expressly set forth in Sections 5.1.33(e) and (f), each material addition or modification to the Plans and Specifications shall be subject to approval in writing by Lender and the Construction Consultant, and, to the extent required by law, by the appropriate Governmental Authorities. Lender shall respond to a request for approval of a material addition or modification to any Plans and Specifications within ten (10) Business Days of request from Borrower. Subject to the rights of the Borrower’s Architect and the Other Design Professionals, if any, the Plans and Specifications as approved by Lender shall become the property of Lender upon the occurrence of an Event of Default under the Loan Documents. The Project Improvements shall be constructed and equipped in compliance with the requirements of the Governmental Authorities and the appropriate Board of Fire Underwriters, if any, or other similar body, if any, acting in and for the locality in which the Property is situated. Compliance with the provisions of this paragraph and any other provisions of this Agreement relating to the construction and equipping of the Project Improvements shall be determined by the Construction Consultant in its reasonable discretion. At all reasonable times and upon reasonable advance notice to Borrower, Lender, the Construction Consultant, and their respective agents and employees, shall have the right of entry and free access to the Property to inspect the Improvements, subject to the rights of any third party Tenants or Residential Unit owners, provided that Lender, the Construction Consultant, and their respective agents and employees shall use reasonable efforts not to unreasonably interfere with Borrower’s construction of the Project Improvements. Borrower shall deliver to Lender copies of each application, any objection sheet and other material communications received from any Governmental Authority in connection with each application for any Governmental Approval, and shall keep Lender apprised from time to time with respect to the status of each such application, and shall advise Lender promptly if any such application or filing is rejected, or if Borrower receives any objection from any Governmental Authority to the performance of work on the Project without the issuance of a particular Governmental Approval. Borrower shall deliver to Lender copies of each Governmental Approval promptly following issuance thereof.

(b)Commencement of Construction. To the extent not theretofore commenced, Borrower shall commence construction of the Project Improvements as soon as reasonably practicable following the Closing Date; provided, that, Borrower shall not commence such construction until each of the following shall have occurred:

(i)All notices required by any Governmental Authority or by any applicable Legal Requirement to be filed prior to commencement of construction of the Project Improvements shall have been filed.

(ii)Borrower shall have obtained all Governmental Approvals from, and has given all such notices to, and shall have taken all such other actions with respect to such Governmental Authority as may be required under applicable Legal Requirements for the commencement of construction the Project.

(iii)The Architect’s Contract and the General Contractor’s Agreement, each in form and substance reasonably satisfactory to Lender, shall have been duly executed and delivered by the parties thereto, shall be in full force and effect and Lender shall have received a certified copy or a fully executed duplicate original thereof. Borrower’s Architect shall have duly executed and delivered to Lender the Architect’s Certificate and the General Contractor shall have duly executed and delivered to Lender the General Contractor’s Certificate.

(c)Completion of Improvements. Borrower shall construct, complete and equip the Project Improvements in accordance with the Plans and Specifications in all material respects, all Governmental Approvals, Legal Requirements, and the Condominium Documents, and in accordance with the provisions of this Agreement and free and clear of all Liens (other than the Permitted Encumbrances). Borrower shall: (i) diligently pursue construction of all of the Project Improvements to Final Completion substantially in accordance with any applicable Plans and Specifications, the Construction Schedule (subject to Force Majeure), and in compliance with all Permitted Encumbrances, all applicable Legal Requirements, and all applicable Governmental Approvals, and in accordance with all terms and conditions of the Loan Documents, and (ii) promptly pay all sums and perform such duties as may be necessary to complete such construction of the Project Improvements in accordance with the Plans and Specifications and in compliance with all Permitted Encumbrances, all Legal Requirements and all applicable Governmental Approvals, and in accordance with all terms and conditions of the Loan Documents free from any Liens asserted against the Property for any material, labor or other items furnished in connection therewith.

(d)Correction of Defects. Borrower shall promptly correct (or cause the applicable Contractor to correct) all material defects in the Project Improvements or any material departure from the Plans and Specifications not previously approved by Lender to the extent required hereunder. Borrower agrees that the Disbursement of any Escrow Funds whether before or after such defects or departures from the Plans and Specifications are discovered by, or brought to the attention of, Lender shall not constitute a waiver of Lender’s right to require compliance with this covenant.

(e)Change Orders. Borrower shall permit no Change Orders or deviations from any applicable Plans and Specifications, Construction Schedule or Construction Budget (other than de minimis changes to reflect site conditions) or any amendment, modification or supplement to any Major Construction Contract or Major Subcontract during construction without the prior written consent of Lender; provided, however, that any single Change Order shall be permitted without Lender’s consent if (i) such Change Order does not increase construction costs by more than One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00) with respect to an individual Property, (ii) such Change Order, when taken together with all other Change Orders, does not result in an increase in total construction costs by more than Four Million and No/100 Dollars ($4,000,000.00) with respect to an individual Property, (iii) when such Change Orders take effect there is Contingency available to Borrower under Section 5.1.33(f) to pay any increased cost arising from such Change Orders, (iv) Borrower delivers to Lender and Construction Consultant prior written notice of such Change Order, with a copy thereof promptly following execution, and (v) notwithstanding anything to the contrary contained herein, no such Change Order or deviations shall be permitted without Lender’s consent if such Change Order (a) decreases in any material respect the floor area or sellable square footage of the Project, (b) changes in any material respect the basic layout of the Project Improvements, (c) involves the use of materials, furniture, fixtures or equipment that is not at least of equal quality to that set forth in the final Plans and Specifications approved by Lender, (d) adversely affect the Lien or priority of the Lien of the Security Instrument, (e) is inconsistent with the requirements of any Condominium Document or any Legal Requirement or any Unit Sale Contract, or would give any party under such agreements the right to terminate, rescind or modify the same, (f) negatively impacts a structural element, building system or the exterior of the Project Improvements in any material respect or (g) would have the effect of delaying Final Completion of the Project Improvements beyond November 30, 2016 (with respect to the Ala Moana Property) and April 30, 2017 (with respect to the Auahi Property). Notwithstanding anything to the contrary, Borrower shall permit no Change Orders or deviations from any applicable Plans and Specifications, Construction Schedule or Construction Budget if the same would permit any Purchaser under a Unit Sale Contract to terminate or rescind such Unit Sale Contract.

(f)Cost Savings; Contingency. Borrower may revise the Construction Budget from time to time to reallocate Cost Savings available under any Line Item for costs in the Construction Budget to the “Contingency” Line Item, provided that Borrower shall deliver to Lender evidence satisfactory to Lender that the requirements set forth in the definition of “Cost Savings” have been satisfied. Borrower may, with Lender’s prior written consent, reallocate “Contingency” to other Line Items for costs in the Construction Budget; provided, however, that Lender’s consent shall not be required so long as (i) the percentage of the “Contingency” Line Item reallocated by Borrower at all times is less than or equal to the percentage of the Project Improvements that have been completed as contemplated by the Scope of Work and the terms of this Agreement as of the time of such reallocation, and (ii) Borrower delivers to Lender prior notice of such reallocation together with an Officer’s Certificate certifying as to calculation described in the foregoing clause (i). Notwithstanding the foregoing or anything to the contrary herein, (v) until such time as there is in fact Cost Savings, Borrower shall not have the right to reallocate as Cost Savings any amounts required to be set aside as Retainage for such Line Item, (w) Borrower shall not be permitted to reallocate Line Items for “Contingency” from the Hard Costs to Soft Costs or vice versa, (x) Borrower shall not be permitted to reallocate Cost Savings available under a Line Item for Soft Costs to the Hard Costs without Lender’s reasonable consent, (y) Borrower shall not be permitted to allocate Cost Savings from the Construction Budget for one Project to the Construction Budget for the other Project, and (z) Borrower shall not be permitted to utilize the Soft Cost contingency without Lender’s reasonable consent.

(g)Cost Overruns. If there is a change in Project Related Costs which will increase a category or Line Item of Project Related Costs reflected on the Construction Budget,

Borrower shall promptly notify Lender in writing and promptly submit to Lender for its approval a revised Construction Budget. Any reallocation of any category or Line Items in the Construction Budget in connection with cost overruns shall be subject to Lender’s approval in Lender’s discretion except as permitted without Lender’s consent as set forth in Section 5.1.33(f); provided, that if and to the extent that an unforeseen cost overrun exists with respect to a specific Line Item, the Construction Budget (but not the Plans and Specifications) shall be deemed modified to include such cost overrun in such Line Item and Lender’s prior consent shall not be required, so long as Borrower funds such cost overrun with equity or deposits with Lender an amount equal to such cost overrun. Lender shall have no obligation to authorize Escrow Agent to authorize any further Disbursements unless and until the revised Construction Budget so submitted by Borrower, as applicable, is approved by Lender, and Lender reserves the right to approve or disapprove any revised Construction Budget in its reasonable discretion (except with respect to reallocations in accordance with Section 5.1.33(f) and to require the funding of a Shortfall if required pursuant to Section 2.1.8 above).

(h)Review of Plans and Specifications. Borrower hereby acknowledges and agrees that neither Lender nor the Construction Consultant’s approval of any Plans and Specifications (or any revisions thereto), nor its inspection of the performance of the construction, nor its right to inspect such work, shall impose upon Lender and/or Construction Consultant any obligation or liability whatsoever with respect thereto, including, without limitation, any obligation or liability that might arise as a result of such work not being performed in accordance with applicable laws and/or requirements of public authorities or with the Plans and Specifications (and revisions thereto) approved by Lender and Construction Consultant or otherwise. The review or approval by Lender and Construction Consultant of any Plans and Specifications or any revisions thereto is solely for Lender’s benefit, and is without any representation or warranty whatsoever with respect to the adequacy, correctness or efficiency thereof or otherwise. Neither the granting by Lender and/or Construction Consultant of its approval of any Plans and Specifications or any revisions thereto, shall in any manner constitute or be deemed to constitute a judgment or acknowledgment by Lender as to their legality or compliance with laws and/or requirements of public authorities.

(i)Stored Materials.

(i)Lender shall not be required to authorize or disburse any funds for any materials, machinery or other Personal Property not yet incorporated into the Project Improvements (the “Stored Materials”), unless the following conditions are satisfied:

(A)Borrower shall deliver to Lender bills of sale or other evidence reasonably satisfactory to Lender of the cost of, and, subject to the payment therefor, Borrower’s title in and to such Stored Materials;

(B)The Stored Materials are identified to the applicable Property and applicable Borrower, are segregated so as to adequately give notice to all third parties of such Borrower’s title in and to such materials, and are components in substantially final form ready for incorporation into the applicable Project Improvements;

(C)The Stored Materials are stored at the applicable Property or at such other third-party owned and operated site (including as described in Section 5.2.15 below) as Lender shall reasonably approve, and are protected against theft and damage in a manner reasonably satisfactory to Lender;

(D)The Stored Materials will be paid for in full with the funds to be disbursed, and all lien rights or claims of the supplier will be released upon full payment;

(E)Lender has or will have upon payment with disbursed funds a perfected, first priority security interest in the Stored Materials;

(F)The Stored Materials are insured for an amount equal to their replacement costs in accordance with Section 6.1 of this Agreement;

(G)The aggregate cost of Stored Materials stored at the applicable Property is approved by the Construction Consultant and, if required by Lender, the Construction Consultant shall certify that it has inspected such Stored Materials and they are in good condition and suitable for use in connection with the Project Improvements; and

(ii)The aggregate cost of Stored Materials stored on the applicable Property or off the applicable Property at any one time shall not exceed Ten Million and No/100 Dollars ($10,000,000.00) unless otherwise approved by Lender acting in its reasonable discretion.

(j)Americans with Disabilities Act Compliance. The Plans and Specifications shall be prepared, and the Project Improvements shall be designed, and shall be constructed and completed, and thereafter maintained, in strict accordance and full compliance with all of the requirements of the ADA. Borrower shall be responsible for all costs of complying with the ADA.

5.1.34Construction Consultant. Borrower acknowledges that (i) the Construction Consultant has been retained by Lender to act as a consultant and only as a consultant to Lender in connection with the construction of the Project Improvements and has no duty to Borrower, (ii) the Construction Consultant shall in no event have any power or authority to give any approval or consent or to do any other act or thing which is binding upon Lender, (iii) Lender reserves the right to make any and all decisions required to be made by Lender under this Agreement and to give or refrain from giving any and all consents or approvals required to be given by Lender under this Agreement and to accept or not accept any matter or thing required to be accepted by Lender under this Agreement, and without being bound or limited in any manner or under any circumstance whatsoever by any opinion expressed or not expressed, or advice given or not given, or information, certificate or report provided or not provided, by the Construction Consultant with respect thereto, (iv) Lender reserves the right in its sole and absolute discretion to disregard or disagree, in whole or in part, with any opinion expressed, advice given or information, certificate or report furnished or provided by the Construction Consultant to Lender or any other person or party, and (v) Lender reserves the right to replace the Construction Consultant with another project monitor at any time and without prior notice to or approval by Borrower.

5.1.35Construction Consultant/Duties and Access.

(a)Borrower shall permit Lender to retain the Construction Consultant at the cost of Borrower (subject to the limits below) to perform services on behalf of Lender as reasonably deemed necessary by Lender or the Construction Consultant in order to effectively administer and review the Project and coordinate with Borrower and Lender regarding pending or proposed Disbursement Requests, including, without limitation, to attend all regularly scheduled construction progress meetings relating to the Project (it being agreed the Borrower shall schedule such meetings on a regular basis consistent with standard construction practices for similar projects) (and Borrower and the Project Development Team shall meet with the Construction Consultant at other times upon Lender’s or Construction Consultant’s reasonable request), prepare the Project Report, review Plans and Specifications, Disbursement Requests and Change Orders, Construction Contracts, Governmental Approvals and other documentation relating to the Project as requested by Lender; provided, however, Lender recognizes that the Project is an ongoing work in progress and that Borrower will be in frequent communication with its construction manager, project team, architect and other professionals, and that such routine communication, even if in the form of an ad-hoc meeting or conference call, will not require Construction Consultant’s attendance.

(b)The fees of the Construction Consultant shall be paid by Borrower (and out-of-pocket expenses incurred by Lender on account thereof shall be reimbursed to Lender). Borrower shall also be responsible to reimburse Lender for (i) the Construction Consultant’s initial review of the Project and (ii) the Construction Consultant’s review of the Plans and Specifications, as part of the next Disbursement after Borrower receives the Construction Consultant’s invoice approved by Lender for payment to the extent such fees are set forth in the Construction Budget or, if not set forth in the Construction Budget, within ten (10) days of request therefor, but neither Lender nor the Construction Consultant shall have any liability to Borrower on account of (A) the services performed by the Construction Consultant, (B) any neglect or failure on the part of the Construction Consultant to properly perform its services or (C) any approval by the Construction Consultant of construction of the Project Improvements. Neither Lender nor the Construction Consultant assumes any obligation to Borrower or any other Person concerning the quality of construction of the Project Improvements or the absence therefrom of defects.

5.1.36Easements and Restrictions; Zoning. Borrower shall submit to Lender for Lender’s reasonable approval, prior to the execution thereof by Borrower all proposed plats, easements, restrictions, covenants, permits, licenses, and other instruments which would affect the title to the Property or use of the Property for its intended purposes, accompanied by a Survey showing the exact proposed location thereof and such other information as Lender shall reasonably require. Borrower shall not subject the Property or any part thereof to any easement, restriction or covenant (including any restriction or exclusive use provision in any lease or other occupancy agreement) which is not a Permitted Encumbrance without the prior reasonable approval of Lender. With respect to any and all existing easements, restrictions, covenants or operating agreements which benefit or burden the Property, any easement, restriction or covenant to which the Property may hereafter be subjected in accordance with the provisions hereof and any zoning or land use classification of the Property approved by Lender, Borrower shall: (a) observe and perform the obligations imposed upon Borrower or the Property in all material respects; (b) not alter, modify or change the same without the prior written approval of Lender; (c) enforce its rights thereunder in a commercially reasonable manner so as to preserve for the benefit of the Property the full benefits of the same; and (d) deliver to Lender a copy of any notice of default or other notice or correspondence received or delivered by Borrower in respect of the same promptly after Borrower’s receipt or within a reasonable period of time before delivery of such notice or correspondence. Borrower shall fully comply with the terms and conditions of the Zoning Approvals.

5.1.37Laborers, Subcontractors and Materialmen. Borrower shall notify Lender promptly, and in writing, if Borrower receives any material default notice, notice of lien or final demand for past due payment of any material amount, written or oral, from any contractor, laborer, subcontractor or materialmen. To the extent not previously delivered, Borrower will also furnish to Lender at any time and from time to time upon demand by Lender, lien waivers in conformity with the Lien Law and otherwise in form reasonably satisfactory to Lender bearing a then current date from the Contractors and the Subcontractors performing the work the payment for which was the basis of any prior Disbursement.

5.1.38Ownership of Personalty. To the extent available, Borrower shall furnish to Lender, if Lender so requests, photocopies of the fully executed contracts, bills of sale, receipted vouchers and agreements, or any of them, under which Borrower claims title to the materials, articles, fixtures and other personal property used or to be used in the construction or operation of the Improvements.

5.1.39Replacement of Project Development Team; Replacement of Sales Agent; Replacement of General Contractor. Without limiting any other rights of Lender under the Loan Documents, Borrower shall, with Lender’s prior written consent, remove and replace the General Contractor, any Sales Agent, Developer and/or Manager and all other Persons (as to each Property, the “Project Development Team”) involved in the management, construction or development of the applicable Project working on behalf of the applicable Borrower or any other Affiliate of such Borrower, as applicable, with a Person or Persons approved by Lender acting in its reasonable discretion (or if no such Person or Persons are approved by Lender within thirty (30) days of such election, with such Person(s) chosen by Lender acting in its reasonable discretion) in accordance with and upon the occurrence of any one or more of the following events: (i) with regard to replacement of the General Contractor, any Sales Agent, Developer, Manager and/or Project Development Team, at any time following the occurrence and during the continuance of an Event of Default, (ii) with regard to replacement of the General Contractor, if the General Contractor shall be in default under the General Contractor’s Agreement beyond any applicable grace and cure period, if the General Contractor shall become insolvent or a debtor in any bankruptcy or insolvency proceeding, (iii) with regard to replacement of the Manager and/or Project Development Team, if at any time the Manager or Project Development Team has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds, (iv) with regard to replacement of the any Sales Agent, if such Sales Agent shall be in default under the applicable Sales Agency Agreement beyond applicable grace and cure periods, if any Sales Agent shall become insolvent or a debtor in any bankruptcy or insolvency proceeding, and (v) with regard to replacement of the Developer, if the Developer shall be in default under the Development Agreement beyond applicable grace and cure periods.

5.1.40Condominium Documents.

(a)General. With respect to each Property, it is acknowledged and agreed that, pursuant to the terms and provisions of the applicable Condominium Documents, the applicable Borrower has converted the applicable Property into a condominium (the “Condominium”) so that each planned residential unit constitutes a separate Residential Unit, and in connection with the foregoing, the applicable Borrower intends to offer the Residential Units for sale to the public.

(b)Covenants.

(i)Borrower shall comply with, and take or cause its representatives on each Condominium Board to vote in favor of, all action as may be reasonably necessary from time to time to preserve and maintain the Condominium in accordance with, in all material respects, all applicable Legal Requirements, including, without limitation, all federal, state and local laws, rules and regulations which affect the establishment and operation of condominiums in Hawaii that are applicable to the Condominium. Borrower shall promptly observe, perform and comply in all material respects with all of the terms, covenants and provisions of the Condominium Documents and shall not do, and shall use its commercially reasonable efforts not to suffer or permit to be done any act, event or omission that may cause a material default or material breach under the Condominium Documents. Without limiting the foregoing, Borrower shall promptly pay or cause to be paid all Assessments and Charges and real estate taxes, prior to delinquency, with respect to the Residential Units for so long as title to such Residential Units is held by Borrower. Borrower shall promptly notify Lender of (A) any material adjustments made to the amount of any Assessments and Charges or (B) the imposition of any special assessments levied or assessed under the Condominium Documents. Borrower shall furnish to Lender such information and such other evidence as Lender may reasonably request from time to time concerning Borrower’s due observance, performance and compliance with the terms, covenants and provisions of the Condominium Documents, including, without limitation, evidence that such Assessments and Charges, real estate taxes and special assessments have been so paid or are not then delinquent.

(ii)Borrower shall use commercially reasonable efforts to promptly enforce or cause its representatives on the Condominium Board to vote to enforce (to the extent the same is the obligation of the Condominium Board) the performance and observance (or to cause the same), in all material respects, of all the covenants, agreements and conditions required to be performed and/or observed by any other party under the Condominium Documents, including the obligation of the owners of Residential Units to pay all Assessments and Charges.

(iii)Borrower shall promptly send to Lender a copy of (A) any written notice received or sent by Borrower alleging any material default by Borrower or any other Person under, or noncompliance with, any of the Condominium Documents and, in the case of any such default or alleged default by Borrower, do all such acts and undertake all such reasonable steps and institute all such proceedings as shall be reasonably necessary to cure or avert such default, (B) any written responses, demands or further notice received or sent by Borrower in regard to any of the foregoing matters and (C) all written communications with Governmental Authorities and any written communication from a purchaser or a purchaser’s attorney alleging a violation of the terms of any bona fide sales contract, the Condominium Act, ILSFDA or any Legal Requirement. Borrower shall promptly notify Lender in writing of the initiation of any litigation, arbitration or other proceeding, of which Borrower has received notice in writing, affecting Borrower or the Property under or in connection with the Condominium Documents and shall enforce its rights under the Condominium Documents.

(iv)Borrower shall not, without the prior written consent of Lender, take any action pursuant to Sections XXXIII, XXXIV or XXXV of the Condominium Declaration. Borrower shall not, without the prior written consent of Lender, not to be unreasonably withheld, conditioned or delayed, give any consent or perform any action in furtherance of any material modification or amendment of the Condominium Documents. Without limiting the foregoing, Lender shall reasonably promptly approve and consent to such modifications to the Condominium Documents as Borrower may elect to make in order to subdivide the Units described on Schedule XVII. Without Lender’s prior written consent, Borrower shall not cancel (or vote to cancel) any material Condominium Documents or, except as expressly permitted pursuant to this Agreement, modify, change, supplement, alter or amend the Condominium Documents (or vote to do so), in any respect that would have a material adverse effect on Lender, and, to the extent assignable, Borrower hereby assigns to Lender, as further security for the payment and performance of the Obligations and for the performance and observance of the terms, covenants and conditions of this Agreement and the other Loan Documents, all of the rights, privileges and prerogatives of Borrower under the Condominium Documents to terminate, cancel, modify, change, supplement, alter or amend the Condominium Documents, which rights, privileges and prerogatives may only be exercised by Lender upon the occurrence and during the continuance of an Event of Default, and any such prohibited termination, cancellation, modification, change, supplement, alteration or amendment of the Condominium Documents without the prior consent of Lender, such consent not to be unreasonably withheld, conditioned or delayed, shall be void and of no force and effect.

(v)To the extent permitted by applicable law, Borrower shall not, without the prior written consent of Lender, vote at any meeting of the owners of Residential Units, or permit its representatives on the Condominium Board, to vote or take any action whatsoever respecting: (A) any partition of all or a part of the property subject to the Condominium Declaration; (B) the nature and amount of any insurance covering all or a part of the Property (including, without limitation, any common elements appurtenant to the Residential Units included therein), after

Substantial Completion, if the insurance under question differs from that required under the Condominium Documents and, to the extent applicable, the provisions hereof, and the disposition of any proceeds thereof, the decision as to whether or not the Condominium will restore following a casualty, or the manner in which any condemnation or threat of condemnation of all or a part of the Condominium shall be defended or settled and the disposition of any award or settlement in connection therewith; (C) the disposition of any excess insurance or condemnation proceeds; (D) the adoption, establishment, approval, material modification or amendment of the Condominium Budget, including without limitation, any budget for Assessments and Charges; (E) the assessment or levy of any special assessment; (F) any amendment to the Condominium Documents; (G) any removal of the Condominium or any Residential Unit thereof from the provision of the Condominium Act (unless combined with another Residential Unit); (H) any additions or improvements to the common elements of the Condominium that are Material Alterations; or (I) any borrowing on behalf of a Condominium other than the normal and customary financing of annual insurance premiums. Borrower shall promptly notify the Lender of any of the foregoing matters (each, a “Condominium Matter”) and unless the foregoing have been approved by Lender in writing, to the extent permitted by applicable law, Borrower shall, or shall cause its representatives on the Condominium Board to, vote against any of the foregoing matters unless and until the same has been approved by the Lender; provided, that with respect to the Condominium Matters described in clauses (D) and (F) above, Lender shall be reasonable in approving or disapproving of such Condominium Matters.

(vi)To the extent that any approval rights, consent rights or other rights or privileges are granted to the holder of a recognized mortgagee under the Condominium Documents, then such approval rights, consent rights or other rights or privileges shall be deemed to be required by this Agreement. If the Condominium Documents provide for one or more “mortgagee representative(s)” (or the equivalent thereto), then Lender shall be named in the Condominium Documents as the (or, if the Condominium Documents provide for more than one, a) mortgagee representative for so long as the Loan is outstanding and shall give notice to the Condominium Board and any other Persons reasonably necessary for Lender to be recognized as a mortgagee under the Condominium Documents.

(vii)Borrower shall attend each duly called meeting or special meeting of owners of the Residential Units, and shall cause its representatives on the Condominium Board to attend each duly called meeting or special meeting of the Condominium Board, in each case, as required in order to avoid Borrower’s absence therefrom or such representative’s absence therefrom to be deemed consent to any proposals put forth at such meeting in accordance with the applicable Condominium Documents which would be in violation of the terms of this Agreement.

(viii)Without the prior written consent of Lender, unless the Developer Control Period must end pursuant to HRS Section 514B-106(a), (b) or (c),

Borrower shall not cause the Developer Control Period to end so long as all or any portion of the Debt remains outstanding unless caused by the conveyance of the applicable percentage of Residential Units.

(ix)Borrower shall promptly notify Lender, upon its becoming aware, of (i) any rescission right obtained by a purchaser under a Unit Sale Contract in the event that any such rescission contingently provided under the Condominium Act or ILSFDA or the standard form of Unit Sale Contract becomes exercisable by any purchaser thereunder and (ii) any rescission right exercised by a purchaser under a Unit Sale Contract.

(x)Borrower shall not assign (other than to Lender) or encumber (other than in favor of Lender as security for the Obligations) any of its rights under the Condominium Documents, except as permitted hereunder. Borrower shall not, without prior written consent from Lender, to the extent permitted by applicable law, cast any vote or give any consent, or permit any Affiliate to cast any vote or give any consent, where such vote or consent could reasonably be expected to materially adversely affect, alter or impair the lien of the Security Instrument or the security therefor, where such vote or consent could increase the obligation or diminish the rights of Lender or where such vote or consent could reasonably be expected to materially adversely affect the Property, without, in each instance, the prior written approval of Lender, such approval not to be unreasonably withheld, conditioned or delayed.

(xi)Borrower shall not, without Lender’s prior written consent, cause the Condominium Board to borrow any money unless required by Legal Requirements other than the normal and customary financing of annual insurance premiums.

(xii)Borrower shall, prior to delinquency, pay all Assessments and Charges and all real estate taxes and assessments and insurance premiums made against or relating to the portion of the Property then owned by Borrower, whether pursuant to the Condominium Declaration, the Condominium By-Laws adopted in connection therewith or rules and regulations adopted thereunder as the same shall be in force from time to time or otherwise, prior to delinquency, and promptly upon demand, exhibit to Lender receipts for all such payments, and in the event Borrower shall fail to make such payments as the same become delinquent, Lender may from time to time at its option, but without any obligation to do so and upon notice to Borrower, make such payments, and all expenses paid by Lender for such purpose, including reasonable attorneys’ fees, shall be added to the Loan and shall be payable on demand and bear interest at the Default Rate until repaid.

(xiii)Borrower shall deliver to Lender a true and full copy of each and every written notice of default, if any, received by Borrower with respect to Borrower under any of the Condominium Documents or applicable law regarding the Condominium.

(xiv)Without the consent of Lender, Borrower shall not extend the guaranty period established under the Condominium Declaration relating to Residential Unit assessments, if any.

(c)Indemnification, Costs and Expenses. Borrower shall indemnify and save harmless Lender, and all those claiming by, through or under Lender, from and against any reasonable expense or other liability of any nature whatsoever arising out of (A) any obligations of the developer of the Condominium or the declarant under the Condominium Declaration or other Condominium Documents, or (B) the Condominium, whether to Residential Unit owners or otherwise, including, without limitation, liability arising under applicable law. The foregoing indemnity and save harmless shall not apply to any expense or other liability to the extent caused by the gross negligence, illegal acts, fraud or willful misconduct of Lender, or any of its officers, agents or employees, which arise after a foreclosure sale or an acceptance of a deed in lieu of foreclosure under the Loan Documents. Borrower shall pay to Lender upon demand from time to time any and all reasonable fees, costs and expenses incurred by Lender, including, but not limited to, reasonable legal fees and disbursements, with respect to the formation of the Condominium, the sale of Residential Units in connection therewith and/or the approvals of Lender in connection with the formation of the Condominium or such sales.

(d)Casualty and Insurance Proceeds.

(i)In the event of any Casualty to the Condominium or of any Residential Units, Borrower shall promptly notify Lender of such loss. Borrower further covenants and agrees that (A) Lender may, in its sole discretion, with respect to any Residential Units and their appurtenant common interest which are subject to the Security Instrument from time to time, but only to the extent permitted by any Legal Requirements, elect to vote in place and stead of Borrower with respect to all matters of repair and restoration of the same and with respect to insurance under the terms and as provided in the Condominium By-Laws, to the extent that any such votes are taken (and to the extent it may legally do so), (B) in order to effectuate the foregoing, Borrower hereby irrevocably appoints Lender, or any agent designated by Lender, as the agent of Borrower so to act with respect to said right to vote, (C) written notice from Lender of such election in each such event to the Residential Unit owners association and to Borrower is to be deemed conclusive evidence as to such right to vote, (D) said agency is coupled with an interest, (E) Borrower shall make all advances for repair and restoration due to inadequacy of insurance, other than advances which are the obligation of another owner of a Residential Unit, (F) if Borrower fails to promptly do so, upon notice to Borrower, Lender may make such advances and the same together with interest thereon at the Default Rate shall be added to the Loan and secured by the Security Instrument, and (G) if Lender makes such advances pursuant to the immediately preceding clause (F) Borrower shall execute and deliver and record, at no expense to Lender, such documents Lender may reasonably require further evidencing and confirming such advances and such security.

(ii)If a Casualty occurs, Borrower shall, to the extent permitted by applicable law, vote, or cause each of Borrower’s representatives on the

Condominium Board to vote to restore in the case of any decision as to whether or not the Condominium will restore following a Casualty except in the event that Lender is entitled and elects to require Net Proceeds to be applied to repay the Loan pursuant to the terms hereof, in which event Borrower shall vote or cause each of Borrower’s representatives on the Condominium Board to vote as required by Lender, and Borrower shall cause such vote to be taken prior to any construction contracts for the restoration being entered into. In connection with any Casualty to the Property or any part of any building that is part of the Property, Borrower shall, or shall cause each of Borrower’s representatives on the Condominium Board to vote (to the extent it may legally do so), to appoint an insurance trustee that meets the requirements of the Condominium Documents. Any Insurance Proceeds shall be held by such insurance trustee and applied toward restoration in accordance with the terms of this Agreement and the applicable Condominium Documents, and in the event of a direct conflict with respect to the use of such Net Proceeds between this Agreement and the Condominium Documents, the provisions contained in the Condominium Documents shall control. Borrower shall, to the extent permitted by applicable law, cause its representatives on the Condominium Board to vote to not approve (A) the appointment of any Person as the insurance trustee or substitute insurance trustee that does not meet the requirements of the Condominium Documents or (B) without the prior consent of the Lender, the removal of any qualified insurance trustee. Borrower will not, without the prior written consent of Lender, exercise any right it may have to vote for (I) the expenditure of Insurance Proceeds or condemnation awards for the repair or restoration of the Property, or (II) any additions or improvements to the any common elements or limited common elements of the Condominium that are Material Alterations.

(e)Rights and Remedies.

(i)Lender shall have the rights and privileges which Borrower has under the Condominium Documents (including, without limitation, all voting rights) as though Lender were the owner of the Property, which rights and privileges may only be exercised by Lender upon the occurrence and during the continuance of an Event of Default, but only to the extent permitted by Legal Requirements. Upon the occurrence and during the continuance of an Event of Default, Lender may vote in place of Borrower and may exercise any and all of said rights and privileges. Borrower hereby irrevocably appoints Lender as Borrower’s attorney-in-fact, coupled with an interest to vote as Borrower’s proxy and to act with respect to all of said rights and privileges so long as any Event of Default exists. Written notice from Lender to the Condominium Board shall be deemed conclusive as to the existence of such Event of Default and as to Lender’s rights and privileges under this Section 5.1.40(e). Notwithstanding the foregoing, nothing contained in this Section 5.1.40(e) or otherwise, and no action taken by Lender under this Section 5.1.40(e) or otherwise, shall render Lender liable for any Operating Expenses.

(ii)Upon the occurrence and during the continuance of a default by Borrower under the Condominium Documents, upon notice to Borrower, Lender may (but shall not be obligated to), in its sole discretion, cause such default by Borrower to be remedied and otherwise take or perform such other actions as Lender may deem necessary or desirable in connection therewith. Borrower shall, on demand, reimburse Lender for all advances made and reasonable out-of-pocket expenses incurred by Lender in curing any such default (including, without limitation, reasonable attorneys’ fees), together with interest thereon at the Default Rate from the date expended to the date repaid in full. The provisions of this Section 5.1.40(e)(ii) are in addition to any cure rights or other rights or remedies granted to Lender under the Condominium Documents, the Loan Documents or otherwise.

(f)No Release. Borrower acknowledges and agrees that no release or forbearance of any of Borrower’s obligations under the Condominium Documents or otherwise shall release Borrower from any of its obligations under this Agreement, including without limitation its obligations with respect to the payment of any Operating Expenses, including, without limitation, the Assessments and Charges, and the performance of all of the terms, provisions, covenants, conditions and agreements contained in the Condominium Documents, to be kept, performed and complied with by Borrower.

5.1.41Sale of Residential Units; Sale of Commercial Units.

(a)A Borrower shall only be permitted to sell Residential Units if the same constitute a Permitted Condominium Sale and using the form of contract of sale for the Residential Units (each, a “Unit Sale Contract”) submitted to the applicable Governmental Authority along with the Public Report and Property Report (which may be subject to commercially reasonable changes pursuant to bona fide arms-length negotiations in connection with the sale of Residential Units or such other changes as may reasonably be approved by Lender, which approval shall not be unreasonably withheld, conditioned or delayed). Within two (2) Business Days of execution by Borrower and purchaser of any Unit Sale Contract a copy of such Unit Sale Contract shall be delivered to Lender.

(b)Borrower shall comply in all material respects with all Legal Requirements in connection with the offering and sale of Residential Units.

(c)Each Borrower shall cause any deposits in connection with any Unit Sale Contract and any interest thereon (including, without limitation, all Existing Unit Contract Deposits) (collectively, the “Unit Sale Contract Deposits” or each individually, a “Unit Sale Contract Deposit”) to be held in the applicable Escrow Account, which account shall be subject to the terms and conditions of the applicable Tri-Party Agreement, and shall not withdraw such deposits for any purpose except as expressly provided in the applicable Unit Sale Contract or as required by Legal Requirements Public Report, Property Report and/or the Condominium Act and as expressly permitted in accordance with this Agreement. Borrower shall, in accordance with, and to the extent permitted pursuant to Legal Requirements, assign its rights in all Unit Sale Contract Deposits (whenever deposited) to Lender pursuant to a form acceptable to Lender and, if required, approved by the applicable Governmental Authority, which form shall be executed by Escrow Agent to confirm its acknowledgement of such assignment and its agreement to act in accordance therewith, subject to Legal Requirements. Without limiting the foregoing, Borrower shall not permit the proceeds of any such Unit Sale Contract Deposits to be used to pay for construction or other costs related to the Improvements except in accordance with the Public Report, the Property Report, the applicable Unit Sale Contracts and this Agreement. In no event shall any assignment by Borrower to Lender, of its rights in any Unit Sale Contract Deposits, either in this Agreement or in any other Loan Documents require any consent or approval from Lender in connection with Borrower’s obligation to return to any buyer its deposit upon a termination by buyer of its respective Unit Sale Contract within the initial 30-day period of rescission under HRS 514B-86 or -87 or the 7-day period of rescission under the ILSFDA.

(d)If the purchaser under any Unit Sale Contract shall default in the performance of its obligations thereunder beyond all applicable grace, notice and cure periods and Borrower shall, to the extent permitted by the Public Report, Property Report, such Unit Sale Contract, the applicable Escrow Agreement, the applicable Tri-Party Agreement and Legal Requirements, receive from Escrow Agent and retain all or a portion of the Unit Sale Contract Deposit thereunder as damages, then Borrower shall give prompt notice to Lender of such retention and (i) if Final Completion has not yet occurred and such funds constitute Useable Unit Sale Contract Deposits, shall be held and disbursed as Useable Unit Sale Contract Deposits, or (ii) otherwise shall, if permitted by the Condominium Act, the applicable Escrow Agreement, the applicable Tri-Party Agreement and Legal Requirements, pay the Unit Sale Contract Deposit and any other amounts received from the defaulting purchaser from such forfeiture (the “Forfeited Deposits”) to Lender within two (2) Business Days after receipt, and if such payment is not permitted by the Public Report, Property Report, the applicable Escrow Agreement, the applicable Tri-Party Agreement and Legal Requirements, to the extent permitted by applicable Governmental Authorities, such amounts shall, to the extent permitted by Legal Requirements and applicable Governmental Authorities be deemed to be collateral for the Obligations and shall be held in trust by Escrow Agent for the benefit of Lender and shall not be distributed to any other Person without Lender’s prior written consent and then only if such distribution so consented to is in accordance with Legal Requirements. Upon receipt by Lender, any Forfeited Deposits shall be applied towards repayment of the Outstanding Principal Balance without premium or penalty.

(e)Without the prior written consent of Lender, Borrower shall not:

(i)sell or offer for sale any Residential Units except in compliance with the Condominium Documents, the Condominium Act, the ILSFDA and all applicable Legal Requirements or sell a Residential Unit except pursuant to a Unit Sale Contract;

(ii)enter into any Subsequent Unit Contract unless

(A)with respect to an Unrelated Unit Purchaser, one of the following shall apply:

(X) for any Residential Unit that is, as of the Closing Date, subject to an Existing Unit Contract (i.e., the case of a Subsequent Unit Contract for which an Existing Unit Contract has been terminated), the Gross Sales Proceeds shall be greater than or equal to the Minimum Release Price for such Residential Unit; or

(Y) for any Residential Unit that is not, as of the Closing Date, subject to an Existing Unit Contract, the Gross Sales Proceeds shall be greater than or equal to the Required Minimum Release Price for such Residential Unit (as used herein, “Required Minimum Release Price” means an amount equal to 85% of the Minimum Release Price for the applicable Unit); or

(Z) for any Residential Unit that is not, as of the Closing Date, subject to an Existing Unit Contract, prior to entering into a Unit Sale Contract for which the Gross Sales Proceeds will be less than the Required Minimum Release Price for such Residential Unit, Borrower shall have provided written notice of such Unit Sale Contract to Lender and confirmed in writing to Lender that Borrower shall deposit with Lender in cash an amount equal to the difference between the expected Gross Sales Proceeds and the Required Minimum Release Price for such Unit (the “Deficit Deposit”) not less than five (5) Business Days prior to the closing of the sale for such Residential Unit,

(B)with respect to any Unit Sale Contract entered into with a Related Unit Purchaser, the Unit Sale Contract has been approved by Lender acting in its reasonable discretion,

(C)the Unit Sale Contract provides that the portion of the sale price due at closing is payable in full by bank or certified check or wire transfer of immediately available funds at the closing of such sale,

(D)the effective dates for the Public Report and Property Report have been issued by the applicable Governmental Authorities and Escrow Agent has executed and delivered the acknowledgement contemplated by Section 5.1.41(c),

(E)such Unit Sale Contract shall require the purchaser to deposit with the Escrow Agent a cash amount equal to not less than twenty percent (20%) of the purchase price and shall provide that such amount shall be retained by Borrower, to the extent of its actual damages upon default beyond all applicable grace, notice and cure periods by the purchaser of its purchase obligation under such Unit Sale Contract (or such lower amount as may be required to comply with Legal Requirements), and

(F)such Unit Sale Contract shall be subject to no conditions upon the purchaser’s obligations to purchase the applicable Residential Unit (except for customary title conditions, market financing and lease termination contingencies and rights of rescission required by the Condominium Act and the ILSFDA).

(iii)sell more than ten (10) Residential Units to any Related Unit Purchaser under any Unit Sale Contract (whether as an individual or as companies controlled by such individual) without Lender’s prior written consent;

(iv)(A) amend, modify or supplement any Unit Sale Contract (except any amendment, modification or supplement which is commercially reasonable under the circumstances and does not affect the sales price thereunder), or terminate any Unit Sale Contract (except for default on the part of a purchaser thereto but with prompt notice to Lender), or permit any of the foregoing actions to be taken or (B) release any Unit Sale Contract Deposit under any Unit Sale Contract except in each case as required under the terms of such Unit Sale Contract, the Condominium Act, or any regulations promulgated by, or directives of, the applicable Governmental Authority or any other Legal Requirements, provided, that Borrower shall be permitted to return the applicable Unit Sale Contract Deposit in connection with the settlement of any dispute under a Unit Sale Contract with the prior reasonable consent of Lender except in the event of a termination of a Unit Sale Contract by a buyer within the initial thirty (30) day period of rescission under HRS 514B-86 and -87 or seven (7) day period of rescission under the ILSFDA, upon which Borrower shall return to buyer its deposit thereunder, or in connection with any other occurrence where the return of the return the applicable Unit Sale Contract Deposit is required by Legal Requirements; or

(v)use any portion of the Useable Unit Sale Contract Deposits for costs that are not permitted to be paid out of Buyer deposits pursuant to applicable law.

(f)Provided that no Event of Default has occurred and is continuing under this Agreement, Lender shall release one or more Residential Units or Commercial Units, as applicable, from the lien of the Security Instrument and all other Loan Documents securing the indebtedness evidenced by the Note (and from any UCC-1 financing statements in favor of Lender covering such Residential Units or Commercial Units, as applicable) and deliver to Borrower a duly executed release(s) in recordable form, UCC-3 release(s) of security interest and other such documents as may be required to release the Residential Unit(s) or Commercial Units, as applicable, from the lien and/or security interest of the Loan Documents upon satisfaction of each of the following conditions:

(i)With respect to any Residential Unit, Borrower shall have complied with the provisions of subsections (a) through (e) of this Section 5.1.41;

(ii)With respect to any Residential Unit, Lender shall have received a copy of an executed Unit Sale Contract with reference to such Unit as and when required pursuant to this Agreement;

(iii)Lender shall have received (A) not less than seven (7) Business Days prior written notice of the proposed release and (B) not less than five (5) Business Days prior to the proposed release a pro forma settlement statement acceptable to Lender and reflecting the items necessary to calculate the portion of the, Gross Sales Proceeds and Net Sales Proceeds and Borrower’s calculation thereof with respect to any Residential Unit;

(iv)the closing of the sale of such Unit pursuant to a Qualified Sales Agreement shall occur within ten (10) Business Days of receipt of the release from Lender, such release to have been delivered by Lender to Escrow Agent to be held in escrow pending such closing pursuant to an escrow arrangement by and between Escrow Agent and Lender in a form reasonably required by Lender;

(v)the Unit to be released will constitute one or more tax lots separate and distinct from the tax lot or lots applicable to the remaining portion of the Property encumbered by the lien of the Security Instrument;

(vi)neither the release from the lien of the Security Instrument, nor the conveyance to the transferee of such Unit will violate any applicable zoning or subdivision laws;

(vii)an amount equal to the Required Release Price (hereinafter defined) shall have been received by Escrow Agent at the closing of the sale of the Residential Unit or Commercial Unit, as applicable, and Escrow Agent shall be irrevocably committed to delivering the Required Release Price to Lender upon the sale of such Unit. As used herein, “Required Release Price” shall mean

(a)with respect to releases of Residential Units,

(x) in the case of a Residential Unit that is the subject of an Existing Unit Contract (regardless of whether sold pursuant to such Existing Unit Contract or a Subsequent Unit Contract), the Net Sales Proceeds from the sale of such Unit;

(y) in the case of any Subsequent Unit Contract entered into in accordance with Section 5.1.41(e)(ii)(Y)  (i.e., Gross Sales Proceeds at or more than the Required Minimum Release Price) or in the case of any Subsequent Unit Contract entered into with a Related Unit Purchaser, the Net Sales Proceeds from the sale of such Unit;

(z) in the case of any Subsequent Unit Contract entered into in accordance with Section 5.1.41(e)(ii)(Z)  (i.e., Gross Sales Proceeds less than the Required Minimum Release Price), the Net Sales Proceeds plus the Deficit Deposit applicable to such sale for such Unit;

and

(b)with respect to releases of Commercial Units, the Commercial Unit Release Amount;

(viii)to the extent required under applicable Legal Requirements, a temporary, partial or permanent certificate of occupancy for or covering the Residential Unit in question has been obtained from the proper Governmental Authorities pursuant to the Unit Sale Contract; and

(ix)payment of Lender’s reasonable and customary actual out-of-pocket expenses pursuant to this Agreement shall be delivered to Escrow Agent for delivery to Lender at closing of the sale of the Unit.

(g)Borrower shall promptly notify Lender of (i) any rescission right obtained by a purchaser under a Unit Sale Contract in the event that any such rescission contingently provided pursuant to the Condominium Act, ILSFDA or the standard form of Unit Sale Contract becomes exercisable by any purchaser thereunder and (ii) any rescission right exercised by a purchaser under a Unit Sale Contract.

(h)Any sale of a Commercial Unit shall be made pursuant to a Qualified Sales Agreement, and the release price therefor (the “Commercial Unit Release Amount”) shall be the greater of (i) the net proceeds from such sale (after customary prorations and closing costs (including commissions), as reasonably approved by Lender) and (ii) the Minimum Release Price. Nothing herein shall prohibit or preclude an Affiliate of Guarantor from purchasing a Commercial Unit; provided, however, such Affiliate of Guarantor which acquires any such Commercial Unit shall enter into an agreement for the benefit of Lender prohibiting such Affiliate of Guarantor from selling or otherwise transferring (or entering into an agreement to sell or transfer) any legal or beneficial interest in such Commercial Unit to a Person that is not an Affiliate of Guarantor for a period of one (1) year after such Affiliate of Guarantor acquired such Commercial Unit, except for a lease (on market terms and conditions reasonably acceptable to Lender) of such Commercial Unit.

(i)Borrower shall promptly observe, perform and comply in all material respects with all of the terms, covenants and provisions of the Qualified Sales Agreements and shall not do, and shall use its commercially reasonable efforts not to suffer or permit to be done any act, event or omission that may cause a material default or material breach under the Qualified Sales Agreements.

5.1.42Community Covenant for Ward Village. Borrower shall provide the notice contemplated by Section 16.4 of the Community Covenant for Ward Village, dated September 13, 2013, recorded in the Hawaii Bureau of Conveyances as Document No. A-50010794.

5.1.43Sales Agency Agreement; Sales Agent.

(a)The Sales Agency Agreement is in full force and effect.

(b)Borrower shall (i) use commercially reasonable efforts to cause each Sales Agent to manage the marketing and sales of Residential Units in accordance with the applicable Sales Agency Agreement, each in the best interests of the Property consistent with the sale of the Residential Units using sound business judgment, (ii) diligently perform and observe all of the material terms, covenants and conditions of each Sales Agency Agreement on the part of Borrower to be performed and observed, subject to any applicable notice, grace, and cure periods, (iii) promptly notify Lender of any default under any Sales Agency Agreement of which it is aware, (iv) promptly deliver to Lender a copy of each final financial statement, business plan, capital expenditures plan, development plan, report and any other material written information, as applicable, received by it under each Sales Agency Agreement and, upon request by Lender, shall cause each Sales Agent to provide Lender with reports in regard to the sales of Residential Units at the Property, in such form and detail as reasonably requested by Lender and (v) promptly enforce the performance and observance of all the covenants required to be performed and observed by each Sales Agent under the applicable Sales Agency Agreement. If Borrower shall default in the performance or observance of any term, covenant or condition of any Sales Agency Agreement on the part of Borrower to be performed or observed after the expiration of any applicable grace and cure periods pertaining thereto, then, without limiting Lender’s other rights or remedies under this Agreement or the other Loan Documents, and without waiving or releasing Borrower from any of its Obligations hereunder or under any Sales Agency Agreement, as applicable, Lender shall have the right after written notice thereof to Borrower, but shall be under no obligation, to pay any sums and to perform any act as may be appropriate to cause all the terms, covenants and conditions of such Sales Agency Agreement, on the part of Borrower to be performed or observed.

(c)Borrower shall not (i) surrender, terminate, cancel, modify, renew or extend any Sales Agency Agreement except as otherwise permitted under this Agreement or the Loan Documents, (ii) except to the extent expressly set forth below, enter into any other agreement relating to the management, leasing, sale or operation of the Property with Sales Agent or any other Person, (iii) consent to the assignment by any Sales Agent of its interest under any Sales Agency Agreement other than in favor of Lender pursuant to the Loan Documents, (iv) in writing waive or release any of its rights and remedies under any Sales Agency Agreement, except immaterial waivers or releases as may be in the best interests of the sale of the Residential Units using sound business judgment, or (v) do any act which would relieve any Sales Agent under any Sales Agency Agreement, except immaterial waivers or releases as may be in the best interests of the sale of the Residential Units using sound business judgment, in each case without the express written consent of Lender.

(d)Subject to Lender’s prior written approval, Borrower shall be permitted to enter Sales Agency Agreements with Sales Agents, provided that such agreements are at arms length. In connection with the execution of any Sales Agency Agreement, Borrower and the applicable Sales Agent shall enter into an assignment of sales agency agreement and subordination of sales agency fees substantially in the form of the Assignment of Sales Agency Agreement.

5.1.44Development Agreement.

(a)Each Development Agreement is in full force and effect.

(b)Each Borrower shall (i) cause each Developer to cause the development of the Property in accordance with the applicable Development Agreement, (ii) diligently perform and observe all of the material terms, covenants and conditions of the applicable Development Agreement on the part of Borrower to be performed and observed, subject to any applicable notice, grace, and cure periods, (iii) promptly notify Lender of any default under any Development Agreement of which it is aware, (iv) promptly deliver to Lender a copy of each final financial statement, business plan, capital expenditures plan, development plan, report and any other material written information, as applicable, received by it under each Development Agreement and, upon request by Lender, and (v) promptly enforce the performance and observance of all the covenants required to be performed and observed by each Developer under the applicable Development Agreement. If Borrower shall default in the performance or observance of any term, covenant or condition of any Developer Agreement on the part of Borrower to be performed or observed after the expiration of any applicable grace and cure periods pertaining thereto, then, without limiting Lender’s other rights or remedies under this Agreement or the other Loan Documents, and without waiving or releasing Borrower from any of its Obligations hereunder or under any Development Agreement, as applicable, Lender shall have the right after written notice thereof to Borrower, but shall be under no obligation, to pay any sums and to perform any act as may be appropriate to cause all the terms, covenants and conditions of such Development Agreement, on the part of Borrower to be performed or observed.

(c)Borrower shall not (i) surrender, terminate, cancel, modify, renew or extend any Development Agreement except as otherwise permitted under this Agreement or the Loan Documents, (ii) consent to the assignment by any Developer of its interest under any Development Agreement other than in favor of Lender pursuant to the Loan Documents, (iii) in writing waive or release any of its rights and remedies under any Development Agreement, except immaterial waivers or releases as may be in the best interests of the sale of the Residential Units using sound business judgment, or (iv) do any act which would relieve any Developer under any Development Agreement, in each case without the express written consent of Lender.

Section 5.2Negative Covenants. From the date hereof until payment and performance in full of the Obligations, Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:

5.2.1Operation of Property.

(a)Borrower shall not, without Lender’s prior consent (which consent shall not be unreasonably withheld), except to the extent expressly permitted herein: (i) surrender, terminate or cancel any Management Agreement; provided, that Borrower may, without Lender’s consent, replace the Manager so long as the replacement manager is a Qualified Manager pursuant to a Replacement Management Agreement; (ii) reduce or consent to the reduction of the term of the Management Agreement; (iii) increase or consent to the increase of the amount of any charges or fees under the Management Agreement; or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement in any material respect.

(b)Following the occurrence and during the continuance of an Event of Default, Borrower shall not exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Management Agreement without the prior written consent of Lender, which consent may be granted, conditioned or withheld in Lender’s sole discretion.

5.2.2Liens. Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of the Property or permit any such action to be taken, except for Permitted Encumbrances; provided, however, after prior notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any mechanic’s or materialmen’s liens; provided that (a) no Default or Event of Default has occurred and remains uncured; (b) such proceeding shall be permitted under, and be conducted in accordance with, the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (c) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (d) Borrower shall promptly upon final determination thereof pay the amount of any claim resulting in such Lien, together with all costs, interest and penalties which may be payable in connection therewith; (e) such proceeding shall suspend the collection of any claims resulting in such contested Lien; and (f) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure the payment of any claim resulting in such contested Lien, together with all interest and penalties thereon.

5.2.3Dissolution. Borrower shall not (a) engage in any dissolution, liquidation, consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership and operation of the Property, (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of Borrower except to the extent permitted by the Loan Documents (unless such transfer or sale will result in the indefeasible repayment in full of the Loan), (d) modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction, or (e) cause or allow Pledgor to (i) dissolve, wind up or liquidate or take any action, or omit to take any action, as a result of which Pledgor would be dissolved, wound up or liquidated in whole or in part, or (ii) amend, modify, waive or terminate the certificate of formation or operating agreement of Pledgor, in each case, without obtaining the prior consent of Lender. Notwithstanding anything to the contrary, subject to Lender’s approval in Lender’s sole and absolute discretion, Pledgor’s organizational documents may be amended to permit the admission of one or more non-voting members at such Pledgor-level.

5.2.4Change in Business. Borrower shall not enter into any line of business other than the ownership, operation, acquisition, disposition, development, leasing and management of the Property (including providing services in connection therewith), or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than as permitted or contemplated by this Agreement.

5.2.5Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases or Unit Sale Contracts in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

5.2.6Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance, use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation or amend or modify, or terminate the Zoning Approvals, in each case, without the prior written consent of Lender.

5.2.7No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of all or any portion of the Property with (a) any other real property constituting a tax lot separate from the Property, or (b) any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any Taxes that may be levied against such personal property shall be assessed or levied or charged to the Property.

5.2.8Principal Place of Business and Organization. Borrower shall not change its principal place of business set forth in the introductory paragraph of this Agreement without first giving Lender at least thirty (30) days’ prior notice. Borrower shall not change the place of its organization as set forth in Section 4.1.28 without the consent of Lender, which consent shall not be unreasonably withheld. Upon Lender’s request, Borrower shall execute and deliver additional financing statements, security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Property as a result of such change of principal place of business or place of organization.

5.2.9ERISA. Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a Prohibited Transaction.

(a)Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as may be reasonably requested by Lender in its sole discretion that (i) Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) Borrower is not subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans, in either case, subjecting Lender to liability for a violation of ERISA, the Code, a state statute or similar law; and (iii) one or more of the following circumstances is true:

(i)equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);

(ii)less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower is held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2);

(iii)Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e); or

(iv)the Loan meets the requirements of PTE 95-60, 90-1, 84-14 or similar exemption.

5.2.10Transfers.

(a)Borrower acknowledges that Lender has examined and relied on the experience of Borrower and its general partners, members, principals and (if Borrower is a trust) beneficial owners, as applicable, in owning and operating properties such as the Property in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the Property as a means of maintaining the value of the Property as security for repayment of the Debt and the performance of the Other Obligations. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Property so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the Other Obligations contained in the Loan Documents, Lender can recover the Debt by a sale of the Property.

(b)Without the prior written consent of Lender, and except to the extent otherwise set forth in this Section 5.2.10, Borrower shall not, and shall not permit any Restricted Party to, (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (in each case, directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) the Property or any part thereof or any legal or beneficial interest therein, directly or indirectly, at any tier of ownership, except as otherwise expressly permitted under this Agreement, (ii) permit a Sale or Pledge of any interest in any Restricted Party, directly or indirectly, at any tier of ownership except as otherwise expressly permitted under this Agreement (any of the actions in the foregoing clauses (i) or (ii), a “Transfer”), or (iii) suffer or permit any such Transfer described in this Section 5.2.10 to occur by or in a Restricted Party, directly or indirectly, at any tier of ownership, in each case, other than (A) the leasing of space in the Improvements to Tenants pursuant to Leases entered into in accordance with the provisions of Section 5.1.21 hereof, (B) Permitted Transfers, (C) Permitted Encumbrances, (D) sales of Residential Units or Commercial Units pursuant to Qualified Sales Agreements permitted under this Agreement, and (E) any Transfer by Borrower or Pledgor to Lender or its designee or other Transfer resulting from the exercise by Lender of its rights and remedies under the Loan Documents, including without limitation, the pledge by Pledgor and the exercise of remedies by Lender under such Pledge Agreement. Notwithstanding the foregoing, a Transfer shall not include any condemnation or temporary taking of the Property or, for purposes of Section 3.1(c)(ix), an involuntary lien or encumbrance of the Property or any direct or indirect owner of the Property.

(c)A Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell the Property, or any part thereof, for a price to be paid in installments; (ii) an agreement by Borrower leasing all or substantially all of the Property or all or substantially all of a building located on the Property for other than actual occupancy by a space tenant thereunder, or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests; (vi) if a party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in such party or the creation or issuance of new legal or beneficial interests; or (vii) the removal or the resignation of the Manager (including, without limitation, an Affiliated Manager) other than in accordance with Section 5.1.23 hereof.

(d)[Intentionally Blank]

(e)Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Transfer prohibited hereunder without Lender’s consent. This provision shall apply to every Transfer prohibited hereunder regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer.

5.2.11Budgets and Schedules. Except as expressly permitted hereunder, Borrower shall expend funds only in accordance with the Construction Budget, the Annual Budget and in accordance with the applicable Plans and Specifications, and any reallocation of any category or Line Items in the Construction Budget shall be done in accordance with the provisions of this Agreement. Except as expressly permitted hereunder, Borrower shall not amend, modify or supplement the Construction Budget or the Annual Budget without the prior written consent of Lender. Except as otherwise provided in this Agreement, Borrower shall expend funds only in accordance with the Construction Budget, the Annual Budget and in accordance with the applicable Plans and Specifications, and any reallocation of any category or Line Items in the Construction Budget shall be done in accordance with the provisions of this Agreement.

5.2.12Special Purpose Entity/Separateness.

(a)Each of Borrower and Pledgor is and shall continue to be a Special Purpose Entity.

(b)Any assumptions made in any non-consolidation opinion required to be delivered in connection with the Loan Documents subsequent to the Insolvency Opinion (an “Additional Insolvency Opinion”), including, but not limited to, any exhibits attached thereto, shall be true and correct in all respects. Borrower will comply with (and each of Pledgor and Principal have complied and Borrower will cause each of Pledgor and Principal to comply with) all of the assumptions made with respect to Borrower (or Pledgor or Principal, as applicable) in the Insolvency Opinion. Borrower will comply with all of the assumptions made with respect to Borrower, Pledgor, and Principal in any Additional Insolvency Opinion. Each entity other than Borrower, Pledgor and Principal with respect to which an assumption shall be made in any Additional Insolvency Opinion will comply with all of the assumptions made with respect to it in any Additional Insolvency Opinion. Borrower covenants that in connection with any Additional

Insolvency Opinion delivered in connection with this Agreement it shall provide an updated certification regarding compliance with the facts and assumptions made therein. Borrower shall provide Lender with five (5) Business Days’ prior written notice prior to the removal of an Independent Director of any of Borrower or Pledgor.

5.2.13Embargoed Person; OFAC. As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, Pledgor, Principal and Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) no Embargoed Person has any interest of any nature whatsoever in Borrower, Pledgor, Principal or Guarantor, as applicable, with the result that the investment in Borrower, Pledgor, Principal or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower, Pledgor, Principal or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower, Pledgor, Principal or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law. Neither Borrower, Pledgor, Principal nor Guarantor is (or will be) a Person with whom Lender is restricted from doing business under OFAC regulations (including those persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 #13224 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such Persons. In addition, to help the U.S. Government fight the funding of terrorism and money laundering activities, the U.S.A. Patriot Act (and the regulations thereunder) requires the Lender to obtain, verify and record information that identifies its customers. Borrower shall provide the Lender with any additional information that the Lender deems necessary from time to time in order to ensure compliance with the U.S.A. Patriot Act and any other applicable Legal Requirements concerning money laundering and similar activities.

5.2.14Contracts. Borrower shall not enter into, amend, modify, supplement or terminate any Major Contract, or appoint or change any Sales Agent, General Contractor, Borrower’s Architect, any Major Contractor or any Major Subcontractor without the prior written consent of Lender, not to be unreasonably withheld, conditioned or delayed. Borrower shall deliver to Lender copies of all Major Contracts entered into after the Closing Date promptly following execution thereof. So long as there is no outstanding Event of Default, Borrower shall have the right to exercise all legal remedies with respect to all Contracts (other than termination), provided that Borrower shall not settle any claim with respect to any of the foregoing without Lender’s prior written approval, not to be unreasonably withheld, conditioned or delayed.

5.2.15Affiliate Transaction. Borrower shall not enter into any new Affiliate Contract, or amend, modify or terminate any Affiliate Contract approved by Lender, in each case without Lender’s prior written approval in each instance, which may be given or withheld in its sole discretion.

5.2.16General Contractor’s Agreement; Sales Agency Agreement. Except as otherwise permitted under this Agreement or the Loan Documents, Borrower shall not (i) surrender, terminate, cancel, or modify, renew or extend any Sales Agency Agreement or the

General Contractor’s Agreement, (ii) enter into any other agreement relating to the management, leasing, sale, development or operation of the Property with General Contractor, any Sales Agent or any other Person, (iii) consent to the assignment by any Sales Agent or General Contractor of its interest under any Sales Agency Agreement or the General Contractor’s Agreement, as applicable, other than in favor of Lender pursuant to the Loan Documents, (iv) waive or release in writing any of its rights and remedies under any Sales Agency Agreement and/or the General Contractor’s Agreement, or (v) do any act which would relieve the General Contractor from its obligations under the General Contractor’s Agreement or any Sales Agent under any Sales Agency Agreement, in each case without the express written consent of Lender, which consent shall not be unreasonably withheld, conditioned, or delayed.

5.2.17Distributions. So long as any Obligations are outstanding but subject to Section 2.8.2(l), Borrower shall not make any distribution, payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity or ownership interest of Borrower, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Borrower; it being agreed by Borrower that in no event shall any proceeds, rents, revenues or other receipts derived from the Property be re-invested in the Property (unless derives from rental of Commercial Units and not from sales of Units) or distributed to Borrower, Guarantor or any of their Affiliates before all Obligations of Borrower and Guarantor under the Loan Documents have been indefeasibly paid in full.

5.2.18REAs. Borrower shall not, without the prior written consent of Lender, modify the REA.

Section 5.3Management Agreement Covenants.

5.3.1From and after Substantial Completion, Borrower shall (i) promptly perform and/or observe all of the covenants and agreements required to be performed and observed by it under the Management Agreement prior to the expiration of any applicable grace or cure periods; (ii) promptly notify Lender of any default under the Management Agreement of which it is aware; (iii) promptly deliver to Lender a copy of each final financial statement, business plan, capital expenditures plan, default notice or report received by it under the Management Agreement; and (iv) promptly enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by Manager under the Management Agreement if in the best interests of the Project using sound business judgment.

5.3.2Borrower shall not enter into, or cause or knowingly permit any Person to enter into, any rental management agreement or other arrangement with respect to rental of Residential Units for transient occupancy, unless the form and substance of such agreement shall have been approved by Lender and is in compliance with the Condominium Act and all Legal Requirements.

Section 5.4Environmental Covenants. Borrower covenants and agrees that: (A) all uses and operations on or of the Property, whether by Borrower or any other Person, shall be in compliance with all Environmental Statutes and permits issued pursuant thereto; (B) there shall be no Releases of Hazardous Substances in, on, under or from the Property, except those that are both

(i) in compliance with all Environmental Statutes and with permits issued pursuant thereto and (ii) fully disclosed to Lender in writing; (C) there shall be no Hazardous Substances in, on, or under the Property, except those that are both (i) in compliance with all Environmental Statutes and with permits issued pursuant thereto and (ii) fully disclosed to Lender in writing; (D) Borrower shall keep the Property free and clear of all liens and other encumbrances imposed pursuant to any Environmental Statute, whether due to any act or omission of Borrower or any other Person; (E) Borrower shall, at its sole cost and expense, perform any environmental site assessment or other investigation of environmental conditions in connection with the Property, by an environmental consultant reasonably approved by Lender pursuant to any reasonable written request of Lender (including, but not limited to, sampling, testing and analysis of soil, water, air, building materials, and other materials and substances whether solid, liquid or gas), and share with Lender the reports and other results thereof, and Lender shall be entitled to rely on such reports and other results thereof; (F) Borrower shall, at its sole cost and expense, comply with all reasonable written requests of Lender to (i) effectuate Remediation or obtain a no further action letter for any condition (including, but not limited to, a Release of any Hazardous Substances) in, on, under or from the Property, in full compliance of Environmental Statutes or reasonably required by Lender based upon recommendations and observations of an independent environmental consultant approved by Lender, (ii) comply with any Environmental Statute, (iii) comply with any directive from any Governmental Authority, and (iv) take any other reasonable action necessary or appropriate for protection of human health or the environment; (G) Borrower shall not do, and shall use commercially reasonable efforts to prevent any Tenant or other user of the Property from doing, any act that materially increases the dangers to human health or the environment, poses an unreasonable risk of harm to any Person (whether on or off the Property), impairs or may impair the value of the Property, is contrary to any requirement of any insurer, constitutes a public or private nuisance, constitutes waste, or violates any covenant, condition, agreement or easement applicable to the Property; (H) Borrower shall use commercially reasonable efforts to enforce the applicable provisions of the Leases in order to prevent Tenants or other users of the Property from taking any action that violates any applicable Environmental Statute, impairs or may impair the value of the Property, constitutes a public or private nuisance, constitutes waste or violates any covenant, condition, agreement or easement applicable to the Property; and (I) Borrower shall immediately notify Lender in writing of (i) any presence or Release or threatened Release of Hazardous Substances in, on, under, from or migrating towards the Property, (ii) any non-compliance with any Environmental Statutes related in any way to the Property, (iii) any actual or potential imposition of a lien or other encumbrances against the Property imposed pursuant to any Environmental Statute (iv) any required or proposed Remediation of environmental conditions relating to the Property, and/or (v) any written or oral notice or other communication of which any Borrower becomes aware from any source whatsoever (including, but not limited to, a Governmental Authority) relating in any way to Hazardous Substances or Remediation thereof, possible liability of any Person pursuant to any Environmental Statute, other environmental conditions in connection with the Property, the discovery of any occurrence or condition on any real property adjoining or in the vicinity of the Property that could cause the Property or any actual or potential administrative or judicial proceedings in connection with anything referred to in this Section 5.4.

Section 5.5Development Agreement Covenants. Borrower shall (i) promptly perform and/or observe all of the covenants and agreements required to be performed and observed by it under the Development Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder prior to the expiration of any applicable grace or cure period thereunder; (ii) promptly notify Lender of any default beyond applicable grace and cure periods under the Development Agreement of which it is aware; (iii) promptly deliver to Lender a copy of each final financial statement, business plan, capital expenditures plan, default notice and report received by it under the Development Agreement; and (iv) promptly enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed under the Development Agreement in the best interests of the Project using sound business judgment.

Section 5.6Labor Matters. Borrower shall (i) not enter into or otherwise permit the Property to be affected by any collective bargaining agreements without the prior written consent of Lender, not to be unreasonably withheld, and (ii) not consent to enter into any collective bargaining agreements unless required by applicable law. Neither Borrower nor Manager shall take any action that would trigger a withdrawal liability to any Multiemployer Plan or any Pension Plan.

Section 5.7Intellectual Property Covenants.

5.7.1Borrower (either itself or through licensees) will (i) use each Trademark owned by Borrower in order to maintain such Trademark in full force free from any claim of abandonment for non-use; and (ii) not (and not permit any licensee thereof to) do any act or knowingly omit to do any act whereby any such Trademark may become invalidated or impaired in any way.

5.7.2Borrower will notify Lender promptly if it knows, or has reason to know, that any Trademark owned by Borrower may become forfeited, unenforceable, abandoned or dedicated to the public, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office or any court or tribunal in any state or country) regarding such Borrower’s ownership of, or the validity or enforceability of, any such Trademark or such Borrower’s right to register the same or to own and maintain the same.

5.7.3Whenever Borrower, either by itself or through any agent, employee, licensee or designee, shall submit or file an application for the registration of any Trademark (including, without limitation, any domain name), Borrower shall notify Lender, within sixty (60) days of the submission or filing of any such application, and shall execute and deliver, and have recorded with the appropriate Governmental Authority or domain name registry, any and all agreements, instruments, documents, and papers as Lender may request to evidence the Lender’s security interest therein.

5.7.4Borrower will take all reasonable and necessary steps, at Borrower’s sole cost and expense, including, without limitation, in any proceeding before any Governmental Authority or domain name registry or dispute resolution authority, to maintain, pursue, and defend each Trademark application (and to obtain the relevant registration) and to maintain and defend each Trademark registration owned by Borrower, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability.

5.7.5In the event that any Trademark owned by Borrower is infringed, misappropriated or otherwise violated by a third party, Borrower shall (i) at Borrower’s sole cost and expense, take such actions as are reasonably appropriate under the circumstances to enforce and protect such Trademark; and (ii) promptly notify the Lender after it learns of such infringements, misappropriation or violation.

5.7.6Anything contained herein to the contrary notwithstanding, upon the occurrence and during the continuation of an Event of Default:

(a)upon written demand from Lender, Borrower shall grant, assign, convey or otherwise transfer to Lender an absolute assignment of all Borrower’s right, title and interest-in and to all Trademarks owned by Borrower, including the right to sue for past, present and future infringements, and shall execute and deliver to the Lender such documents as are necessary or appropriate to carry out the intent and purposes of this Agreement (provided that no such grant, assignment, conveyance or other transfer shall occur with respect to the Trademarks to the extent that, and solely during the period in which, such grant, assignment, conveyance or other transfer would impair the validity or enforceability of relevant intent-to-use trademark applications under applicable federal law);

(b)Lender shall have the right (but not the obligation) to bring suit or otherwise commence any action or proceeding in the name of Borrower, Lender or otherwise, in Lender’s sole discretion, to enforce such Trademarks, in which event Borrower shall, at the request of Lender, do any and all lawful acts and execute any and all documents required by Lender in aid of such enforcement, and, to the extent that Lender shall elect not to bring suit to enforce any Trademark as provided in this Section, Borrower agrees to use all reasonable measures, whether by action, suit, proceeding or otherwise, to prevent the infringement or other violation of any of Borrower’s rights in the Trademarks by others and for that purpose agrees to diligently maintain any action, suit or proceeding against any Person so infringing as shall be necessary to prevent such infringement or violation; and

(c)Lender shall have the right to notify, or require Borrower to notify, any obligors with respect to amounts due or to become due to Borrower in respect of any such Trademark, of the existence of the security interest created herein, to direct such obligors to make payment of all such amounts directly to Lender, and, upon such notification and at the expense of Borrower, to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as Borrower might have done.

5.7.7Borrower hereby grants to Lender, an irrevocable, non-exclusive license (exercisable only during the continuance of an Event of Default and without payment of royalty or other compensation to such Borrower) to use, operate under, license, or sublicense any Trademark now owned or hereafter acquired by Borrower, subject only to sufficient rights to quality control and inspection in favor of Borrower to avoid the risk of invalidation of said Trademarks.

5.7.8Borrower hereby irrevocably constitutes and appoints Lender and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Borrower and in the name of

Borrower or in its own name, in each case, from time to time after the occurrence and during the continuance of any Event of Default, in Lender’s sole discretion, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, Borrower hereby gives Lender the power and right, on behalf of Borrower, without notice to or assent by Borrower, to, during the continuance of an Event of Default, in the case of any Trademarks and Trademark Licenses, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as Lender may request to evidence Lender’s security interest in such Trademarks and Trademark Licenses and the goodwill and general intangibles of Borrower relating thereto or represented thereby.

ARTICLE VI

INSURANCE; CASUALTY; CONDEMNATION

Section 6.1Insurance.

(a)Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower, the Condominium Board (as applicable) and the Property providing at least the following coverages:

(i)After Substantial Completion, comprehensive “All Risk” or “Special Form” insurance on the Improvements and the Personal Property (A) in an amount equal to or greater than one hundred percent (100%) of the “Full Replacement Cost”, which for purposes of this Agreement shall mean actual replacement value with no deduction for depreciation; (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions, or confirmation that co-insurance does not apply; and (C) providing for no deductible in excess of Twenty-five Thousand and No/100 Dollars ($25,000.00) for all such insurance coverage, with exceptions for catastrophic perils, sublimits associated with enhanced coverages, or as reasonably approved by Lender based on market conditions at the time of placement. In addition, Borrower shall obtain: (w) flood hazard insurance in an amount as approved by Lender, but in no event less than Fifty Million and No/100 Dollars ($50,000,000.00) per each Property, or as otherwise reasonably approved by Lender based on market conditions at the time of placement; (x) earthquake insurance in amounts and in form and substance satisfactory to Lender but in no event less than One Hundred Million and No/100 Dollars ($100,000,000.00) per each Property, or as otherwise reasonably approved by Lender based on market conditions at the time of placement; (y) windstorm named storm insurance in amounts and in form and substance satisfactory to Lender but in no event less than Fifty Million and No/100 Dollars ($50,000,000.00) per each Property, or as otherwise reasonably approved by Lender based on market conditions at the time of placement; and (z) tsunami insurance if not otherwise included above, in amounts and in form and substance satisfactory to Lender, but in no event less than Fifty Million and No/100 Dollars ($50,000,000.00) per each Property, or as otherwise reasonably approved by Lender based on market conditions at the time of placement; provided that the insurance pursuant to clauses (w), (x), (y) and (z) hereof shall be on coverage terms (and not deductibles) consistent with the comprehensive “All Risk” or “Special Form” insurance policy required under this subsection (i);

(ii)After Substantial Completion, commercial general liability insurance, including coverage provided by a broad form comprehensive general liability endorsement and coverage against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than Two Million and No/100 Dollars ($2,000,000.00) in the aggregate and One Million and No/100 Dollars ($1,000,000.00) per occurrence (and, if on a blanket policy, containing a “Per Location Aggregate” endorsement); (B) to continue at not less than the aforesaid limit until reasonably required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; (C) add Lender as an additional insured on a primary and non-contributory basis; and (D) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for insured contracts; and (5) contractual liability covering, to the maximum extent permitted by law, Borrower’s obligation to indemnify Lender as required under this Agreement;

(iii)After Substantial Completion, rental loss and/or business income interruption insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; (C) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of eighteen (18) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) for loss of Rents in an amount equal to one hundred percent (100%) of the projected Gross Income from Operations for a period of eighteen (18) months from the date of such Casualty (assuming such Casualty had not occurred) and notwithstanding that the policy may expire at the end of such period. The amount of such loss of Rents or business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate from the Property for the succeeding eighteen (18) month period. Borrower may request the periods stipulated within this section be reduced to twelve (12) months based on market conditions at the time of placement, subject to review and approval of Lender. Notwithstanding anything to the contrary in Section 2.7 hereof, all proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied at Lender’s sole discretion to (I) the Debt, or (II) Operating Expenses approved by Lender in its sole discretion; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the Debt, except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iv)At all times during which the Properties are undergoing major construction, and only if the above property and liability coverage forms do not otherwise apply, (A) general and excess/umbrella liability insurance in the amount of One Hundred and Two Million and No/100 Dollars ($102,000,000.00) per occurrence and One Hundred and Two Million and No/100 Dollars ($102,000,000.00) in the aggregate (per each Property) covering claims related to the construction operations at each Property, with no exclusions as respects Explosion, Collapse and Underground coverage. Such coverage obligation may be fulfilled via an Owner or Contractor Controlled Insurance Program (OCIP or CCIP) and shall be endorsed to provide products and completed operations insurance coverage for a period extending through the statute of limitations and/or repose in the state of Hawaii (at the time of the execution of this loan agreement, such period is defined as ten (10) years) and shall include Lender as an additional insured for on-going and completed operations on a primary and non-contributory basis with respect to any insurance or self-insurance carried by Lender; and (B) the property insurance provided for in subsection (i) above written on a so-called builder’s risk completed value form to include cover for materials, machinery and supplies whether onsite, in-transit or stored off-site and including the foundations and other below-ground property (1) on a non-reporting basis, (2) against all risks and with the same minimum sublimit thresholds insured against pursuant to subsection (i) above, (3) including permission to occupy the Properties, (4) with an agreed amount endorsement waiving co-insurance provision, or confirmation that co-insurance does not apply, (5) with a maximum AOP deductible of Fifty Thousand and No/100 Dollars ($50,000.00) with exceptions for catastrophic perils, sublimits associated with enhanced coverages, or as reasonably approved by Lender, (6) with a limit of no less than the value of the construction contract plus delay in opening (soft costs) coverage of no less than the per Project amount approved by Lender based on a portion of reasonably anticipated ongoing expenses in the event of a delay, and (7) naming Lender as Mortgagee/Loss Payee;

(v)Worker’s compensation insurance with respect to any employee of those performing construction activities (including General Contractor and subcontractors) subject to the statutory limits of the state in which the Property is located, and employer’s liability insurance with a limit of at least One Million and No/100 Dollars ($1,000,000.00) per accident and per disease per employee, and after Substantial Completion of construction activities, worker’s compensation insurance and employer’s liability insurance with a limit of at least One Million and No/100 Dollars ($1,000,000.00) per accident and per disease per employee with respect to any employee of the Borrower working or any operations on or about the Property, or in connection with the Property or its operation (if applicable);

(vi)Comprehensive boiler and machinery/equipment breakdown insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsections (i) and (iv) above (coverage required under this section is applicable both during construction activities and post-construction);

(vii)Motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of not less than One Million and No/100 Dollars ($1,000,000.00) (coverage required under this section is applicable both during construction activities and post-construction);

(viii)After Substantial Completion, umbrella insurance in an amount not less than One Hundred Million and No/100 Dollars ($100,000,000.00) per occurrence and in the aggregate on terms consistent with the commercial general liability insurance policy required under subsection (ii) above;

(ix)Contractor’s Pollution Liability coverage, including coverage for mold, any clean up and remediation activities, in an amount of no less than Ten Million and No/100 Dollars ($10,000,000.00) per occurrence and in the aggregate with a deductible of no greater than One Hundred Thousand and No/100 Dollars ($100,000.00). Such policy shall be in place during construction operations and solely with respect to completed operations, for a period beginning on the inception date and ending ten (10) years thereafter and shall include Lender as an Additional Insured;

(x)Property insurance required under subsections (i) and (iv) herein shall include ordinance or law coverage to compensate for the cost of demolition and rebuilding of the undamaged portion of the Property along with any increased cost of construction in amounts not less than Five Million and No/100 Dollars ($5,000,000.00), or as otherwise approved by Lender based on market conditions at the time of placement (coverage required under this section is applicable both during construction activities and post-construction);

(xi)The commercial property policy (including business income), general liability course of construction (liability, property and delay coverages), workers’ compensation, umbrella or excess liability and pollution liability insurance required under Sections 6.1(a)(i),  (ii),  (iii),  (iv), (v), (viii) and (ix) above shall cover perils of terrorism and acts of terrorism and Borrower shall maintain commercial property and business income insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under Sections 6.1(a)(i),  (ii),  (iii), (iv), (v),  (viii) and (ix) above at all times during the term of the Loan so long as Lender determines that either (I) prudent owners of real estate comparable to the Property are maintaining same or (II) prudent institutional lenders (including, without limitation, investment banks) to such owners are requiring that such owners maintain such insurance provided,  however, that in the event that TRIPRA or a subsequent statute is no longer in effect, Borrower shall not be required to expend more than two hundred percent (200%) of total property insurance premiums exclusive of earthquake, wind and flood premium in place for the Property for Terrorism Insurance in any future year

(“Terrorism Cap”) and if the cost of such Terrorism Insurance exceeds the Terrorism Cap, Borrower shall purchase the maximum amount of Terrorism Insurance available with funds equal to the Terrorism Cap;

(xii)After Substantial Completion, in addition to the coverages required above, and only if the Property and Liability coverage forms do not otherwise apply, Borrower shall procure or cause to be procured and maintained (A) general and excess liability coverage in an amount of no less than Ten Million and No/100 Dollars ($10,000,000.00) per occurrence and in the aggregate to cover any/all condominium management firms, associations, or other condominium association members at the Property; (B) workers’ compensation with limits stipulated via statute and employer’s liability of no less than One Million and No/100 Dollars ($1,000,000.00) per accident and per disease per employee; (C) a fidelity bond in the amount no less than Two Million and No/100 Dollars ($2,000,000.00), or the maximum value of funds that will be in the custody of the Condominium or its management agent at any one time (whichever is less), and (D) Directors & Officers insurance with limits of not less than Three Million and No/100 Dollars ($3,000,000.00) per claim. The coverage and limit requirements contained within this section are based on market conditions at the time of placement and subject to the review and reasonable approval of Lender. In addition to the foregoing, if the Property and Liability coverages do not otherwise apply, Borrower shall purchase and maintain (or cause to be purchased and maintained) such insurance coverage as required by all other applicable Condominium Declarations for the Property. In the event of a conflict between the insurance requirements of this Agreement and the insurance requirements of other applicable Condominium Declarations for the Property, the most stringent requirements shall prevail provided that Borrower’s continuous and intentional failure to maintain a material portion of any such required coverages shall constitute an Event of Default notwithstanding any such reasonable action by Borrower.

(xiii)During construction activities, all firms engaged in a Design or Design-Assist Capacity shall be required to maintain Professional Liability/E&O coverage in the amount of One Million and No/100 Dollars ($1,000,000.00) per occurrence or claim and in the aggregate. The limits required of the Architect of Record, however, shall be Five Million and No/100 Dollars ($5,000,000.00) per occurrence or claim and in the aggregate. In the event a firm does not maintain such required limits during construction activities, an Owner’s Protective Professional Indemnity policy placed by Borrower shall satisfy the insurance required in this section (xiii).

(xiv)All liability policies required within this section shall contain no residential, condominium or habitational exclusions applicable to the Property; and

(xv)Upon sixty (60) days’ notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards, which at the time are commonly insured against for properties similar to the Property located in or around the region in which the Property is located.

(b)All insurance provided for in Section 6.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the reasonable approval of Lender as to insurance companies, amounts, deductibles, loss payees and insureds. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the state and having a claims paying ability rating of “A-” or better (and the equivalent thereof) by A.M. Best. For multi-layered policies, if four (4) or fewer insurance companies issue the Policies, then at least seventy-five percent (75%) of the insurance coverage represented by the Policies must be provided by insurance companies with a claims paying ability rating of “A-” or better by A.M. Best, with no carrier below “B+” or if five (5) or more insurance companies issue the Policies, then at least sixty percent (60%) of the insurance coverage represented by the Policies must be provided by insurance companies with a claims paying ability rating of “A-” or better by A.M. Best, with no carrier below “B+”. Prior to the expiration of the Policies theretofore furnished to Lender, ACORD 25 certificates of insurance and ACORD 28 Evidence of Commercial Property Insurance evidencing the Policies accompanied by evidence from Borrower’s insurance broker reasonably satisfactory to Lender that the coverage shown on such ACORD forms is in full force and effect as stated, that Lender will receive thirty (30) days prior notice of any cancellation or non-renewal and containing evidence of payment of the premiums due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender.

(c)Any insurance provided for in Section 6.1(a) may be on a separate Policy, a blanket insurance Policy, or a combination thereof, provided that any blanket insurance Policy shall specifically allocate to the Property the amount of coverage from time to time required hereunder or shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 6.1(a).

(d)All Policies provided for or contemplated by Section 6.1(a), except for the Policies referenced in Section 6.1(a)(v) and (xiii), shall name Borrower as the insured or as an additional insured and Lender (and its successors and assigns) as Mortgagee and/or Loss Payee for Property coverages and Additional Insured for liability coverages, as its interests may appear, and in the case of property, boiler and machinery, flood and earthquake insurance, shall contain a standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e)All Policies provided for in Section 6.1(a) and naming Borrower as the insured shall contain clauses or endorsements to the effect that, or otherwise provide that: (i) no act or negligence of Borrower, or anyone acting for Borrower, or of any tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned (except with respect to liability policies which shall not contain a clause or endorsement to the effect that, or otherwise provide that an act or negligence of such parties shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned); (ii) the Policies shall not be canceled without at least thirty (30) days’ notice to

Lender, except for non-payment of premium which shall be ten (10) days; and (iv) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f)Copies of Policies provided for in Section 6.1(a) shall be required to be provided to Lender upon reasonable request. If at any time after such request Lender is not in receipt of written evidence that all Policies are in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate per the terms of this Agreement. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Security Instrument and shall bear interest at the Default Rate.

(g)To the extent the same are not in effect as of the Closing Date, Borrower covenants and agrees that: (i) within five (5) Business Days after the Closing Date, Borrower shall revise the hard and soft costs limits for the Builder’s Risk coverage on the Ala Moana Property to levels approved by Lender in its sole and absolute discretion; (ii) within twenty (20) Business Days after the Closing Date, Borrower shall deliver to Lender the 100% payment and performance bonds (except as expressly set forth on Schedule XI hereto) including a dual obligee rider flowing to Lender, from both General Contractors, (iii) within ten (10) Business Days after the Closing Date, add terrorism coverage to the OCIP for the Ala Moana Property and the Contractor’s Pollution Liability policies either included in the policies or provided via a stand-alone basis; (iv) not later than December 15, 2014, implement an OCIP for the Auahi Property with limits, terms and conditions in substantially the same form as the OCIP for the Ala Moana Property (inclusive of terrorism coverage which can either be included in the policies or provided via a stand-alone basis) and acceptable to Lender; and (v) not later than December 15, 2014, bind Builder’s Risk coverage on the Auahi Property with limits, terms and conditions in substantially the same form as for the Ala Moana Property Builder’s Risk coverage (inclusive of terrorism coverage which can either be included in the policies or provided via a stand-alone basis) and acceptable to Lender.

Section 6.2Casualty. If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall (a) give prompt notice of such damage to Lender, and (b) unless Lender fails to make Net Proceeds available for Restoration in violation of this Agreement, promptly commence and diligently prosecute the completion of Restoration so that the Property resembles, as nearly as possible, the condition the Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender and otherwise in accordance with Section 6.4. Unless Lender fails to make Net Proceeds available for Restoration in violation of this Agreement, Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower. In addition, Lender may participate in (and have reasonable approval rights over) any settlement discussions with any insurance companies with respect to any Casualty in which the Net Proceeds or the costs of completing Restoration are equal to or greater than One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00) (the “Casualty Threshold”) and Borrower shall deliver to Lender all instruments required by Lender to permit such participation.

Section 6.3Condemnation  . Borrower shall promptly give Lender notice of the actual or threatened (in writing) commencement of any proceeding in respect of Condemnation, and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments reasonably requested by Lender to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings (to the extent such proceedings are not diligently prosecuted by the Condominium Board in accordance with the Condominium Documents), and shall consult with Lender, its attorneys and experts, and reasonably cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to perform the Obligations at the time and in the manner provided in this Agreement and the other Loan Documents and the Outstanding Principal Balance shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Obligations. Lender shall not be limited to the interest paid on the Award by the applicable Governmental Authority, but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If the Property or any portion thereof is taken by a Governmental Authority, Borrower shall promptly commence and diligently prosecute Restoration (to the extent such Restoration is not commenced and diligently prosecuted to completion by the Condominium Board in accordance with the Condominium Documents) and otherwise comply with the provisions of Section 6.4. If the Property or any portion thereof is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt. Notwithstanding the foregoing or in any of the other Loan Documents, with respect to any Condemnation pursuant to the proceeding described on Schedule XII that would not reasonably be expected to impair the Project in any material respect, and in which the portion of the Project included in such Condemnation is a de minimis portion of the aggregate amount of real property beneficially owned by Guarantor and its Affiliates that is the subject of such Condemnation proceeding, Lender shall not participate in a manner that would unreasonably interfere with a global resolution of such Condemnation proceeding between Guarantor and its Affiliates and the applicable condemning authority, and provided that Guarantor and Borrower have reasonably consulted with Lender regarding the allocation of any award that is part of such global resolution, Guarantor and its Affiliates may allocate such award among the affected properties in Guarantor’s commercially reasonable discretion (which shall be conclusive and binding absent manifest error).

Section 6.4Restoration. The following provisions shall apply in connection with any Restoration:

(a)If the Net Proceeds shall be less than the Casualty Threshold and the costs of completing Restoration shall be less than the Casualty Threshold, the Net Proceeds will be disbursed by Lender to Borrower upon receipt; provided that all of the conditions set forth in Section 6.4(b)(i) are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence Restoration in accordance with the terms of this Agreement.

(b)If the Net Proceeds are equal to or greater than the Casualty Threshold, but less than twenty percent (20%) of the original principal balance of the Loan or the costs of completing Restoration is equal to or greater than the Casualty Threshold, but less than twenty percent (20%) of the original principal balance of the Loan, the Net Proceeds will be held by Lender and Lender shall make the Net Proceeds available for Restoration in accordance with the provisions of this Section 6.4. The term “Net Proceeds” for purposes of this Section 6.4 shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 6.1 (a)(i),  (iv),  (vi),  (ix) and (x) as a result of such damage or destruction, after deduction of Lender’s reasonable costs and expenses (including, but not limited to, reasonable counsel costs and fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of Lender’s reasonable costs and expenses (including, but not limited to, reasonable counsel costs and fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(i)The Net Proceeds shall be made available to Borrower for Restoration upon the approval of Lender in its reasonable discretion that the following conditions are met:

(A)no Default or Event of Default shall have occurred and be continuing;

(B)(1) in the event the Net Proceeds are Insurance Proceeds, less than twenty-five percent (25%) of the total floor area of the affected building has been damaged, destroyed or rendered unusable as a result of such Casualty, or (2) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting the parcel that is taken, and such land is located along the perimeter or periphery of such parcel, and no material portion of the Improvements is located on such land;

(C)Borrower shall commence Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion;

(D)Lender shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 6.1(a)(iii), if applicable, or (3) by other funds of Borrower, including funds that are available in the Escrow Funds for completion of the Project, if applicable;

(E)Lender shall be satisfied that Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the then applicable Maturity Date, (2) the earliest date required for such completion under the terms of any Leases, (3) such time as may be required under all applicable Legal Requirements in order to repair and restore the Property to the condition it was in immediately prior to such Casualty or to as nearly as possible the condition it was in immediately prior to such Condemnation, as applicable, or (4) the expiration of the insurance coverage referred to in Section 6.1(a)(iii);

(F)the Property and the use thereof after Restoration will be in compliance with and permitted under all applicable Legal Requirements;

(G)Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements;

(H)such Casualty or Condemnation, as applicable, does not result in the loss of access to any portion of the Property or the related Improvements that cannot be restored as part of the Restoration;

(I)any disbursement of Net Proceeds shall be subject to all conditions for Disbursements set forth herein;

(J)Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire estimated cost of completing Restoration, which budget shall be acceptable to Lender;

(K)the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are sufficient in Lender’s discretion to cover the cost of Restoration;

(L)the Liens in favor of Lender shall not be impaired as a result of such casualty or condemnation; and

(M)Lender shall be satisfied that the Restoration will be completed in accordance with any requirements under the Condominium Documents.

Notwithstanding the foregoing provisions of this Section 6.4(b)(i), from and after the date of the closing of the first sale of a Residential Unit in accordance with the terms of this Agreement to a third party purchaser that is not an Affiliate of Borrower or Guarantor, the Net Proceeds shall be made available to Borrower for Restoration if and to the extent the same is required pursuant to the terms of the Condominium Documents, such Restoration to be conducted in accordance with the provisions of this Agreement (including, without limitation, the provisions of clauses (F), (G), (I), (J), (L) and (M) of this Section 6.4(b)(i) and the remaining provisions of this Section 6.4(b)(i) and Condominium Documents.

(ii)The Net Proceeds shall be paid directly to Lender for deposit in an interest-bearing account (the “Net Proceeds Account”) and, until disbursed in accordance with the provisions of this Section 6.4(b), shall, subject to Legal Requirements, constitute additional security for the Debt and the Other Obligations. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of Restoration, upon receipt of evidence satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialmen’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property or any portion thereof which (1) have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the Title Company, or (2) are not being contested in accordance with the terms of Section 5.2.2 hereof.

(iii)All plans and specifications required in connection with Restoration shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with Restoration. The identity of the contractors, subcontractors and materialmen engaged in Restoration, as well as the contracts under which they have been engaged, shall be subject to prior review and reasonable acceptance by Lender and the Casualty Consultant. All reasonable costs and expenses actually incurred by Lender in connection with making the Net Proceeds available for Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower.

(iv)In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of Restoration, as certified by the Casualty Consultant, minus the Retention Amount. The term “Retention Amount” shall mean, as to each contractor, subcontractor or materialman engaged in Restoration, an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of Restoration, as certified by the Casualty Consultant, until fifty percent (50%) of Restoration by any such party has been completed; provided, that Borrower shall not be obligated to withhold any additional retention amount with respect to the remaining fifty percent (50%) of Restoration by such party, but shall retain the initial retention amount until Restoration has been completed by such party, including any Punchlist Items (it being acknowledged and agreed that at no time until Restoration has been completed by such party shall the retention amount with respect to such party be less than five percent (5%)); provided, further, that the Retention Amount shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in Restoration. The Retention Amount shall not be released until the Casualty

Consultant certifies to Lender that Restoration has been completed in accordance with the provisions of this Section 6.4(b) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence satisfactory to Lender that the costs of Restoration have been paid in full or will be paid in full out of the Retention Amount; provided, however, that Lender will release the portion of the Retention Amount being held with respect to any contractor, subcontractor or materialman engaged in Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialmen’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the Title Company issuing the Title Insurance Policy, and Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the lien of the related Security Instrument and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Retention Amount shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the applicable contractor, subcontractor or materialman.

(v)Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi)If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of Restoration that Borrower is required to perform (excluding any restoration by Tenants), Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 6.4(b) shall constitute additional security for the Debt and the Other Obligations.

(vii)The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that Restoration has been completed in accordance with the provisions of this Section 6.4(b), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with Restoration have been paid in full, shall be remitted by Lender to Borrower; provided no Event of Default shall have occurred and shall be continuing.

(c)If Net Proceeds are (i) equal to or greater than twenty percent (20%) of the original principal amount of the Loan, or (ii) not required to be made available for Restoration (due to Borrower’s inability to satisfy the conditions set forth in Section 6.4(b)(i) or otherwise), then in any such event all Net Proceeds may be retained and applied by Lender in accordance with Section 2.4.2 hereof toward reduction of the Outstanding Principal Balance whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, in the sole discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall approve, in its sole discretion. No prepayment charge, Breakage Costs or Yield Maintenance Premium shall be payable by Borrower by reason of a Casualty or Condemnation.

(d)In the event of foreclosure of the Security Instrument, or other transfer of title to the Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other Transfer of title.

ARTICLE VII

RESERVE FUNDS

Section 7.1Tax and Insurance Escrow.

7.1.1Tax and Insurance Escrow Funds. Commencing on the first Payment Date after the date on which Substantial Completion occurs, Borrower shall either (i) draw from the undisbursed Loan proceeds and use such funds to pay or (ii) if there are no undisbursed Loan proceeds, to the extent permitted pursuant to the terms hereof, pay to Lender on each Payment Date (a) one-twelfth (1/12) of the Property Taxes that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Property Taxes at least thirty (30) days prior to their respective due dates, and (b) one-twelfth (1/12) of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (the foregoing amounts so deposited with Lender are hereinafter called the “Tax and Insurance Escrow Funds” and the account in which such amounts are held shall hereinafter be referred to as the “Tax and Insurance Escrow Account”). At Lender’s option, the Tax and Insurance Escrow Account shall be maintained as a Subaccount of the Cash Management Account or be an account maintained by Servicer either at Servicer or at an Eligible Institution. Notwithstanding the previous requirements of this Section 7.1.1, Lender shall waive Borrower’s obligations to pay to Lender on each such Payment Date the payment described in clause (b) of this Section 7.1.1, for so long as the following conditions are met (any of which may be waived, in Lender’s sole and absolute discretion): (i) no Event of Default has occurred and is continuing hereunder, (ii) the insurance coverage for the Property is included in a blanket policy insuring multiple properties and held by Borrower or an entity that Controls Borrower, which blanket policy is acceptable to Lender in its sole discretion, (iii) Borrower binds all applicable insurance prior to the then current expiration date of the blanket policy described in clause (ii) hereof, (iv) Guarantor shall satisfy all net worth and liquidity covenants set forth in the Guaranty (if any), and (iv) Borrower provides Lender evidence of renewal policies prior to the then current expiration date of the applicable policy (the conditions contained in the foregoing clauses (i)

through (iv), collectively, the “Insurance Escrow Funds Waiver Conditions”). If, at any time, Borrower fails to meet any of the Insurance Escrow Funds Waiver Conditions (and Lender has not opted to waive such condition in its sole and absolute discretion), commencing with the next applicable Payment Date and continuing on each Payment Date until such time as all Insurance Escrow Funds Waiver Conditions have again been met, Borrower shall deposit an amount equal to the product of (x) the resulting fraction where (A) the numerator is one (1), and (B) the denominator is the number of Payment Dates then remaining in the then current calendar year, and (y) the amount of Insurance Premiums that Lender reasonably estimates will be payable to obtain and subsequently retain policies of insurance which meet the requirements of Section 6.1 hereof. In addition to the foregoing, if Borrower fails to renew the policy or policies described in clause (ii) hereof by the date which is seven (7) days prior to the expiration thereof, Borrower agrees to notify Lender of such failure, and to keep Lender reasonably apprised of all developments in connection therewith, and if, following such notice, Lender reasonably believes that Borrower will be unable to bind the policy or policies described in clause (ii) prior to the expiration thereof, then Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Security Instrument and shall bear interest at the Default Rate.

7.1.2Disbursements from Tax and Insurance Escrow Funds. Provided no Default or Event of Default has occurred and is continuing, Lender will apply the Tax and Insurance Escrow Funds to payments of Property Taxes and Insurance Premiums required to be made by Borrower pursuant to Section 5.1.2 hereof and under the Security Instrument. In making any payment relating to the Tax and Insurance Escrow Funds, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Property Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any Tax, assessment, sale, forfeiture, Tax lien or title or claim thereof. If the amount of the Tax and Insurance Escrow Funds shall exceed the amounts due for Property Taxes and Insurance Premiums pursuant to Section 5.1.2 hereof, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Escrow Account. Any amount remaining in the Tax and Insurance Escrow Account after the Debt has been paid in full shall be returned to Borrower. In allocating such excess, Lender may deal with the Person shown on the records of Lender to be the owner of the Property. If at any time Lender reasonably determines that the Tax and Insurance Escrow Funds are not or will not be sufficient to pay Property Taxes and Insurance Premiums by the due dates thereof, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to the due date of the Property Taxes and/or thirty (30) days prior to the expiration of the Policies, as the case may be.

Section 7.2Excess Cash Reserve Funds. In the event that cash management described in Section 2.7.2 hereof is then in effect, all Excess Cash shall be collected by Lender and all such amounts shall be held by Lender as additional security for the Obligations (amounts so held shall be hereinafter referred to as the “Excess Cash Reserve Funds” and the account to which such amounts are held shall hereinafter be referred to as the “Excess Cash Reserve Account”). At

Lender’s option, the Excess Cash Reserve Account shall be maintained as a Subaccount of the Cash Management Account or be an account maintained by Servicer either at Servicer or at an Eligible Institution.

Section 7.3Intentionally Blank.

Section 7.4Reserve Funds, Generally.

(a)Borrower (i) hereby grants to Lender a first priority security interest in all of the Reserve Funds and any and all monies now or hereafter deposited in each Reserve Account as additional security for payment and performance of the Obligations and (ii) will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Reserve Funds, including, without limitation, filing or authorizing Lender to file UCC-1 financing statements and continuations thereof. Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for the Obligations.

(b)Upon the occurrence and during the continuance of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the reduction of the Outstanding Principal Balance in any order in its sole discretion.

(c)Borrower shall not further pledge, assign or grant any security interest in any Reserve Fund or the monies deposited therein or permit any Lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 financing statements, except those naming Lender as the secured party, to be filed with respect thereto.

(d)The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender. No earnings or interest on the Reserve Funds shall be payable to Borrower. Neither Lender nor any Servicer that at any time holds or maintains the Reserve Funds shall have any obligation to keep or maintain such Reserve Funds or any funds deposited therein in interest bearing accounts. If Lender or any Servicer elects in its sole and absolute discretion to keep or maintain any Reserve Funds or any funds deposited therein in an interest bearing account, (i) such funds shall not be invested except in Permitted Investments, and (ii) all interest earned or accrued thereon shall be for the benefit of and be retained by Lender or any Servicer. Lender shall not be responsible and shall have no liability whatsoever for the rate of return earned or losses incurred on the investment of any Reserve Funds in Permitted Investments.

(e)Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established. Borrower shall assign to Lender all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Lender may not pursue any such right or claim, unless an Event of Default has occurred and remains uncured.

ARTICLE VIII

DEFAULTS

Section 8.1Event of Default.

(a)Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i)if any portion of the Debt is not paid when due (including, without limitation, the failure of Borrower to repay the entire outstanding principal balance of the Note in full on the Maturity Date) or any other amount under Section 2.7.2(b)(i) through (vi) is not paid in full on each Payment Date; provided, however, that Borrower shall have a five (5) Business Day grace period following the date when due for all payments that are not due on a Payment Date;

(ii)if any of the Property Taxes or Other Charges are not paid when the same are due and payable (unless Lender is paying such Property Taxes pursuant to Section 7.1), subject to the provisions of Section 2.7.3 and Section 5.1.2 hereof;

(iii)if the Policies are not kept in full force and effect, or if copies of the certificates evidencing the Policies (or certified copies of the Policies if requested by Lender) are not delivered to Lender within thirty (30) days after written request therefor; provided, however, there shall be no Event of Default under this Section 8.1(a)(iii) if: (x) sufficient funds exist in the Tax and Insurance Escrow Account to pay all premiums and any other amounts owing with respect to such Policies, and (y) in violation of this Agreement, Lender fails to release such funds in order to pay same;

(iv)if Borrower or Pledgor, as applicable, Transfers or otherwise encumbers any portion of the Property, the Collateral or the Pledged Collateral in violation of the provisions of this Agreement, or Article 6 (Due on Sale/Encumbrance) of the Security Instrument or any Transfer is made in violation of the provisions of Section 5.2.10 hereof;

(v)if any representation or warranty made by Borrower herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made or deemed remade; provided,  however, that if Borrower did not have actual knowledge at the time of such representation or warranty that such representation or warranty was false or misleading in any material respect, the same is immaterial and non-recurring, and the fact underlying such representation or warranty are capable of being conformed to the representation or warranty as made, the same shall not be an Event of Default hereunder if same is cured within ten (10) Business Days after the earlier to occur of (x) written notice from Lender or (y) Borrower become aware of same;

(vi)if the representation and warranty contained in Section 4.1.37 regarding the tax classification of Borrower as a Disregarded Entity is false or misleading at any time;

(vii)if Borrower, Pledgor, Developer or Guarantor shall (i) make an assignment for the benefit of creditors or (ii) generally not be paying its debts as they become due;

(viii)if a receiver, liquidator or trustee shall be appointed for Borrower, Pledgor or Developer, or if Borrower, Pledgor or Developer, as applicable, shall be adjudicated bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, Pledgor or Developer, as applicable, or if any proceeding for the dissolution or liquidation of Borrower, Pledgor or Developer, as applicable, shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower, Pledgor or Principal, as applicable, upon the same not being discharged, stayed or dismissed within ninety (90) days;

(ix)if Guarantor or any guarantor or indemnitor under any guaranty or indemnity issued in connection with the Loan shall make an assignment for the benefit of creditors or if a receiver, liquidator or trustee shall be appointed for Guarantor or any guarantor or indemnitor under any guarantee or indemnity issued in connection with the Loan or if Guarantor or such other guarantor or indemnitor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Guarantor or such other guarantor or indemnitor, or if any proceeding for the dissolution or liquidation of Guarantor or such other guarantor or indemnitor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Guarantor or such other guarantor or indemnitor, upon the same not being discharged, stayed or dismissed within ninety (90) days; provided, further, however, it shall be at Lender’s option to determine whether any of the foregoing shall be an Event of Default;

(x)if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(xi)if Borrower breaches any representation, warranty or covenant contained in Sections 4.1.30,  Section 5.4 or any of its respective negative covenants contained in Section 5.2 or any covenant contained in Section 5.1.11 hereof;

(xii)with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

(xiii)if any of the assumptions contained in the Insolvency Opinion delivered to Lender in connection with the Loan, or in any Additional Insolvency Opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect, unless such matter is cured within ten (10) days after the earlier of (x) Borrower’s knowledge of same or (y) notice to Borrower from Lender;

(xiv)if a material default has occurred and continues beyond any applicable cure period under the Management Agreement (or any Replacement Management Agreement) and if such default permits the Borrower thereunder to terminate or cancel the Management Agreement (or any Replacement Management Agreement) and Borrower fails to comply with Section 5.1.23 hereof;

(xv)if Borrower shall continue to be in Default under any of the terms, covenants or conditions of Section 9.1 hereof, or fails to cooperate with Lender in connection with a Securitization pursuant to the provisions of Section 9.1 hereof, for three (3) days after written notice to Borrower from Lender;

(xvi)if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) through (xiv) above or (xvii) through (xx) below, for ten (10) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure, but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days;

(xvii)Borrower defaults in the performance of any covenant or obligation required to be performed by it under the Condominium Documents beyond expiration of any grace or cure periods expressly provided for in the Condominium Documents with respect to such default and such default is not cured by Borrower within ten (10) days of notice thereof from Lender, provided that, if such default is not monetary in nature and cannot be cured within such ten (10) day period, and Borrower shall have commenced to cure such default within said ten (10) day period and thereafter diligently and expeditiously proceeds to cure the same, such ten (10) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such default, such additional period not to exceed ninety (90) days;

(xviii)Borrower defaults in the performance of any material covenant or obligation required to be performed by it under the Escrow Agreement or Tri-Party Agreement beyond expiration of any grace or cure periods expressly provided for in the Escrow Agreement or Tri-Party Agreement with respect to such default and such default is not cured by Borrower within ten (10) days of notice thereof from Lender, provided that, if such default is not monetary in nature and cannot be cured within such ten (10) day period, and Borrower shall have commenced to cure such default within said ten (10) day period and thereafter diligently and expeditiously proceeds to cure the same, such ten (10) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such default, such additional period not to exceed ninety (90) days;

(xix)Borrower defaults in the performance of any material covenant or obligation required to be performed by it under the Architect’s Agreement, the General Contract, the REAs, or five or more Unit Purchase Agreements beyond expiration of any grace or cure periods expressly provided for in such Agreement with respect to such default and such default is not cured by Borrower within ten (10) days of notice thereof from Lender, provided that, if such default is not monetary in nature and cannot be cured within such ten (10) day period, and Borrower shall have commenced to cure such default within said ten (10) day period and thereafter diligently and expeditiously proceeds to cure the same, such ten (10) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such default, such additional period not to exceed ninety (90) days; or

(xx)if there shall be default under any of the other Loan Documents not specified in clauses (i) through (xix) above, beyond any applicable cure periods contained in such documents, if any, whether as to Borrower, Guarantor, Pledgor, any Restricted Party, the Property or any other Person, or if any other such event shall occur or condition shall exist, if the effect of such default, event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt in accordance with the Loan Documents.

(b)Upon the occurrence and thereafter during the continuance of an Event of Default (other than an Event of Default described in clauses (a)(vi),  (a)(vii) or (a)(viii) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Property, including, without limitation, declaring the Obligations to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Property, including, without limitation, all rights or remedies available at law or in equity; and upon the occurrence and thereafter during the continuance of any Event of Default described in clauses (a)(vi),  (a)(vii) or (a)(viii) above, the Debt and all Other Obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

8.1.1Remedies.

(a)Upon the occurrence and thereafter during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Lender shall not be subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the Security Instrument has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Obligations have been paid in full.

(b)With respect to Borrower and the Property, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to the Property for the satisfaction of any of the Debt in any preference or priority, and Lender may seek satisfaction out of the Property, or any part thereof, in its absolute discretion in respect of the Debt. In addition, Lender shall have the right from time to time to partially foreclose the Security Instrument in any manner and for any amounts secured by the Security Instrument then due and payable as determined by Lender in its sole discretion, including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Security Instrument to recover such delinquent payments or (ii) in the event Lender elects to accelerate less than the entire Outstanding Principal Balance, Lender may foreclose the Security Instrument to recover so much of the Debt as Lender may accelerate and such other sums secured by the Security Instrument as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Security Instrument to secure payment of sums secured by the Security Instrument and not previously recovered.

(c)Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall reasonably request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by

Lender of Lender’s intent to exercise its rights under such power. Except as may be required in connection with a Securitization pursuant to Section 9.1 hereof, (i) Borrower shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents, and (ii) the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(d)Lender shall have the right from time to time to partially foreclose the Security Instrument in any manner and for any amounts secured by the Security Instrument then due and payable as determined by Lender in its sole discretion, including the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and/or interest, Lender may foreclose the Security Instrument to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire Outstanding Principal Balance, Lender may foreclose the Security Instrument to recover so much of the Debt as Lender may accelerate and such other sums secured by the Security Instrument as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Security Instrument to secure payment of sums secured by the Security Instrument and not previously recovered.

(e)Any amounts recovered from the Property or any other collateral for the Loan after an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents in such order, priority and proportions as Lender in its sole discretion shall determine.

(f)If an Event of Default exists, Lender may (directly or by its agents, employees, contractors, engineers, architects, nominees, attorneys or other representatives), but without any obligation to do so and without notice to Borrower and without releasing Borrower from any obligation hereunder, cure the Event of Default in such manner and to such extent as Lender may deem necessary to protect the security hereof. Subject to Tenant’ rights under the Leases, and Unit Purchasers, Lender (and its agents, employees, contractors, engineers, architects, nominees, attorneys or other representatives) are authorized to enter upon the Property to cure such Event of Default, and Lender is authorized to appear in, defend, or bring any action or proceeding reasonably necessary to maintain, secure or otherwise protect the Property or any portion thereof or the priority of the Lien granted by the Security Instrument.

(g)Lender may appear in and defend any action or proceeding brought with respect to the Property or any portion thereof and may bring any action or proceeding, in the name and on behalf of Borrower, which Lender, in its sole discretion, decides should be brought to protect its interest in the Property. Lender shall, at its option, be subrogated to the Lien of any mortgage or other security instrument discharged in whole or in part by the Obligations, and any such subrogation rights shall constitute additional security for the payment of the Obligations.

(h)As used in this Section 8.1.1, a “foreclosure” shall include, without limitation, a power of sale.

8.1.2Remedies Cumulative; Waivers. The rights, powers and remedies of Lender under this Agreement shall be, subject to Section 3.1, cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

8.1.3Construction Related Remedies. Upon the occurrence and thereafter during the continuance of an Event of Default:

(a)Right to Stop Disbursing Funds. In addition to any other rights and remedies which Lender may have pursuant to this Agreement and the other Loan Documents (but subject to the terms of the Guaranty applicable to the Guarantor’s right to access Undisbursed Loan proceeds and Escrow Funds) or pursuant to law or equity, and without limitation thereof, (i) so long as a Monetary Default, other material Default, or an Event of Default shall exist, Lender may decline to make all or any portion of such further Disbursements of any unadvanced portion of the Loan as Lender may elect and/or (ii) so long as an Event of Default shall exist, any or all obligations of Lender under this Agreement, at the option of Lender, shall cease and terminate; provided, however, Lender may make all or any portion of any Disbursements of any unadvanced portion of the Loan so long as any such Monetary Default, other material Default, or an Event of Default shall exist without thereby becoming obligated to make all or a portion of any other or further Disbursements of any unadvanced portion of the Loan or waiving Lender’s right to exercise any of Lender’s rights and remedies pursuant to any one or more of the Loan Documents or as may be available at law or equity.

(b)Right to Complete. In addition to any other rights and remedies which Lender may have under this Agreement and the other Loan Documents or pursuant to law or equity, and without limitation thereof, after the occurrence of any Event of Default and upon acceleration of the Loan, Lender may enter upon the Property and into possession of the Property and any other Property (and exclude Borrower and any other persons therefrom) and cause Final Completion of the construction of the Project in accordance with the Plans and Specifications in all material respects, with such changes therein as Lender may from time to time deem appropriate (provided that Borrower’s obligations hereunder (and Guarantor’s obligations under the Completion Guaranty) shall not include (i) any increases in the total cost of Final Completion caused solely as a result of alterations to the Project that are not in accordance with the Plans and Specifications in all material respects and that are performed by or at the direction of Lender following an Event of Default or (ii) any increases in the total cost of Final Completion caused solely by Lender’s intentional misconduct or gross negligence), all at the sole risk, cost and expense of Borrower. Lender shall have the right, at any and all times, in its sole discretion to discontinue any work commenced by Lender with respect to the construction of the Project or to change any course of action undertaken by it and shall not be bound by any limitations or requirements of time whether set forth herein or otherwise. Upon acceleration of the Loan, Lender shall have the right and power (but shall not be obligated) to assume all or any portion of the obligations of Borrower under any or all Project documents as Lender may elect and to take over and use all or any part or parts of the labor, materials, supplies and equipment contracted for by or on behalf of Borrower, whether or not previously incorporated into the Property. In connection with any portion of the construction of the Project undertaken by Lender pursuant to the provisions of this Section 8.1.3, Lender may do any or all of the following as Lender, in its sole discretion, may elect:

(i)engage builders, general contractors, general and trade contractors, suppliers, architects, engineers, inspectors and others for the purpose of furnishing labor, materials, equipment and fixtures in connection with the construction of the Improvements;

(ii)amend, modify or terminate any then existing contracts between Borrower and any of the persons described in the preceding clause (i);

(iii)pay, settle or compromise all bills or claims which may become Liens against the Property, or which have been or may be incurred in any manner in connection with the construction of the Project or for the discharge of liens, encumbrances or defects in the title of the Property; and

(iv)take such other action (including the employment of watchmen and the taking of other measures to protect the Property) or refrain from acting under this Agreement as Lender may in its sole and absolute discretion from time to time determine without any limitation whatsoever.

(c)Sums Advanced. Borrower shall be liable to Lender for all sums paid or incurred for the construction of the Project pursuant to the provisions of this Section 8.1.3 (except to the extent it is determined by a court of competent jurisdiction, beyond right of appeal, that such liabilities arose solely and directly out of the gross negligence or willful misconduct of Lender or any increases in the total cost of Final Completion caused solely as a result of alterations to the Project that are not in accordance with the Plans and Specifications in all material respects other than alterations to the Project that are required to be made to comply with Legal Requirements, Unit Sale Contracts or the Condominium Documents and that are performed by or at the direction of Lender following an Event of Default), all of which shall be paid by Borrower to Lender upon demand with interest at the Default Rate to the date of payment to Lender, and all of the foregoing sums, including such interest at the Default Rate, shall be deemed and shall constitute Disbursements under this Agreement and be evidenced by the Note and secured by the Security Documents.

ARTICLE IX

SPECIAL PROVISIONS

Section 9.1Transfer of Loan.

(a)Securitization. Lender may, at any time, sell, transfer or assign this Agreement, the Note, the Security Instrument and the other Loan Documents, and any or all servicing rights with respect thereto, or grant participations therein (the “Securities”) (such sales, transfers, assignments and/or participations, collectively, a “Securitization”). Lender may forward to each purchaser, transferee, assignee, servicer, participant or investor in such participations or Securities (collectively, the “Investor”) or any Rating Agency rating such Securities, each prospective Investor, and any organization maintaining databases on the underwriting and performance of commercial mortgage loans, all documents and information which Lender now has or may hereafter acquire relating to the Loan or to Borrower, any Guarantor or the Property, whether furnished by Borrower, any Guarantor or otherwise, as Lender determines necessary or desirable, including, without limitation, financial statements relating to Borrower, Guarantor, the Property and any Tenant at the Property. Borrower irrevocably waives any and all rights it may have under law or in equity to prohibit such disclosure, including but not limited to any right of privacy. Any assignee shall be treated as a Lender for all purposes hereunder. Any purchaser of a participation interest shall be entitled to the benefits of Section 2.11 and Section 5.1.24 as if it were a Lender hereunder (subject to the requirements and limitations therein, including the requirements under Section 2.11(e) (it being understood that the documentation required under Section 2.11(e) shall be delivered to the participating Lender). NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, LENDER SHALL HAVE NO RIGHT TO ISSUE MORTGAGE PASS-THROUGH CERTIFICATES OR OTHER SECURITIES EVIDENCING A BENEFICIAL INTEREST IN A RATED OR UNRATED PUBLIC OFFERING OR PRIVATE PLACEMENT OR ENGAGE IN ANY OTHER CMBS OR SIMILAR SECURITIZATION OF THE LOAN.

(b)Register. Lender, acting solely for this purpose as an agent of Borrower, shall maintain at its office a register for the recordation of the names and addresses of any party to whom it assigns a portion of the Loan (for purposes of this Section 9.1(b) and Section 9.1(c), each a “Lender” and collectively, the “Lenders”), and principal amounts (and stated interest) of the portion of the Loan owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower and Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(c)Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

Section 9.2Cooperation. Borrower, agrees (and agrees to cause Guarantor) to cooperate with Lender (and agrees to cause their respective officers and representatives to cooperate) in connection with any transfer made or any Securities created pursuant to this Article IX, including, without limitation, the taking, or refraining from taking, of such action as may be necessary to satisfy all of the conditions of any Investor, the delivery of an estoppel certificate required in accordance with Section 5.1.15 hereof and such other documents as may be reasonably requested by Lender, and the execution of amendments to this Agreement, the Note, the Security Instrument and other Loan Documents and Borrower’s organizational documents as reasonably requested by Lender; provided that (i) Borrower shall be reimbursed for its reasonable costs and expenses in connection with its obligations under this Section 9.2 and Lender shall bear its own costs and expenses under this Section 9.2 and (ii) no changes to the Loan Documents shall be required which will result in an increase in the aggregate debt or monthly debt service payments. Borrower shall also furnish and Borrower and Guarantor consent to Lender furnishing to such Investors or prospective Investors or any Rating Agency any and all information concerning the Property, the Leases, the financial condition of Borrower and Guarantor as may be requested by Lender, any Investor, any prospective Investor or any Rating Agency in connection with any sale, transfer or participations or Securities and shall indemnify the Indemnified Parties against, and hold the Indemnified Parties harmless from, any losses, claims, damages or liabilities (collectively, the “Liabilities”) to which any such Indemnified Parties may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or allegedly untrue statement of any material fact contained in a Disclosure Document or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in the Disclosure Document or necessary in order to make the statements in the Disclosure Document, in light of the circumstances under which they were made, not misleading and agreeing to reimburse the Indemnified Parties for any legal or other expenses reasonably incurred by each of them in connection with investigating or defending the Liabilities; provided, however, that Borrower will be liable in any such case under this Section 9.2 only to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender by or on behalf of Borrower in connection with the preparation of the Disclosure Document or in connection with the underwriting or closing of the Loan, including, without limitation, financial statements of Borrower, operating statements and rent rolls with respect to the Property. This indemnity agreement will be in addition to any liability which Borrower may otherwise have and shall survive the termination of the Security Instrument and the satisfaction and discharge of the Debt.

Section 9.3Servicer. At the option of Lender, the Loan may be serviced by a master servicer, primary servicer, special servicer and/or trustee (any such master servicer, primary servicer, special servicer, and/or trustee, together with its agents, nominees or designees, are collectively referred to as “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to Servicer pursuant to a pooling and servicing agreement, servicing agreement, special servicing agreement or other agreement providing for the servicing of one or more mortgage loans (collectively, the “Servicing Agreement”) between Lender and Servicer. Borrower shall be responsible for any reasonable set up fees or any other initial costs relating to or arising under the Servicing Agreement, but Borrower shall not be responsible for payment of the regular monthly master servicing fee or trustee fee due to Servicer under the Servicing Agreement or any fees or expenses required to be borne by, and not reimbursable to, Servicer. Notwithstanding the foregoing, Borrower shall promptly reimburse Lender on demand for (a) interest payable on advances made by Servicer with respect to delinquent debt service payments (to the extent interest at the Default Rate actually paid by Borrower in respect of such payments are insufficient to pay the same) or expenses paid by Servicer or trustee in respect of the protection and preservation of the Property or any portion thereof (including, without limitation, on account of Basic Carrying Costs), (b) all costs and expenses, liquidation fees, workout fees, special servicing fees, operating advisor fees or any other similar fees payable by Lender to Servicer which may be due and payable under the Servicing Agreement (whether on a periodic or a continuing basis) as a result of an Event of Default under the Loan, the Loan becoming specially serviced, the commencement or continuance of any enforcement action of any kind with respect to the Loan or any of the Loan Documents, a refinancing or a restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” of the Loan Documents, or any Bankruptcy Action involving Borrower, Pledgor, Principal, Guarantor or any of their respective principals or Affiliates, (c) all costs and expenses of any Property inspections and/or Appraisals (or any updates to any existing inspection or Appraisal) that Servicer or the trustee may be required to obtain (other than the cost of regular annual inspections required to be borne by Servicer under the Servicing Agreement), and (d) all costs and expenses relating to or arising from any special requests made by Borrower or Guarantor during the term of the Loan including, without limitation, in connection with a prepayment, defeasance, assumption or modification of the Loan.

Section 9.4Restructuring of Loan.

(a)Lender, without in any way limiting Lender’s other rights hereunder, in its sole and absolute discretion, shall have the right at any time to require Borrower to restructure the Loan into additional multiple notes (which may include component notes and/or senior and junior notes), to re-allocate principal among component notes and/or senior and junior notes and/or to create participation interests in the Loan, which restructuring may include the restructuring of a portion of the Loan to one or more of the foregoing or to one or more mezzanine loans (the “New Mezzanine Loan”) to the direct or indirect owners of the equity interests in Borrower, secured by a pledge of such interests, the establishment of different interest rates and debt service payments for the Loan, and the New Mezzanine Loan and the payment of the Loan, and the New Mezzanine Loan in such order of priority as may be designated by Lender; provided that (i) the total principal amounts of the Loan (including any component notes), and the New Mezzanine Loan shall equal the total principal amount of the Loan immediately prior to the restructuring, (ii) except in the case of the occurrence of an Event of Default or a default beyond all notice and cure periods under the New Mezzanine Loan, the weighted average interest rate of the Loan and the New Mezzanine Loan, if any, shall, in the aggregate, equal the Interest Rate, (iii) except in the case of the occurrence of an Event of Default and/or a default beyond all notice and cure periods under the

New Mezzanine Loan, the aggregate debt service payments on the Loan and the New Mezzanine Loan shall equal the aggregate debt service payments which would have been payable under.

(b)Borrower shall cooperate with all reasonable requests of Lender in order to restructure the Note, the Loan and/or to create a New Mezzanine Loan, if applicable, and shall, upon ten (10) Business Days’ written notice from Lender, which notice shall include the forms of documents for which Lender is requesting execution and delivery, (i) execute and deliver such documents, including, without limitation, in the case of any New Mezzanine Loan, a mezzanine note, a mezzanine loan agreement, a pledge and security agreement and a mezzanine deposit account agreement, (ii) cause Borrower’s counsel to deliver such legal opinions, and (iii) create such a bankruptcy remote borrower under the New Mezzanine Loan as, in each of the cases of clauses (i), (ii) and (iii) above, shall be reasonably required by Lender and required by any Rating Agency in connection therewith, all in form and substance reasonably satisfactory to Lender, including, without limitation, the severance of this Agreement, the Security Instrument and the other Loan Documents if requested; provided, however, that following any such amendments required by Lender (A) the total principal amounts of the Loan (including any component notes), and the New Mezzanine Loan shall equal the total principal amount of the Loan immediately prior to the restructuring, (B) except in the case of the occurrence of an Event of Default or a default beyond all notice and cure periods under the New Mezzanine Loan, , the weighted average interest rate of the Loan and the New Mezzanine Loan, if any, shall, in the aggregate, equal the Interest Rate, and (C) except in the case of the occurrence of an Event of Default and/or a default beyond all notice and cure periods under the New Mezzanine Loan, the aggregate debt service payments on the Loan and the New Mezzanine Loan shall equal the aggregate debt service payments which would have been payable under the Loan had the restructuring not occurred.

(c)Lender shall be responsible for Borrower’s and Lender’s costs and expenses incurred in connection with the restructuring transactions contemplated by this Section 9.4.

(d)In the event Borrower fails to execute and deliver such documents described in this Section 9.4 to Lender within ten (10) Business Days’ following such written notice by Lender, and Lender sends a second notice to Borrower with respect to the delivery of such documents containing a legend clearly marked in not less than fourteen (14) point bold face type, underlined, in all capital letters “POWER OF ATTORNEY IN FAVOR OF LENDER DEEMED EFFECTIVE FOR EXECUTION AND DELIVERY OF DOCUMENTS IF NO RESPONSE WITHIN 10 BUSINESS DAYS”, Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect such transactions, Borrower ratifying all that such attorney shall do by virtue thereof, if Borrower fails to execute and deliver such documents within ten (10) Business Days of delivery of such second notice. It shall be an Event of Default if Borrower fails to comply with any of the terms, covenants or conditions of this Section 9.4 after the expiration of ten (10) Business Days after delivery of the second notice thereof.

Section 9.5Lender as Agent. So long as no Event of Default has occurred and is continuing, Lender agrees that (i) to the extent any portion of the Loan is participated, syndicated or otherwise transferred, Initial Lender shall serve as the “administrative agent” with respect to the Loan and will oversee the general administration of the Loan, subject to any usual and customary approval rights that may be granted to other lenders hereunder from time to time and (ii) with respect to any requests for approval hereunder, Borrower shall only be required to make such requests to Initial Lender.

ARTICLE X

MISCELLANEOUS

Section 10.1Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Obligations are outstanding and unpaid, unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 10.2Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, during the existence of an Event of Default under this Agreement or any of the other Loan Documents, any consent, approval or decision of Lender that is herein or therein provided to be in the “reasonable” discretion of Lender, or words of similar import, shall instead be deemed to be subject to the sole and absolute discretion of Lender.

Section 10.3Governing Law.

(a)THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES IRREVOCABLY AND UNCONDITIONALLY AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, EACH AND ALL OF THIS AGREEMENT, THE NOTE, THE OTHER LOAN DOCUMENTS, AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE ATTACHMENT, CREATION, PERFECTION, AND

ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED UNDER THE SECURITY INSTRUMENT AND THE ASSIGNMENT OF LEASES IN FAVOR OF LENDER IN RESPECT OF RENTS, REAL PROPERTY AND/OR PERSONAL PROPERTY SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH SUCH REAL PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF THIS AGREEMENT, THE NOTE AND THE LOAN AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND/OR THE LOAN, AND THIS AGREEMENT, THE NOTE AND THE LOAN SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW. IT IS HEREBY ACKNOWLEDGED AND AGREED THAT THE ESTABLISHMENT AND MAINTENANCE OF THE CONDOMINIUM SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE CONDOMINIUM ACT.

(b)ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST BORROWER OR LENDER ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTE, ANY OTHER LOAN DOCUMENT OR THE ATTACHMENT, CREATION, PERFECTION, OR ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED UNDER THE SECURITY INSTRUMENT AND THE ASSIGNMENT OF LEASES SHALL BE INSTITUTED IN ANY FEDERAL OR STATE COURT LOCATED IN NEW YORK, INCLUDING WITHOUT LIMITATION, ANY STATE OR FEDERAL COURT LOCATED IN THE COUNTY OF NEW YORK, OR, AT LENDER’S OPTION, HAWAII, INCLUDING WITHOUT LIMITATION, ANY STATE OR FEDERAL COURT LOCATED IN THE COUNTY IN WHICH THE REAL PROPERTY ENCUMBERED BY THE SECURITY INSTRUMENT IS LOCATED, AND BORROWER AND LENDER WAIVE ANY OBJECTIONS WHICH THEY MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:

Corporation Service Company

1180 Avenue of the Americas, Suite 210

New York, NY 10036

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS

UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING INCLUDING WITHOUT LIMITATION THOSE IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR. NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST BORROWER IN ANY JURISDICTION.

Section 10.4Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective, unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 10.5Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a notice to the other parties hereto in the manner provided for in this Section 10.6):

If to Lender:BREDS II Mortgage Corp.

c/o Blackstone Real Estate Debt Strategies

345 Park Avenue

New York, New York 10154

Attention: Randall Rothschild

With copies to:c/o Blackstone Real Estate Debt Strategies

345 Park Avenue

New York, New York 10154

Attention: Thomas Ruffing

Gibson, Dunn & Crutcher LLP

2029 Century Park East

Los Angeles, CA 90067-3026

Attention: Jesse Sharf

If to Borrower:c/o The Howard Hughes Corporation

13355 Noel Road, 22nd Floor

Dallas, Texas 75240

Attention: President

With a copy to:c/o The Howard Hughes Corporation

13355 Noel Road, 22nd Floor

Dallas, Texas 75240

Attention: General Counsel

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery, upon the first attempted delivery on a Business Day. Any failure to deliver a notice by reason of a change of address not given in accordance with this Section 10.6, or any refusal to accept a notice, shall be deemed to have been given when delivery was attempted. Any notice required or permitted to be given by any party hereunder or under any other Loan Document may be given by its respective counsel. Additionally, any notice required or permitted to be given by Lender hereunder or under any other Loan Document may also be given by the Servicer.

Section 10.7Trial by Jury. BORROWER AND LENDER HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER AND LENDER.

Section 10.8Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.9Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the Debt. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11Waiver of Notice. Borrower hereby expressly waives, and shall not be entitled to, any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice.

Section 10.12Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment. Further, it is agreed Lender shall not be in default under this Agreement, or under any other Loan Document, unless a written notice specifically setting forth the claim of Borrower shall have been given to Lender within thirty (30) days after Borrower first had knowledge of the occurrence of the event which Borrower alleges gave rise to such claim and Lender does not remedy or cure the default, if any there be, promptly thereafter. Failure to give such notice shall constitute a waiver of such claim.

Section 10.13Expenses; Indemnity.

(a)Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of notice from Lender for all costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Property or any portion thereof); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Lender; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, either in response to third-party claims or in prosecuting or defending any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property or any portion thereof, or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property or any portion thereof (including any fees and expenses reasonably incurred by or payable to Servicer or a trustee in connection with the transfer of the Loan to a special servicer upon Servicer’s anticipation of a Default or Event of Default, liquidation fees, workout fees, special servicing fees, operating advisor fees or any other similar fees and interest payable on advances made by the Servicer with respect to delinquent debt service payments or expenses of curing Borrower’s defaults under the Loan Documents), or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings or any other amounts required under Section 9.3; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any cost and expenses due and payable to Lender may be paid from any amounts in the Clearing Account or the Cash Management Account, as applicable.

(b)Borrower shall indemnify, defend and hold harmless the Indemnified Parties from and against any and all Losses that may be imposed on, incurred by, or asserted against any Indemnified Party in any manner relating to or arising out of (i) any breach by Borrower of its Obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (the liabilities, losses, costs, expenses and other matters described in this subparagraph (b), collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to an Indemnified Party hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of such Indemnified Party. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnified Parties.

(c)Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse Lender for, any fees and expenses incurred by any Rating Agency in connection with any Rating Agency review of the Loan, the Loan Documents or any transaction contemplated thereby or any consent, approval, waiver or confirmation obtained from such Rating Agency pursuant to the terms and conditions of this Agreement or any other Loan Document and Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.

(d)Borrower shall indemnify, defend and hold harmless each Indemnified Party against any Losses to which each such Indemnified Party may become subject (i) in connection with any indemnification to the Rating Agencies in connection with issuing, monitoring or maintaining the Securities and (ii) insofar as such Losses so incurred arise out of or are based upon any untrue statement of any material fact in any information provided by or on behalf of the Borrower or Guarantor to the Rating Agencies, if any (the “Covered Rating Agency Information”) or arise out of or are based upon the omission to state a material fact in the Covered Rating Agency Information required to be stated therein or necessary in order to make the statements in the Covered Rating Agency Information, in light of the circumstances under which they were made, not misleading.

Section 10.14Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses, which are unrelated to such documents that Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents, and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 10.16No Joint Venture or Partnership; No Third Party Beneficiaries.

(a)Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b)This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the Obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 10.17Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public that refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender or any of its Affiliates, shall be subject to the prior approval of Lender. None of the Borrower or any of its Affiliates shall publicly disclose or file any Loan Document without the prior approval of Lender (except that this Loan Agreement, exclusive of the exhibits and schedules hereto, may be publicly filed to the extent required by applicable securities laws and regulations of the Securities Exchange Commission).

Section 10.18Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Property, or to a sale in inverse order of alienation in the event of foreclosure of the Security Instrument, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.

Section 10.19Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 10.20Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and those of any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party that drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments that govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments that may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 10.21Brokers and Financial Advisors. Other than the payment of any and all commissions or similar fees owed to Jones Lang LaSalle (the “Broker”) in connection with the transactions contemplated by this Agreement, Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by Broker or any other Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 10.22Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, including, without limitation, the letter agreement dated September 15, 2014 between Blackstone Real Estate Special Situations Advisors L.L.C. (an affiliate of Lender) and accepted by Grant Herlitz as President on behalf of Borrower and Guarantor (an affiliate of Borrower), are superseded by the terms of this Agreement and the other Loan Documents.

Section 10.23Cumulative Rights. All of the rights of Lender under this Agreement hereunder and under each of the other Loan Documents, and any other agreement now or hereafter executed in connection herewith or therewith, shall be cumulative and may be exercised singly, together, or in such combination as Lender may determine in its sole judgment.

Section 10.24Counterparts. This Agreement may be executed in several counterparts, each of which when executed and delivered is an original, but all of which together shall constitute one instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart that is executed by the party against whom enforcement of this Agreement is sought.

Section 10.25Time Is of the Essence. Time is of the essence of each provision of this Agreement and the other Loan Documents.

Section 10.26Consent of Holder. Wherever this Agreement refers to Lender’s consent or discretion or other rights, such references to Lender shall be deemed to refer to any holder of the Loan. The holder of the Loan may from time to time appoint a trustee or Servicer, and Borrower shall be entitled to rely upon written instructions executed by a purported officer of the holder of the Loan as to the extent of authority delegated to any such trustee or Servicer from time to time and determinations made by such trustee or Servicer to the extent identified as within the delegated authority of such trustee or Servicer, unless and until such instructions are superseded by further written instructions from the holder of the Loan.

Section 10.27Successor Laws. Any reference in this Agreement to any statute or regulation shall be deemed to include any successor statute or regulation.

Section 10.28Performance by Borrower and Lender; Reliance on Third Parties. Lender may perform any of its responsibilities hereunder through one or more agents, attorneys or independent contractors. In addition, Lender may conclusively rely upon the advice or determinations of any such agents, attorneys or independent contractors in performing any discretionary function under the terms of this Agreement. Wherever this Agreement refers to Borrower’s obligation to cause action by Pledgor or Guarantor regarding the observance, performance or satisfaction of any term, provision, covenant or condition contained herein, such obligation with respect to Borrower shall be interpreted to mean that Borrower shall not suffer or permit such party to fail to observe, perform or satisfy any such term, provision or covenant contained herein.

Section 10.29Joint and Several Liability; Right of Contribution. If more than one Person has executed this Agreement as “Borrower,” the representations, covenants, warranties and obligations of all such Persons hereunder shall be joint and several. Each entity that constitutes Borrower (for purposes of this Section 10.29 only, each a “Borrower” and collectively, “Borrowers”) acknowledges and agrees that it shall be jointly and severally liable for the Loan and all other Obligations arising under this Agreement and/or any of the other Loan Documents. In furtherance thereof, each Borrower acknowledges and agrees as follows:

(a)For the purpose of implementing the joint borrower provisions of the Loan Documents, each Borrower hereby irrevocably appoints each other Borrower as its agent and attorney-in-fact for all purposes of the Loan Documents, including the giving and receiving of notices and other communications.

(b)To induce Lender to make the Loan, and in consideration thereof, each Borrower hereby agrees to indemnify Lender against, and hold Lender harmless from, any and all liabilities, expenses, losses, damages and/or claims of damage or injury asserted against Lender by any Borrower or by any other Person arising from or incurred by reason of (i) reliance by Lender on any requests or instructions from any Borrower, or (ii) any other action taken by Lender in good faith with respect to this Agreement or the other Loan Documents.

(c)Each Borrower acknowledges that the liens and security interests created or granted herein and by the other Loan Documents will secure the Obligations of all Borrowers under the Loan Documents and, in full recognition of that fact, each Borrower consents and agrees that Lender may, at any time and from time to time, without notice or demand, and without affecting the enforceability or security hereof or of any other Loan Document:

(i)agree with any Borrower to supplement, modify, amend, extend, renew, accelerate, or otherwise change the time for payment or the terms of the Obligations or any part thereof, including any increase or decrease of the rate(s) of interest thereon;

(ii)agree with any Borrower to supplement, modify, amend or waive, or enter into or give any agreement, approval or consent with respect to, the Obligations or any part thereof or any of the Loan Documents or any additional security or guaranties, or any condition, covenant, default, remedy, right, representation or term thereof or thereunder;

(iii)accept new or additional instruments, documents or agreements in exchange for or relative to any of the Loan Documents or the Obligations or any part thereof;

(iv)accept partial payments on the Obligations;

(v)receive and hold additional security or guaranties for the Obligations or any part thereof;

(vi)release, reconvey, terminate, waive, abandon, subordinate, exchange, substitute, transfer and enforce any security for or guaranties of the Obligations, and apply any security and direct the order or manner of sale thereof as Lender, in its sole and absolute discretion, may determine;

(vii)release any Person or any guarantor from any personal liability with respect to the Obligations or any part thereof; or

(viii)settle, release on terms satisfactory to Lender or by operation of applicable laws or otherwise liquidate or enforce any Obligations and any security therefor or guaranty thereof in any manner, consent to the transfer of any such security and bid and purchase at any sale; and consent to the merger, change or any other restructuring or termination of the corporate existence of any Borrower or any other Person, and correspondingly restructure the obligations of such Borrower or other Person, and any such merger, change, restructuring or termination shall not affect the liability of any Borrower or the continuing existence of any lien or security interest hereunder, or under any other Loan Document to which any Borrower is a party, or the enforceability hereof or thereof with respect to all or any part of the Obligations.

(d)Upon the occurrence of and during the continuance of any Event of Default, Lender may enforce this Agreement and the other Loan Documents independently as to each Borrower and independently of any other remedy or security Lender at any time may have or hold in connection with the Obligations, and in collecting on the Loan it shall not be necessary for Lender to marshal assets in favor of any Borrower or any other Person or to proceed upon or against and/or exhaust any other security or remedy before proceeding to enforce this Agreement and the other Loan Documents. Each Borrower expressly waives any right to require Lender, in connection with Lender’s efforts to obtain repayment of the Loan and Other Obligations, to marshal assets in favor of any Borrower or any other Person or to proceed against any other Person or any collateral provided by any other Person, and agrees that Lender may proceed against any Persons and/or collateral in such order as it shall determine in its sole and absolute discretion in connection with Lender’s efforts to obtain repayment of the Loan and other Obligations. Lender may file a separate action or actions against each Borrower to enforce the Obligations, whether action is brought or prosecuted with respect to any other security or against any other Person, or whether any other Person is joined in any such action or actions. Each Borrower agrees that Lender, each Borrower and/or any other Person may deal with each other in connection with the Obligations or otherwise, or alter any contracts or agreements now or hereafter existing among any of them, in any manner whatsoever, all without in any way altering or affecting the security of this

Agreement or the other Loan Documents. The rights of Lender hereunder and under the other Loan Documents shall be reinstated and revived, and the enforceability of this Agreement and the other Loan Documents shall continue, with respect to any amount at any time paid on account of the Obligations, which thereafter shall be required to be restored or returned by Lender as a result of the bankruptcy, insolvency or reorganization of any Borrower or any other Person, or otherwise, all as though such amount had not been paid. The enforceability of this Agreement and the other Loan Documents at all times shall remain effective even though any or all Obligations, or any other security or guaranty therefor, may be or hereafter may become invalid or otherwise unenforceable as against any Borrower or any other Person and whether or not any Borrower or any other Person shall have any personal liability with respect thereto. Each Borrower expressly waives any and all defenses to the enforcement of its Obligations under the Loan Documents now or hereafter arising or asserted by reason of (i) any disability or other defense of any Borrower or any other Person with respect to the Obligations, (ii) the unenforceability or invalidity of any security or guaranty for the Obligations or the lack of perfection or continuing perfection or failure of priority of any security for the Obligations, (iii) the cessation for any cause whatsoever of the liability of any Borrower or any other Person (other than by reason of the full and final payment and performance of all Obligations), (iv) any failure of Lender to marshal assets in favor of any of the Borrowers or any other Person, (v) any failure of Lender to give notice of sale or other disposition of any Collateral or Pledged Collateral for the Obligations to Borrower or Pledgor or to any other Person or any defect in any notice that may be given in connection with any such sale or disposition, (vi) any failure of Lender to comply in any non-material respect with applicable laws in connection with the sale or other disposition of any collateral or other security for any Obligation, (vii) any act or omission of Lender or others that directly or indirectly results in or aids the discharge or release of any Borrower or of any other Person or of any of the Obligations or any other security or guaranty therefor by operation of law or otherwise, (viii) any law that provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety’s or guarantor’s obligation in proportion to the principal obligation, (ix) any failure of Lender to file or enforce a claim in any bankruptcy or similar proceeding with respect to any Person, (x) the election by Lender, in any bankruptcy or similar proceeding of any Person, of the application or non-application of Section 1111(b)(2) of the Bankruptcy Code, (xi) any extension of credit or the grant of any lien under Section 364 of the Bankruptcy Code except to the extent otherwise provided in this Agreement, (xii) any use of cash collateral under Section 363 of the Bankruptcy Code, (xiii) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy or similar proceeding of any Person, (xiv) the avoidance of any lien or security interest in favor of Lender securing the Obligations for any reason, or (xv) any bankruptcy or similar proceeding commenced by or against any Person, including any discharge of, or bar or stay against collecting, all or any of the Obligations (or any interest thereon) in or as a result of any such proceeding.

(e)Borrowers represent and warrant to Lender that they have established adequate means of obtaining from each other, on a continuing basis, financial and other information pertaining to their respective businesses, operations and condition (financial and otherwise) and their respective properties, and each now is and hereafter will be completely familiar with the businesses, operations and condition (financial and otherwise) of the other and their respective properties. Each Borrower hereby expressly waives and relinquishes any duty on the part of Lender to disclose to such Borrower any matter, fact or thing related to the businesses, operations or condition (financial or otherwise) of the other Borrowers or the other Borrowers’ properties, whether now known or hereafter known by Lender during the life of this Agreement. With respect to any of the Obligations, Lender need not inquire into the powers of any Borrower or the officers, employees or other Persons acting or purporting to act on such Borrower’s behalf.

(f)EACH BORROWER WARRANTS AND AGREES THAT EACH OF THE WAIVERS AND CONSENTS SET FORTH HEREIN IS MADE WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE AND CONSEQUENCES, WITH THE UNDERSTANDING THAT EVENTS GIVING RISE TO ANY DEFENSE WAIVED MAY DIMINISH, DESTROY OR OTHERWISE ADVERSELY AFFECT RIGHTS THAT EACH OTHERWISE MAY HAVE AGAINST THE OTHER, AGAINST LENDER OR OTHERS, OR AGAINST ANY COLLATERAL. IF ANY OF THE WAIVERS OR CONSENTS HEREIN IS DETERMINED TO BE CONTRARY TO ANY APPLICABLE LAW OR PUBLIC POLICY, SUCH WAIVERS AND CONSENTS SHALL BE EFFECTIVE TO THE MAXIMUM EXTENT PERMITTED BY LAW.

(g)Right of Contribution. Subject to the provisions of Section 10.29(f) above, in order to provide for just and equitable contribution among the Borrowers, in connection with the execution of the Loan Documents, the Guarantor has agreed that if any Borrower satisfies some or all of the Obligations (a “Funding Borrower”), the Funding Borrower shall be entitled to contribution from the other Borrower(s) that have positive Maximum Net Worth (as defined below) for all payments made by the Funding Borrower in satisfying the Obligations, so that each Borrower that remains obligated under the Loan Document at the time that a Funding Borrower makes such payment (a “Remaining Borrower”) and has a positive Maximum Net Worth shall bear a portion of such payment equal to the percentage that such Remaining Borrower’s Maximum Net Worth bears to the aggregate Maximum Net Worth of all Remaining Borrowers that have positive Maximum Net Worth.

As used herein, “Net Worth” means, with respect to any Borrower, the amount, as of the respective date of calculation, by which the sum of a Person’s assets (including subrogation, indemnity, contribution, reimbursement and similar rights that such Borrower may have), determined on the basis of a “fair valuation” or their “fair saleable value” (whichever is the applicable test under Section 548 and other relevant provisions of the Bankruptcy Code and the relevant state fraudulent conveyance or transfer laws), is greater than the amount that will be required to pay all of such Person’s debts, in each case matured or unmatured, contingent or otherwise, as of the date of calculation, but excluding liabilities arising under the Loan Documents and excluding, to the maximum extent permitted by Applicable Law with the objective of avoiding rendering such Person insolvent, liabilities subordinated to the Obligations arising out of loans or advances made to such Person by any other Person. “Maximum Net Worth” means, with respect to any Borrower, the greatest of the Net Worths of such Borrower calculated as of the following dates: (A) the date on which such Person becomes a Borrower, and (B) the date on which such Borrower expressly reaffirms its obligations under the Loan Documents. The meaning of the terms “fair valuation” and “fair saleable value” and the calculation of assets and liabilities shall be determined and made in accordance with the relevant provisions of the Bankruptcy Code and applicable state fraudulent conveyance or transfer laws.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

1108 AUAHI, LLC,
a Delaware limited liability company

BY:	/s/ Grant Herlitz
Name: Grant Herlitz
Title: President

1118 ALA MOANA, LLC,
a Delaware limited liability company

BY:	/s/ Grant Herlitz
Name: Grant Herlitz
Title: President

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[Signature Page – Loan Agreement]

LENDER:

BREDS II MORTGAGE CORP.,
a Delaware corporation

By:	/s/ Randall Rothschild
Name: Randall Rothschild
Title: Authorized signatory

[Signature Page – Loan Agreement]